As filed with the Securities and Exchange Commission on February 17, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EIR Biopharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	88-0595900
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

92 Natoma Street, Suite 200
San Francisco, California 94105
(415) 495-7111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony J. Cataldo	Martin Schroeder
Chairman and Chief Executive Officer	President & Chief Financial Officer
92 Natoma Street, Suite 200	92 Natoma Street, Suite 200
San Francisco, California 94105	San Francisco, CA 94105
(415) 495-7111	(415) 495-7111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters, Esq. Wilson Sonsini Goodrich & Rosati PC 12235 El Camino Real San Diego, CA 92130 (858) 350-2300	Ralph De Martino, Esq. Cavas Pavri, Esq. ArentFox Schiff LLP 1717 K Street NW Washington, D.C. 20006 (202) 857-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated ______________, 2026

3,750,000 Shares Common Stock

This is an initial public offering of shares of common stock of EIR Biopharma, Inc.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price will be between $4.00 and $5.00 per share. All of the proforma financial information and shares outstanding are based on an assumed public offering price of $4.50 per share, which is the midpoint of the estimated offering price range.

We intend to apply to list our common stock on the New York Stock Exchange, or NYSE, American under the symbol “____”.

We are offering ______________ shares of common stock. The selling stockholders identified in this prospectus are offering an additional ________________ shares of common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

This Offering is contingent upon final listing approval by the NYSE American.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements in this prospectus and may elect to do so in future filings.

See “Risk Factors” beginning on page 14 to read about factors you should consider before deciding to invest in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Assumed initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to EIR Biopharma, Inc.	$	$
Proceeds, before expenses to the selling stockholders

(1)	Does not include a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering, payable to the underwriters, or the reimbursement of certain expenses of the underwriters. In addition, we have agreed to issue upon the closing of this offering, warrants to the representative of the underwriters exercisable for a period of five years from the commencement date of sales in this offering entitling the representative to purchase up to 10% of the number of shares sold in this offering at a per share exercise price equal to 110% of the public offering price. The registration statement of which this prospectus is a part also covers such warrants and the shares issuable upon the exercise thereof. For a description of the other terms of compensation to be received by the underwriters, see “Underwriting.”.

To the extent that the underwriters sell more shares of Common Stock, we have granted the underwriters an option to purchase up to an additional 562,500 shares of our common stock from us at the initial public offering price, less the underwriting discounts and commissions.

This prospectus also relates to the public offering of an aggregate of 3,750,000 shares of common stock which may be sold from time to time by the selling stockholders named in this prospectus, which is separate and apart from our underwritten public offering. We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock. The selling stockholders have not engaged any underwriter in connection with the sale of their common stock. The selling stockholders may sell common stock at the initial public offering price of the underwritten offering until such time as our common stock is listed on the New York American Stock Exchange, at which time they may sell such shares in the public market based on the market price at the time of sale or at negotiated prices or in transactions that are not in the public market in the manner set forth under “Plan of Distribution”.

The underwriters expect to deliver the shares against payment in New York, New York on or about ________, 2026.

Kingswood Capital Partners, LLC

Prospectus dated ___________, 2026

Through and including ____________, 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we, the selling stockholders, nor any of the underwriters have authorized anyone to provide you with information that is different than the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, the selling stockholders, nor the underwriters take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or in any applicable free writing prospectus is accurate only as of the date of this prospectus or such free writing prospectus, as applicable, regardless of the time of delivery of this prospectus or any such free writing prospectus or of any sale of the securities offered hereby. Our business, operating results, financial condition and prospects may have changed since that date.

This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. Neither we, the selling stockholders, nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who have come into possession of this prospectus in a jurisdiction outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus, before making an investment decision. In this prospectus, unless the context requires otherwise, all references to “we,” “our,” “us,” “EIR,” and the “Company” refer to EIR Biopharma, Inc.

Overview

We are an early-stage biopharmaceutical company focused on developing therapeutics for the treatment of eye disease. Combined, our founders have more than 50 years of senior level management experience in the biotechnology, pharmaceutical, and biopharma industries, including leadership roles at Intercept Pharmaceuticals, Iovance Biotherapeutics, and GT Biopharma.

Our strategy is to negotiate worldwide exclusive licenses for the right to develop therapies for the treatment of eye disease; we target preclinical assets that promise to meet clear clinical needs and that can be advanced to a clinical stage with the investment of several million dollars over 14 to 18 months. Our principal preclinical assets have been licensed from prominent research institutions, including the Weill Cornell Medical College of Cornell University and the University of Miami.

Our Lead Product Candidates

EIR-0205 is a small molecule drug we licensed from Cornell University that we intend to develop for treatment of the atrophic “dry” form of age-related macular degeneration (dry AMD). EIR-0205 is a functionalized cyclodextrin designed to extract lipofuscin, a waste product that accumulates in the retinal epithelium causing degeneration of the retina leading to dry AMD. We are currently soliciting proposals from CROs for the activities necessary to enable submission of an Investigational New Drug (IND) application with the FDA, and currently plan to initiate human clinical studies in late 2027.

EIR-1003 is a peptidomimetic drug candidate licensed from the University of Miami, designed to mimic ephrin ligands. The signaling between Ephrin receptor and ephrin ligands regulates directional growth of retinal ganglion cell axons and dendrites to the vision center of the brain. Studies conducted at the University of Miami demonstrate that treatment with EIR-1003 increases nerve regeneration in animal models of optic nerve injury. We are advancing EIR-1003 into animal toxicology studies in order to file an IND with the FDA; we currently plan to initiate human clinical studies in early 2027.

We operate as a semi-virtual company, a common model for drug development companies that we believe reduces overhead costs. We rely on commercial contract research and development organizations for the conduct of toxicology evaluation in appropriate animal models of eye disease prior to administration of the drug candidates to humans in clinical trials. We also rely on commercial contract manufacturing organizations for the manufacture of our product candidates in compliance with Good Manufacturing Practices (GMP) and FDA guidelines.

Our Pipeline

We are advancing EIR-0205 and EIR-1003 into IND-enabling toxicological studies in animals in accordance with Good Laboratory Practice (GLP) guidelines, and into manufacturing and drug product formulation in accordance with GMP guidelines in anticipation of commencing Phase I clinical trials. We anticipate the Phase I studies will be conducted at the University of Miami’s Bascom Eye Institute.

EIR Biopharma Product Candidate Pipeline

Our Strategy

We negotiate worldwide exclusive licenses with major institutions for rights to clinically develop therapies for the treatment of eye diseases. As part of the partnerships with these institutions, we will fund research directed by the principal inventors of the licensed technologies, and will obtain an exclusive worldwide option to any patented technologies and novel drug candidates which emanate from the sponsored research programs. We believe that this strategy will afford us a robust pipeline of therapeutic assets that have shown promise in relevant animal models of eye disease.

Typically, we identify drug candidates from research teams that have already demonstrated proof-of-therapeutic-hypothesis in preclinical in vitro cell assays and in vivo animal studies. Following successful licensing of such therapeutic assets, we advance these drug candidates in IND-enabling toxicology studies, GMP manufacturing, and first-in-human Phase I/II clinical trials. Following successful demonstration of proof-of-therapeutic-hypothesis in humans, we plan to advance drug candidates in Phase II and Phase III clinical trials with the goal of obtaining regulatory authority market approval.

We rely on commercial contract research and development organizations (CROs) for the conduct of toxicology evaluation in appropriate animal models of eye disease prior to administration of the drug candidates to humans in clinical trials. We also rely on commercial contract manufacturing organizations (CMOs) for the manufacture of our drug candidates in compliance with GMP and FDA guidelines.

We have retained Premier Research, a CRO, to provide us with regulatory support and management for the Phase 1 studies. We are negotiating manufacturing supply agreements with GMP manufacturers for the manufacture of our preclinical and clinical drug product supply.

Our Team and Collaborators

Combined, the Company’s founders have over 50 years of senior level management experience in the biotechnology, pharmaceutical and biopharma industries, and have helped to create publicly traded companies with peak market capitalizations exceeding $15 billion, including in leadership roles at Intercept Pharmaceuticals (NYSE American: ICPT), Iovance Biotherapeutics (NYSE American: IOVA) and GT Biopharma (NYSE American: GTBP).

We have partnered with the University of Miami’s Bascom Eye Institute and the Weill Cornell Medical College of Cornell University. The University of Miami has granted us a worldwide exclusive license to certain ephrin mimetic peptide ligands for the treatment of human diseases, including glaucoma. We also entered into a worldwide exclusive license agreement with Cornell University, granting us rights to certain functionalized beta-cyclodextrins for the treatment of human diseases, including the dry form of age-related macular degeneration. Both the University of Miami and Cornell University are equity shareholders in our company.

Risk Factors Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. The following is a summary of the principal risks we face:

•	We have a history of operating losses and have incurred significant losses since our inception. We expect to continue to incur significant losses and we may never be profitable;

•	Our limited operating history, and the biotechnology industry in which we operate, make it difficult to evaluate our business plan and our prospects;

•	Our business depends entirely on the success of our product candidates and we cannot guarantee that we will successfully develop, receive regulatory approval for, or commercialize our product candidates. If we are unable to develop, receive regulatory approval for, and ultimately successfully commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed;

•	Our preclinical studies and future clinical trials may fail to demonstrate adequately the safety and efficacy of our product candidates, which would prevent or delay regulatory approval and commercialization;

•	Clinical development involves a lengthy and expensive process with an uncertain outcome, and results of early, smaller-scale studies and clinical trials with a single or few clinical trial sites may not be predictive of eventual safety or effectiveness in large-scale pivotal clinical trials across multiple clinical trial sites. We may encounter substantial delays in clinical trials, or may not be able to conduct or complete clinical trials on the expected timelines, if at all;

•	We face significant competition from other biotechnology and pharmaceutical companies;

•	We may use our limited financial and human resources to pursue a particular type of treatment, or treatment for a particular type of disease, and fail to capitalize on programs or treatments of other types of diseases that may be more profitable or for which there is a greater likelihood of success;

•	It may take longer and cost more to complete our future clinical trials than we project, or we may not be able to complete them at all;

•	The FDA regulatory approval process is lengthy, time-consuming and unpredictable, and we may experience significant delays in the clinical development and regulatory approval of our product candidates; and

•	If we are unable to obtain and maintain sufficient intellectual property protection for our product candidates, or if the scope of the intellectual property protection is not sufficiently broad, we may not be able to compete effectively or operate profitably.

Our Risk Factors are not guarantees that no such conditions exist as of the date of this prospectus and should not be interpreted as an affirmative statement that such risks or conditions have not materialized, in whole or in part.

Channels for Disclosure of Information

Investors, the media and others should note that, following the effectiveness of the registration statement of which this prospectus forms a part, we intend to announce material information to the public through filings with the Securities and Exchange Commission, or SEC, the investor relations page on our website, press releases, public conference calls and webcasts.

The information disclosed by the foregoing channels could be deemed to be material information. However, information disclosed through these channels does not constitute part of this prospectus and is not incorporated by reference herein.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Corporate Information

We were incorporated in Delaware in February 2022. Our principal executive offices are located at 92 Natoma Street, Suite 200, San Francisco, California 94105. Our telephone number is (415) 495-7111. Our website is www.eirbiopharma.com. Information contained on, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

We use EIR, the EIR logo and other marks as trademarks in the United States and other countries. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As such, we may take advantage of reduced disclosure and other requirements otherwise generally applicable to public companies, including:

•	presentation of only two years of audited financial statements and related financial disclosure;

•	exemption from the requirement to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;

•	exemption from compliance with the requirement of the Public Company Accounting Oversight Board, or PCAOB, regarding the communication of critical audit matters in the auditor’s report on the financial statements;

•	reduced disclosure about our executive compensation arrangements; and

•	exemption from the requirement to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have at least $1.235 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

As a result of this status, we have taken advantage of reduced reporting requirements in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. In this prospectus, we have provided audited financial statements and related management’s discussion and analysis of financial condition and results and operations, for the two years ended December 31, 2024 and 2023, respectively and for the nine months ended September 30, 2025 and 2024, respectively. In addition, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies unless it otherwise irrevocably elects not to avail itself of this exemption. We have elected to use this extended transition period for complying with new or revised accounting standards until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will remain a smaller reporting company until the last day of the fiscal year in which the aggregate market value of our common stock that is held by non-affiliates is at least $250 million or the last day of the fiscal year in which we have at least $100 million in revenue and the aggregate market value of our common stock that is held by non-affiliates is at least $700 million (in each case, with respect to the aggregate market value of our common stock held by non-affiliates, as measured as of the last business day of the second quarter of such fiscal year). If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

THE OFFERING

Common stock offered by us	3,750,000 shares.

Common stock offered by the selling stockholders	_____________ shares.

Underwriters’ option to purchase additional shares from us	562,500 shares.

Common stock to be outstanding immediately after this offering	___________shares (or________ shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds

We estimate that the net proceeds from the sale of shares of our common stock in this offering will be approximately $14.9 million (or approximately $17.1 million if the underwriters exercise their option to purchase additional shares in full), based upon the assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock, facilitate future access to the public equity markets by us, our employees and our stockholders, increase our visibility in the marketplace, and facilitate an orderly distribution of shares for the selling stockholders after termination of the Underwriter lock-up period. We intend to use the net proceeds from this offering to fund the preclinical and clinical development of EIR-1003, research activities, working capital and general corporate purposes.

Additionally, we may also use a portion of the net proceeds to acquire or invest in businesses, products, services or technologies. However, we do not have agreements or commitments for any material acquisitions or investments at this time.

We will not receive any proceeds from the sale of our common stock in this offering by the selling stockholders.

See the section titled “Use of Proceeds.”

Risk factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed trading symbol	“_____“

The number of shares of common stock that will be outstanding immediately after this offering is based on the 27,924,479 shares of our common stock outstanding as of December 31, 2025 (including an aggregate of 1,500,000 shares of common stock issuable upon conversion of our outstanding convertible preferred stock), and excludes:

•	3,000,000 shares of common stock issuable upon the exercise of outstanding warrants as of December 31, 2025, with a weighted-average exercise price of $0.60 per share.

•	406,944 shares of common stock issuable upon the exercise of our outstanding convertible promissory notes as of December 31, 2025, assuming the convertible promissory notes are automatically converted at the assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

•	2,750,000 shares of common stock issuable upon the exercise of outstanding stock options to purchase shares of our common stock granted under our 2023 Equity Incentive Plan subsequent to December 31, 2025, at a weighted-average exercise price of $0.85 per share.

•	2,250,000 shares of common stock reserved for future issuance under our 2023 Equity Incentive Plan.

Except as otherwise indicated, all information in this prospectus assumes or gives effect to the following:

•	the automatic conversion of our outstanding shares of preferred stock into an aggregate of 1,500,000 shares of common stock upon the closing of this offering;

•	no exercise of outstanding options or warrants described above;

•	the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, which will occur upon the closing of this offering; and

•	no exercise of the underwriters’ option to purchase additional shares.

SUMMARY FINANCIAL DATA

The following tables set forth a summary of our financial data as of, and for the periods ended on, the dates indicated. The statements of operations and cash flows data for the years ended December 31, 2023 and 2024, are derived from our audited financial statements and related notes included elsewhere in this prospectus. The statements of operations and cash flows data for the nine months ended September 30, 2024 and 2025, and the balance sheet data as of September 30, 2025, are derived from our unaudited financial statements included elsewhere in this prospectus. We have prepared the unaudited financial statements on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements. You should read this data together with our financial statements and related notes appearing elsewhere in this prospectus and the information in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results, and the results of operations for the nine months ended September 30, 2025 are not necessarily indicative of results for the full year. The summary financial data in this section are not intended to replace, and are qualified in their entirety by, the financial statements and related notes included elsewhere in this prospectus.

Statements of Operations Data:

	For the Nine Months Ended
	September 30,
	2025	2024
Statement of Operations Data:
Net sales	$0	$0
Cost of goods sold	-	-
Gross Profit	0	0

Operating expenses	244,043	850,738

Interest expense	191,462	199,858
Net loss	$(435,505)	$(1,050,596)
Net loss per share, basic and diluted	$(0.02)	$(0.04)
Weighted—average shares used in computing net loss per share, basic and diluted	26,424,479	26,424,479

(1)	See Note 3 to our unaudited financial statements included elsewhere in this prospectus for an explanation of the method used to calculate basic and diluted net income (loss) per share and pro forma net income (loss) per share.

Balance Sheet Data:

	As of September 30, 2025
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
Cash	$179,932	$	$
Working capital(3)	$(1,934,173)
Total assets	238,633
Total liabilities	2,172,806
Preferred stock	—
Total stockholders’ deficit	(1,934,173)

(1)	The pro forma balance sheet data gives effect to (a) the conversion of our outstanding shares of preferred stock into an aggregate of 1,500,000 shares of common stock upon the closing of this offering.

(2)	Reflects, on a pro forma as adjusted basis, the pro forma adjustments described in footnote (1) above and the issuance and sale by us of 3,750,000 shares of common stock in this offering at the assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase or decrease in the assumed initial public offering price of $4.50 per share would increase or decrease, as applicable, each of our cash, working capital, total assets and total stockholders’ equity by approximately $3.75 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares offered by us would increase or decrease, as applicable, each of our cash, working capital, total assets and total stockholders’ equity by approximately $3.42 million, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

(3)	Working capital is defined as current assets less current liabilities.

Statement of Cash Flows Data:

	September 30,	September 30,
	2025	2024

Net cash provided by (used in):
Operating activities	$(213,929)	$(623,523)
Investing activities	-	-
Financing activities	300,000	608,000
Net increase (decrease) in cash	$86,071	$(15,523)

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto included elsewhere in this prospectus. Our business, operating results, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, operating results, financial condition and prospects could be adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment. Our Risk Factors are not guarantees that no such conditions exist as of the date of this prospectus and should not be interpreted as an affirmative statement that such risks or conditions have not materialized, in whole or in part.

Risks Related to Our Business and Industry and the Development of Our Product Candidates

We have a limited operating history, have not initiated or completed any clinical trials, and have no products approved for commercial sale, which may make it difficult for you to evaluate our current business and predict our future success and viability.

We are a preclinical stage pharmaceutical company with a limited operating history upon which you can evaluate our business and prospects. We have no products approved for commercial sale and have not generated any revenue from product sales. To date, we have devoted substantially all of our resources and efforts to organizing our company, business planning, discovering, identifying and developing potential product candidates, securing related intellectual property rights and conducting preclinical and future clinical studies of our product candidates, including EIR-0205, and EIR-1003. We have not yet demonstrated our ability to successfully complete any clinical trials, obtain marketing approvals, manufacture a commercial-scale product or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. As a result, it may be more difficult for you to accurately predict our future success or viability.

In addition, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by preclinical stage pharmaceutical companies in rapidly evolving fields. We also may need to transition from a company with a research focus to a company capable of supporting commercial activities. If we do not adequately address these risks and difficulties or successfully make such a transition, our business will suffer.

We are substantially dependent on the success of our product candidates EIR-0205 and EIR-1003, which are currently in preclinical development. If we are unable to complete development of, obtain approval for and commercialize EIR-0205 EIR-1003 in a timely manner, our business will be harmed.

Our future success is dependent on our ability to timely complete preclinical development and future clinical trials, obtain marketing approval for and successfully commercialize EIR-0205 and EIR-1003, our lead product candidates. We are investing significant efforts and financial resources in the research and development of these product candidates, which are currently in preclinical development for the proposed indications of dry AMD, glaucoma and diabetic retinopathy. Each of our lead product candidates will require extensive clinical development, evaluation of preclinical, clinical and manufacturing activities, marketing approval from government regulators, substantial investment and significant marketing efforts before we can generate any revenues from product sales. We are not permitted to market or promote EIR-0205 or EIR-1003 or any other product candidate, before we receive marketing approval from the U.S. Food and Drug Administration (FDA), or comparable foreign regulatory authorities, and we may never receive such marketing approvals.

Our ability to generate revenue and achieve profitability depends significantly on several factors, including but not limited to the following:

•	successful and timely completion of preclinical and clinical development of our product candidates and any future product candidates, as well as the associated costs, including any unforeseen costs we may incur as a result of delays due to public health emergencies, such as the COVID-19 pandemic, or other causes;

•	the initiation and successful patient enrollment and completion of future clinical trials on a timely basis;

•	establishing and maintaining relationships with CROs, CMOs, and clinical sites for the clinical development of our product candidates and any future product candidates;

•	the frequency and severity of adverse events in future clinical trials;

•	the potency, safety and tolerability profiles that are satisfactory to the FDA, EMA or any comparable foreign regulatory authority for marketing approval;

•	timely receipt of marketing approvals from applicable regulatory authorities for any product candidates for which we successfully complete clinical development;

•	making any required post-marketing approval commitments to applicable regulatory authorities;

•	developing an efficient and scalable manufacturing process for our product candidates, including obtaining finished products that are appropriately packaged for sale;

•	establishing and maintaining commercially viable supply and manufacturing relationships with third party CMOs that can provide adequate, in both amount and quality, products and services to support preclinical and clinical development and meet the market demand for product candidates that we develop, if approved;

•	successful commercial launch following any marketing approval, including the development of a commercial infrastructure, whether inhouse or with one or more collaborators;

•	a continued acceptable safety profile following any marketing approval of our product candidates;

•	commercial acceptance of our product candidates by patients, the medical community and third-party payors;

•	identifying, assessing and developing new product candidates;

•	obtaining, maintaining and expanding patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;

•	protecting our rights in our intellectual property portfolio;

•	defending against third-party interference or infringement claims, if any;

•	negotiating favorable terms in any collaboration, licensing or other arrangements that may be necessary or desirable to develop, manufacture or commercialize our product candidates;

•	addressing any competing therapies and technological and market developments; and

•	attracting, hiring and retaining qualified personnel.

We do not have complete control over many of these factors, including certain aspects of preclinical and clinical development and the regulatory submission process, potential threats to our intellectual property rights and the manufacturing, marketing, distribution and sales efforts of any future collaborator. We may never be successful in achieving our objectives and, even if we do, may never generate revenue that is significant or large enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable may decrease the value of our company and could impair our ability to maintain or further our research and development efforts, raise additional necessary capital, grow our business and continue our operations.

We may also experience delays in developing a sustainable, reproducible and scalable manufacturing process or transferring that process to commercial partners, which may prevent us from completing any clinical trials or commercializing our product candidates on a timely or profitable basis, if at all. Changes in the manufacturing process or facilities will require further comparability analysis and approval by the FDA before implementation, which could delay our future clinical trials and product candidate development, and could require additional clinical trials, including bridging studies, to demonstrate consistent and continued safety and potency.

We have not previously submitted a new drug application (NDA) or biological license application (BLA) to the FDA or similar approval filings to a comparable foreign regulatory authority, for any product candidate. An NDA, BLA or other relevant regulatory filing must include extensive nonclinical and clinical data and supporting information to establish that the product candidate is safe and effective for each desired indication. The NDA, BLA or other relevant regulatory filing must also include significant information regarding the chemistry, manufacturing and controls for the product. We cannot be certain that our current or future product candidates will be successful in clinical trials or receive regulatory approval. Further, even if they are successful in clinical trials, our product candidates or any future product candidates may not receive regulatory approval. If we do not receive regulatory approvals for current or future product candidates, we may not be able to continue our operations. Even if we successfully obtain regulatory approval to market a product candidate, our revenue will depend, in part, upon the size of the markets in the territories for which we gain regulatory approval and have commercial rights, as well as the availability of competitive products, whether there is sufficient third-party reimbursement and adoption by physicians.

Our recurring losses from operations and financial condition raise substantial doubt about our ability to continue as a going concern.

In our unaudited interim condensed financial statements as of and for the nine months ended September 30, 2025, we concluded that we do not have capital resources to fund our operating plan for approximately twelve months from the date of issuance of the unaudited interim condensed financial statements, and we will need to raise additional equity or debt capital to further fund our operating cash needs for the period that is twelve months from the date of issuance of the unaudited interim condensed financial statements. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our capital resources sooner than expected. As of the date of issuance of the unaudited interim condensed financial statements, additional capital has not yet been secured. These conditions raise substantial doubt about our ability to continue as a going concern. We may be required to delay our development efforts, limit our activities, and reduce research and development costs. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that investors will lose all or part of their investment.

Moreover, substantial doubt about our ability to continue as a going concern may materially and adversely affect the price per share of our common stock. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors and other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms, if at all. The perception that we may not be able to continue as a going concern may also cause others to choose not to invest or otherwise collaborate with us due to concerns about our ability to meet our contractual obligations. If existing or potential collaborators decline to do business with us or potential investors decline to participate in any future financings due to such concerns, our ability to increase our cash position may be limited.

There is currently no FDA-approved treatment for dry-AMD, glaucoma or diabetic retinopathy, and our development of EIR-0205 or EIR-1003 may never lead to a marketable product.

There is currently no FDA-approved treatment for dry-AMD, glaucoma or diabetic retinopathy. We have not received regulatory approval for any of our product candidates and cannot be certain that our approach will lead to the development of an approvable or marketable product, alone or in combination with other therapies. We may not succeed in demonstrating safety and potency of EIR-0205 or EIR-1003 in our ongoing preclinical studies and future clinical trials or in future larger-scale clinical trials.

Advancing EIR-0205 or EIR-1003 creates significant challenges for us, including:

•	obtaining marketing approval, as the FDA, EMA or other regulatory authorities have never approved therapies for dry-AMD, glaucoma or diabetic retinopathy;

•	if any of our product candidates are approved, educating medical personnel regarding the potential potency and safety benefits, as well as the challenges, of incorporating our product candidates into existing treatment regimens, including in combination with other treatments for dry-AMD, glaucoma or diabetic retinopathy; and

•	establishing the sales and marketing capabilities upon obtaining any marketing approvals to gain market acceptance.

Our long-term prospects depend in part upon discovering, developing and commercializing additional product candidates, which may fail in development or suffer delays that adversely affect their commercial viability.

Our future operating results are dependent on our ability to successfully discover or in-license, develop, obtain regulatory approval for and commercialize product candidates beyond those we currently have in preclinical development. A product candidate can unexpectedly fail at any stage of preclinical studies and clinical trials. The historical failure rate for product candidates is high due to risks relating to safety, potency, clinical execution, changing standards of medical care and other unpredictable variables. The results from preclinical testing or early clinical trials of a product candidate may not be predictive of the results that will be obtained in later stage clinical trials of the product candidate.

The success of other product candidates we may develop will depend on many factors, including the following:

•	generating sufficient data to support the initiation or continuation of future clinical trials;

•	obtaining regulatory permission to initiate clinical trials;

•	contracting with the necessary parties to conduct clinical trials;

•	successful enrollment of patients in, and the completion of, future clinical trials on a timely basis;

•	the timely manufacture of sufficient quantities of the product candidate for use in clinical trials; and

•	adverse events in any clinical trials.

Even if we successfully advance any other product candidates into clinical development, their success will be subject to all of the clinical, regulatory and commercial risks described elsewhere in this “Risk Factors” section. Accordingly, we cannot assure you that we will ever be able to discover, develop, obtain regulatory approval of, commercialize or generate significant revenue from our other product candidates.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in our company and, as a result, the market price of our common stock.

As a public company, we will be required to comply with the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, including, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our management, including our principal executive and financial officers.

We are also continuing to improve our internal control over financial reporting. Pursuant to the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, beginning with our second annual report on Form 10-K after we become a public company, we will be required to make a formal assessment of the effectiveness of our internal control over financial reporting, and once we cease to be an emerging growth company, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we will be engaging in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.

Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of our common stock. In addition, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC and other regulatory authorities.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

•	presentation of only two years of audited financial statements and related financial disclosure;

•	exemption from the requirement to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;

•	exemption from compliance with the requirement of the Public Company Accounting Oversight Board, or PCAOB, regarding the communication of critical audit matters in the auditor’s report on the financial statements;

•	reduced disclosure about our executive compensation arrangements; and

•	exemption from the requirement to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

We could be an emerging growth company for up to five years following the completion of this offering, although we expect to not be an emerging growth company sooner. Our status as an emerging growth company will end as soon as any of the following takes place:

•	the last day of the fiscal year in which we have at least $1.235 billion in annual revenue;

•	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•	the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies unless it otherwise irrevocably elects not to avail itself of this exemption. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile and may decline.

Our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income may be subject to certain limitations.

Under the Tax Cuts and Jobs Act, or the Tax Act, as modified by the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, the deductibility of federal net operating loss carryforwards, or NOLs, generated in tax years beginning after December 31, 2020 is generally limited to 80% of the current year taxable income. Various states may conform to the Tax Act, as modified by the CARES Act, to different extents. As a result, our NOLs could expire unused and be unavailable to offset future income tax liabilities because of their limited duration or because of restrictions under U.S. tax law.

In addition, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an “ownership change” (generally defined as a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period), the corporation’s ability to use its pre-change NOLs and certain other pre-change tax attributes to offset its post-change income and taxes may be limited. Similar rules may apply under state tax laws. We may experience an ownership change in the future as a result of subsequent shifts in our stock ownership, some of which are outside our control. We have not conducted any studies to determine annual limitations, if any, that could result from such changes in our stock ownership. Our ability to utilize those NOLs and certain other tax attributes could be limited by an “ownership change” as described above and consequently, we may not be able to utilize a material portion of our NOLs and certain other tax attributes, which could have a material adverse effect on our cash flows and results of operations.

Risks Related to Regulatory Approval and Other Legal Compliance Matters

The regulatory approval processes of the FDA, the European Medicines Agency (EMA) and other comparable foreign regulatory authorities are lengthy, time consuming and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates, we will be unable to generate product revenue and our business will be substantially harmed.

We are not permitted to commercialize, market, promote or sell any product candidate in the United States without obtaining marketing approval from the FDA. Foreign regulatory authorities impose similar requirements. The time required to obtain approval by the FDA, EMA and other comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical trials and depends upon numerous factors, including the type, complexity and novelty of the product candidates involved. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other data. Even if we eventually complete clinical testing and receive approval of any regulatory filing for our product candidates, the FDA, EMA and other comparable foreign regulatory authorities may approve our product candidates for a more limited indication or a narrower patient population than we originally requested. We have not submitted for, or obtained, regulatory approval for any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

Further, development of our product candidates and/or regulatory approval may be delayed for reasons beyond our control. For example, a U.S. federal government shutdown or budget sequestration may result in significant reductions to the FDA’s budget, employees and operations, which may lead to slower response times and longer review periods, potentially affecting our ability to progress development of our product candidates or obtain regulatory approval for our product candidates. Applications for our product candidates could fail to receive regulatory approval for many reasons, including the following:

•	the FDA, EMA or other comparable foreign regulatory authorities may disagree with the design, implementation or results of our clinical trials;

•	the FDA, EMA or other comparable foreign regulatory authorities may determine that our product candidates are not safe and potent, only moderately effective or have undesirable or unintended side effects, toxicities or other characteristics that preclude our obtaining marketing approval or prevent or limit commercial use;

•	the population studied in the clinical trial may not be sufficiently broad or representative to assure efficacy and safety in the full population for which we seek approval;

•	the FDA, EMA or other comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or future clinical trials;

•	the data collected from future clinical trials of our product candidates may not be sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or elsewhere;

•	we may be unable to demonstrate to the FDA, EMA or other comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio for its proposed indication is acceptable;

•	the FDA, EMA or other comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications or facilities of third-party manufacturers with which we may contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA, EMA or other comparable foreign regulatory authorities may significantly change in a manner rendering future clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of the results of future clinical trials, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations and prospects.

In addition, even if we obtain approval of our product candidates, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may impose significant limitations in the form of narrow indications, warnings, or a Risk Evaluation and Mitigation Strategy (REMS). Regulatory authorities may not approve the price we intend to charge for products we may develop, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could seriously harm our business.

The preclinical development and future clinical trials of our product candidates may not demonstrate safety and potency to the satisfaction of the FDA, EMA or other comparable foreign regulatory authorities or otherwise produce positive results.

Before obtaining marketing approval from the FDA, EMA or other comparable foreign regulatory authorities for the sale of our product candidates, we must complete preclinical development and extensive clinical trials to demonstrate the safety and efficacy of our product candidates. Clinical testing is expensive, difficult to design and implement, can take many years to complete and its ultimate outcome is uncertain. A failure of one or more clinical trials can occur at any stage of the process. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their drugs. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their drugs.

In addition, we may rely in part on preclinical, clinical and quality data generated by CROs and other third parties for regulatory submissions for our product candidates. While we have or will have agreements governing these third parties’ services, we have limited influence over their actual performance. If these third parties do not make data available to us, or, if applicable, make regulatory submissions in a timely manner, in each case pursuant to our agreements with them, our development programs may be significantly delayed, and we may need to conduct additional studies or collect additional data independently. In either case, our development costs would increase.

We do not know whether our future clinical trials will begin on time or enroll patients on time, or whether our future clinical trials will be completed on schedule or at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

•	the FDA or comparable foreign regulatory authorities disagreeing as to the design or implementation of our clinical studies;

•	obtaining regulatory authorizations to commence a trial or reaching a consensus with regulatory authorities on trial design;

•	any failure or delay in reaching an agreement with CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	obtaining approval from one or more institutional review boards, or IRBs;

•	IRBs refusing to approve, suspending or terminating the trial at an investigational site, precluding enrollment of additional subjects, or withdrawing their approval of the trial;

•	changes to clinical trial protocol;

•	clinical sites deviating from trial protocol or dropping out of a trial;

•	manufacturing sufficient quantities of product candidate or obtaining sufficient quantities of combination therapies for use in clinical trials;

•	subjects failing to enroll or remain in our trial at the rate we expect, or failing to return for post- treatment follow-up;

•	subjects choosing an alternative treatment for the indication for which we are developing our product candidates, or participating in competing clinical trials;

•	lack of adequate funding to continue the clinical trial;

•	subjects experiencing severe or unexpected drug-related adverse effects;

•	occurrence of serious adverse events in trials of the same class of agents conducted by other companies;

•	selection of clinical end points that require prolonged periods of clinical observation or analysis of the resulting data;

•	a facility manufacturing our product candidates or any of their components being ordered by the FDA or comparable foreign regulatory authorities to temporarily or permanently shut down due to violations of good manufacturing practice, or GMP, regulations or other applicable requirements, or infections or cross-contaminations of product candidates in the manufacturing process;

•	any changes to our manufacturing process that may be necessary or desired;

•	third-party clinical investigators losing the licenses or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, good clinical practices, or GCP, or other regulatory requirements;

•	third-party contractors not performing data collection or analysis in a timely or accurate manner; or

•	third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or all of the data produced by such contractors in support of our marketing applications.

In addition, disruptions caused by public health emergencies, such as the COVID-19 pandemic, may increase the likelihood that we encounter such difficulties or delays in initiating, enrolling, conducting or completing our planned and ongoing clinical trials. We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by a Data Safety Monitoring Board for such trial or by the FDA or comparable foreign regulatory authorities. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or comparable foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.

Further, conducting clinical trials in foreign countries, as we may do for our product candidates, presents additional risks that may delay completion of our clinical trials. These risks include the failure of enrolled patients in foreign countries to adhere to clinical protocol as a result of differences in healthcare services or cultural customs, managing additional administrative burdens associated with foreign regulatory schemes, as well as political and economic risks relevant to such foreign countries.

Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authority may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or comparable foreign regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or comparable foreign regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of one or more of our product candidates.

If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. Moreover, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues.

In addition, many of the factors that cause, or lead to, termination or suspension of, or a delay in the commencement or completion of, clinical trials may also ultimately lead to the denial of regulatory approval of a product candidate. Any delays to our clinical trials that occur as a result could shorten any period during which we may have the exclusive right to commercialize our product candidates and our competitors may be able to bring products to market before we do, and the commercial viability of our product candidates could be significantly reduced. Any of these occurrences may harm our business, financial condition and prospects significantly.

The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and the results of our clinical trials may not satisfy the requirements of the FDA, EMA or other comparable foreign regulatory authorities.

Before obtaining regulatory approvals for the commercial sale of any of our product candidates, we will be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidates are safe and effective for their intended uses. Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. Success in preclinical studies and early-stage clinical trials does not mean that future clinical trials will be successful. We do not know whether our product candidates will perform in future clinical trials as in preclinical studies. Product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA, EMA and other comparable foreign regulatory authorities despite having progressed through preclinical studies and early-stage clinical trials.

In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. Patients treated with our product candidates may also be undergoing other treatments and may be using other approved products or investigational new drugs, which can cause side effects or adverse events that are unrelated to our product candidate. As a result, assessments of efficacy can vary widely for a particular patient, and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, our clinical trial outcomes. We do not know whether any clinical trials we may conduct will demonstrate consistent or adequate potency and safety sufficient to obtain marketing approval to market our product candidates. Most product candidates that begin clinical trials are never approved by regulatory authorities for commercialization. We cannot be certain that our planned clinical trials or any other future clinical trials will be successful.

Potential safety concerns observed in any future clinical trials in our targeted indications could limit the prospects for regulatory approval of our product candidates in those and other indications, which could seriously harm our business.

Preclinical and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA, EMA or comparable foreign regulatory authority approval. We cannot guarantee that the FDA or foreign regulatory authorities will interpret trial results as we do, and more trials could be required before we are able to submit applications seeking approval of our product candidates. To the extent that the results of the trials are not satisfactory to the FDA or foreign regulatory authorities for support of a marketing application, we may be required to expend significant resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidates. Even if regulatory approval is secured for any of our product candidates, the terms of such approval may limit the scope and use of our product candidate, which may also limit its commercial potential. Furthermore, the approval policies or regulations of the FDA, EMA or comparable foreign regulatory authorities may significantly change in a manner rendering future clinical data insufficient for approval, which may lead to the FDA, EMA or comparable foreign regulatory authorities delaying, limiting or denying approval of our product candidates.

Interim, initial, “top-line”, and preliminary data from our future clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary or top-line data from our future clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the top-line or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Top-line data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, top-line data should be viewed with caution until the final data are available.

Interim data from future clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available or as patients from our clinical trials continue other treatments for their disease. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of our common stock after this offering.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the interim, top-line, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.

Even if approved, our product candidates may not achieve adequate market acceptance among physicians, patients, healthcare payors and others in the medical community necessary for commercial success.

Even if our product candidates receive regulatory approval, they may not gain adequate market acceptance among physicians, patients, healthcare payors and others in the medical community. The degree of market acceptance of any of our approved product candidates will depend on a number of factors, including, but not limited to:

•	the potency and safety profile as demonstrated in clinical trials compared to alternative treatments;

•	the timing of market introduction of the product candidate as well as competitive products;

•	the clinical indications for which the product candidate is approved;

•	restrictions on the use of our product candidates, such as boxed warnings or contraindications in labeling, or a REMS, if any, which may not be required of alternative treatments and competitor products;

•	the potential and perceived advantages of product candidates over alternative treatments;

•	the cost of treatment in relation to alternative treatments;

•	the availability of coverage and adequate reimbursement, as well as pricing, by third-party payors, including government authorities;

•	the availability of the approved product candidate for use as a combination therapy;

•	relative convenience and ease of administration;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the effectiveness of sales and marketing efforts;

•	unfavorable publicity relating to our products or product candidates or similar approved products or product candidates in development by third parties; and

•	the approval of other new therapies for the same indications.

If any of our product candidates is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors and patients, we may not generate or derive sufficient revenue from that product candidate and our financial results could be negatively impacted.

If we experience delays or difficulties in the enrollment and/or maintenance of patients in future clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

Patient enrollment is a significant factor in the timing of clinical trials, and the timing of our future clinical trials depends, in part, on the speed at which we can recruit patients to participate in our trials, as well as completion of required follow-up periods. We may not be able to initiate or continue future clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials to such trial’s conclusion as required by the FDA, EMA or other comparable foreign regulatory authorities. Additionally, certain clinical trials for future product candidates may be focused on indications with relatively small patient populations, which may further limit enrollment of eligible patients or may result in slower enrollment than we anticipate. The eligibility criteria of our clinical trials, once established, may further limit the pool of available trial participants.

Patient enrollment may also be affected if our competitors have ongoing clinical trials for product candidates that are under development for the same indications as our product candidates, and patients who would otherwise be eligible for our clinical trials instead enroll in clinical trials of our competitors’ product candidates. Patient enrollment for any of our clinical trials may be affected by other factors, including:

•	size and nature of the patient population;

•	severity of the disease under investigation;

•	availability and potency of approved drugs for the disease under investigation;

•	patient eligibility criteria for the trial in question as defined in the protocol;

•	perceived risks and benefits of the product candidate under study;

•	clinicians’ and patients’ perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new products that may be approved for the indications we are investigating;

•	efforts to facilitate timely enrollment in clinical trials;

•	patient referral practices of physicians;

•	the ability to monitor patients adequately during and after treatment;

•	proximity and availability of clinical trial sites for prospective patients;

•	continued enrollment of prospective patients by clinical trial sites; and

•	the risk that patients enrolled in clinical trials will drop out of the trials before completion.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidates and jeopardize our ability to obtain marketing approval for the sale of our product candidates. Furthermore, even if we are able to enroll a sufficient number of patients for our clinical trials, we may have difficulty maintaining enrollment of such patients in our clinical trials.

If the market opportunity for any product candidate that we or our strategic partners develop is smaller than we believe, our revenue may be adversely affected and our business may suffer.

We intend to initially focus our product candidate development treatments for dry-AMD, glaucoma and diabetic retinopathy. Our projections of addressable patient populations that may benefit from treatment with our product candidates are based on our estimates. These estimates, which have been derived from a variety of sources, including scientific literature, surveys of clinics, patient foundations and market research, may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of dry-AMD, glaucoma and diabetic retinopathy. Additionally, the potentially addressable patient population for our product candidates may not ultimately be amenable to treatment with our product candidates. FDA, EMA, or other regulatory agencies may also limit our proposed indication or target population. Our market opportunity may also be limited by future competitor treatments that enter the market. If any of our estimates prove to be inaccurate, the market opportunity for any product candidate that we or our strategic partners develop could be significantly diminished and have an adverse material impact on our business.

We face significant competition, and if our competitors develop and market technologies or products more rapidly than we do or that are more potent, safer or less expensive than the product candidates we develop, our commercial opportunities will be negatively impacted.

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary and novel products and product candidates. Our competitors have developed, are developing or may develop products, product candidates and processes competitive with our product candidates. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. We believe that a significant number of products are currently under development, and may become commercially available in the future, for the treatment of conditions for which we may attempt to develop product candidates. In addition, our products may need to compete with off-label drugs used by physicians to treat the indications for which we seek approval. This may make it difficult for us to replace existing therapies with our products.

In particular, there is intense competition in the field of degenerative eye disease we are pursuing. We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, emerging and start-up companies, universities and other research institutions. We also compete with these organizations to recruit management, scientists and clinical development personnel, which could negatively affect our level of expertise and our ability to execute our business plan. We will also face competition in establishing clinical trial sites, enrolling subjects for clinical trials and in identifying and in-licensing new product candidates. There are a large number of companies developing treatments for dry-AMD, glaucoma and diabetic retinopathy, including many major pharmaceutical and biotechnology companies. Many of these current and potential competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources and commercial expertise than we do. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing biotechnology products. These companies also have significantly greater research and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies, as well as in acquiring technologies complementary to, or necessary for, our programs. As a result of all of these factors, our competitors may succeed in obtaining approval from the FDA, EMA or other comparable foreign regulatory authorities or in discovering, developing and commercializing products in our field before we do. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more potent, have fewer or less severe effects, are more convenient, have a broader label, are marketed more effectively, are reimbursed or are less expensive than any products that we may develop. Our competitors also may obtain marketing approval from the FDA, EMA or other comparable foreign regulatory authorities for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Even if the product candidates we develop achieve marketing approval, they may be priced at a significant premium over competitive products if any have been approved by then, resulting in reduced competitiveness. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical. If we are unable to compete effectively, our opportunity to generate revenue from the sale of our products we may develop, if approved, could be adversely affected.

We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on research programs, therapeutic platforms and product candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other therapeutic platforms or product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs, therapeutic platforms and product candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates progress through preclinical and clinical trials to marketing approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield and manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commercialize our product candidates, if approved, and generate revenue.

Our business entails a significant risk of product liability and if we are unable to obtain sufficient insurance coverage such inability could have an adverse effect on our business and financial condition.

Our business exposes us to significant product liability risks inherent in the development, testing, manufacturing and marketing of therapeutic treatments. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an FDA, EMA or other regulatory authority investigation of the safety and effectiveness of our products, our manufacturing processes and facilities or our marketing programs. FDA, EMA or other regulatory authority investigations could potentially lead to a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources and substantial monetary awards to trial participants or patients. We currently have product liability insurance that we believe is appropriate for our stage of development and may need to obtain higher levels prior to marketing any of our product candidates, if approved. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have an adverse effect on our business and financial condition.

Any product candidates we develop may become subject to unfavorable third-party coverage and reimbursement practices, as well as pricing regulations.

The availability and extent of coverage and adequate reimbursement by third-party payors, including government health administration authorities, private health coverage insurers, managed care organizations and other third-party payors is essential for most patients to be able to afford expensive treatments. Sales of any of our product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of our product candidates will be covered and reimbursed by third-party payors. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval. There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, for example, principal decisions about reimbursement for new products are typically made by the Centers for Medicare & Medicaid Services (CMS), an agency within the U.S. Department of Health and Human Services (HHS). CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and private third-party payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one third-party payor’s determination to provide coverage for a product candidate does not assure that other payors will also provide coverage for the product candidate. As a result, the coverage determination process is often time-consuming and costly. This process will require us to provide scientific and clinical support for the use of our products to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Further, such payors are increasingly challenging the price, examining the medical necessity and reviewing the cost effectiveness of medical product candidates. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific product candidates on an approved list, known as a formulary, which might not include all FDA-approved drugs for a particular indication. We may need to conduct expensive pharmaco-economic studies to demonstrate the medical necessity and cost effectiveness of our products. Nonetheless, our product candidates may not be considered medically necessary or cost effective. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as our product candidates. In many countries, particularly the countries of the European Union, medical product prices are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after a product receives marketing approval. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. In general, product prices under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits. If we are unable to establish or sustain coverage and adequate reimbursement for any future product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates, if approved. Coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

We may be unable to obtain U.S. or foreign regulatory approvals and, as a result, may be unable to commercialize our product candidates.

Our product candidates are subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, potency, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing and distribution of drugs. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process must be successfully completed in the United States and in many foreign jurisdictions before a new drug can be marketed. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. We cannot provide any assurance that any product candidate we may develop will progress through required clinical testing and obtain the regulatory approvals necessary for us to begin selling them.

We have not conducted, managed or completed large-scale or pivotal clinical trials nor managed the regulatory approval process with the FDA or any other regulatory authority. The time required to obtain approvals from the FDA and other regulatory authorities is unpredictable, and requires successful completion of extensive clinical trials which typically takes many years, depending upon the type, complexity and novelty of the product candidate. The standards that the FDA and its foreign counterparts use when evaluating clinical trial data can and often changes during drug development, which makes it difficult to predict with any certainty how they will be applied. We may also encounter unexpected delays or increased costs due to new government regulations, including future legislation or administrative action, or changes in FDA policy during the period of drug development, clinical trials and FDA regulatory review.

Any delay or failure in seeking or obtaining required approvals would have a material and adverse effect on our ability to generate revenue from the particular product candidate for which we developing and seeking approval. Furthermore, any regulatory approval to market a drug may be subject to significant limitations on the approved uses or indications for which we may market the drug or the labeling or other restrictions. In addition, the FDA has the authority to require a REMS as part of approving an NDA or BLA, or after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug. These requirements or restrictions might include limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria and requiring treated patients to enroll in a registry. These limitations and restrictions may significantly limit the size of the market for the drug and affect reimbursement by third-party payors. We are also subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries, and generally includes all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval.

Our current or future product candidates may cause significant adverse events, toxicities or other undesirable side effects when used alone or in combination with other approved products or investigational new drugs that may result in a safety profile that could inhibit regulatory approval, prevent market acceptance, limit their commercial potential or result in significant negative consequences.

As is the case with pharmaceuticals generally, it is likely that there may be side effects and adverse events associated with our product candidates’ use. Results of preclinical studies or future clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

If our product candidates are associated with undesirable side effects or have unexpected characteristics in preclinical studies or clinical trials when used alone or in combination with other approved products or investigational new drugs we may need to interrupt, delay or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Treatment-related side effects could also affect patient recruitment, the ability of enrolled subjects to complete the trial or result in potential product liability claims. Any of these occurrences may prevent us from achieving or maintaining market acceptance of the affected product candidate and may harm our business, financial condition and prospects significantly.

Patients in our future clinical trials may suffer significant adverse events or other side effects not observed in our preclinical studies or other clinical trials. Some of our product candidates, may be used as chronic therapies or be used in pediatric populations, for which safety concerns may be particularly scrutinized by regulatory agencies. In addition, if our product candidates are used in combination with other therapies, our product candidates may exacerbate adverse events associated with the therapy. Patients treated with our product candidates may also be undergoing other treatments, which can cause side effects or adverse events that are unrelated to our product candidates, but may still impact the success of our future clinical trials. The inclusion of advanced-age or critically ill patients in our clinical trials may result in deaths or other adverse medical events due to other therapies or medications that such patients may be using or due to the gravity of such patients’ illnesses.

If significant adverse events or other side effects are observed in any of our future clinical trials, we may have difficulty recruiting patients to the clinical trials, patients may drop out of our trials, or we may be required to abandon the trials or our development efforts of that product candidate altogether. We, the FDA, EMA, other comparable regulatory authorities or an IRB may suspend future clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage trials have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude the product candidate from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance due to its tolerability versus other therapies. Any of these developments could materially harm our business, financial condition and prospects.

Further, if any of our product candidates obtains marketing approval, toxicities associated with such product candidates and not seen during clinical testing may also develop after such approval and lead to a requirement to conduct additional clinical safety trials, additional contraindications, warnings and precautions being added to the drug label, significant restrictions on the use of the product or the withdrawal of the product from the market. We cannot predict whether our product candidates will cause toxicities in humans that would preclude or lead to the revocation of regulatory approval based on preclinical studies or any future clinical trials.

The FDA, EMA and other comparable foreign regulatory authorities may not accept data from trials conducted in locations outside of their jurisdiction.

We may choose to conduct international clinical trials in the future. The acceptance of study data by the FDA, EMA or other comparable foreign regulatory authority from clinical trials conducted outside of their respective jurisdictions may be subject to certain conditions. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (1) the data are applicable to the United States population and United States medical practice; (2) the trials are performed by clinical investigators of recognized competence and pursuant to current Good Clinical Practice (GCP) requirements; and (3) the FDA is able to validate the data through an on-site inspection or other appropriate mean. Additionally, the FDA’s clinical trial requirements, including the adequacy of the patient population studied and statistical powering, must be met. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA, EMA or any applicable foreign regulatory authority will accept data from trials conducted outside of its applicable jurisdiction. If the FDA, EMA or any applicable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our product candidates not receiving approval for commercialization in the applicable jurisdiction.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction. For example, even if the FDA or EMA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion and reimbursement of the product candidate in those countries. However, a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials, since clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Obtaining foreign regulatory approvals and establishing and maintaining compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any future collaborator fail to comply with the regulatory requirements in international markets or fail to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Even if our product candidates receive regulatory approval, they will be subject to significant post marketing regulatory requirements and oversight.

Any regulatory approvals that we may receive for our product candidates will require the submission of reports to regulatory authorities and surveillance to monitor the safety and efficacy of the product candidate, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a REMS in order to approve our product candidates, which could entail requirements for a medication guide, physician training and communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or foreign regulatory authorities approve our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as on-going compliance with GMP and GCP for any future clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA and other regulatory authorities for compliance with GMP regulations and standards. If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

In addition, failure to comply with FDA, EMA and other comparable foreign regulatory requirements may subject our company to administrative or judicially imposed sanctions, including:

•	delays in or the rejection of product approvals;

•	restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials;

•	restrictions on the products, manufacturers or manufacturing process;

•	warning or untitled letters;

•	civil and criminal penalties;

•	injunctions;

•	suspension or withdrawal of regulatory approvals;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	total or partial suspension of production; and

•	imposition of restrictions on operations, including costly new manufacturing requirements.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity.

FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates.

If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, and we may not achieve or sustain profitability. We also cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. For example, certain policies of the current U.S. administration may impact our business and industry. Namely, the current U.S. administration has taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine regulatory and oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. It is difficult to predict how these executive actions, including the Executive Orders, will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose constraints on FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

If any of our product candidates are approved and we are found to have improperly promoted off-label uses of those products, we may become subject to significant liability. The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as our product candidates, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we receive marketing approval for a product candidate, physicians may nevertheless prescribe it to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability. The U.S. federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If we cannot successfully manage the promotion of our product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

Disruptions at the FDA, the SEC and other government agencies caused by funding shortages, global health concerns, staffing shortages, government shutdown, or other factors could hinder their ability to hire and retain key leadership and other personnel, or otherwise prevent new or modified products from being developed, approved or commercialized in a timely manner or at all, or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the Securities and Exchange Commission, or the SEC, and other government agencies on which our operations may rely, including those that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. If a prolonged government shutdown occurs, or if global health concerns prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, upon completion of this offering and in our operations as a public company, future government shutdowns or delays could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

We may attempt to secure approval from the FDA or comparable foreign regulatory authorities through the use of accelerated approval pathways. If we are unable to obtain such approval, we may be required to conduct additional preclinical studies or clinical trials beyond those that we contemplate, which could increase the expense of obtaining, and delay the receipt of, necessary marketing approvals. Even if we receive accelerated approval from the FDA, if our confirmatory trials do not verify clinical benefit, or if we do not comply with rigorous post-marketing requirements, the FDA may seek to withdraw accelerated approval.

We may in the future seek an accelerated approval for our one or more of our product candidates. Under the accelerated approval program, the FDA may grant accelerated approval to a product candidate designed to treat a serious or life-threatening condition that provides meaningful therapeutic benefit over available therapies upon a determination that the product candidate has an effect on a surrogate endpoint or intermediate clinical endpoint that is reasonably likely to predict clinical benefit. The FDA considers a clinical benefit to be a positive therapeutic effect that is clinically meaningful in the context of a given disease, such as irreversible morbidity or mortality. For the purposes of accelerated approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit, but is not itself a measure of clinical benefit. An intermediate clinical endpoint is a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit. The accelerated approval pathway may be used in cases in which the advantage of a new drug over available therapy may not be a direct therapeutic advantage, but is a clinically important improvement from a patient and public health perspective. If granted, accelerated approval is usually contingent on the sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verity and describe the drug’s clinical benefit. If such post-approval studies fail to confirm the drug’s clinical benefit, the FDA may withdraw its approval of the drug.

Prior to seeking accelerated approval for any of our product candidates, we intend to seek feedback from the FDA and will otherwise evaluate our ability to seek and receive accelerated approval. There can be no assurance that after our evaluation of the feedback and other factors we will decide to pursue or submit an NDA for accelerated approval or any other form of expedited development, review or approval. Similarly, there can be no assurance that after subsequent FDA feedback we will continue to pursue or apply for accelerated approval or any other form of expedited development, review or approval, even if we initially decide to do so. Furthermore, if we decide to submit an application for accelerated approval or receive an expedited regulatory designation (e.g., breakthrough therapy designation) for our product candidates, there can be no assurance that such submission or application will be accepted or that any expedited development, review or approval will be granted on a timely basis, or at all. The FDA or other comparable foreign regulatory authorities could also require us to conduct further studies prior to considering our application or granting approval of any type. A failure to obtain accelerated approval or any other form of expedited development, review or approval for our product candidate would result in a longer time period to commercialization of such product candidate, could increase the cost of development of such product candidate and could harm our competitive position in the marketplace.

We will face increasing regulation as we advance our product candidates through future clinical trials and pursue commercialization, if approved.

If we obtain FDA approval of any of our product candidates and begin commercializing those products in the United States, our potential exposure under such laws and regulations will increase significantly, and our costs associated with compliance with such laws and regulations are also likely to increase. These laws may impact, among other things, our current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials. The laws that may affect our ability to operate include, but are not limited to the following:

•	The federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs.

•	The federal civil and criminal false claims laws, including the civil False Claims Act (FCA), that can be enforced by private citizens through civil whistleblower or qui tam actions, prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government. No specific intent to defraud is required under the civil FCA. The criminal FCA provides for criminal penalties for submitting false claims, including imprisonment and criminal fines.

•	The Civil Monetary Penalty Act of 1981 and implementing regulations, which impose penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent, or offered or transferred remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier.

•	The federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters.

•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH), and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization.

•	The federal Physician Payment Sunshine Act, created under the Patient Protection and Affordable Care Act as amended by the Health Care and Education Reconciliation Act of 2010, collectively, the Affordable Care Act (ACA), and its implementing regulations, which require applicable manufacturers of covered drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the Centers for Medicare & Medicaid Services (CMS) of the U.S. Department of Health and Human Services (HHS) information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), non-physician healthcare professionals (such as physician assistants and nurse practitioners, among others) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

•	Additional requirements and regulations applicable to the distribution of pharmaceutical products, including extensive record-keeping, licensing, price reporting, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products. Pricing and rebate programs must also comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the ACA. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Manufacturing, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws.

•	Federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

Additionally, we are subject to state and foreign equivalents of each of the healthcare laws described above, among others, some of which may be broader in scope and may apply regardless of the payor.

Our board of directors intends to adopt a code of business conduct and ethics upon the closing of this offering, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations.

Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any of our product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws. Our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We may face difficulties from changes to current healthcare regulations and future legislation.

Existing regulatory policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, we may be subject to enforcement action, and we may not achieve or sustain profitability.

In the United States, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system in ways that could affect our future revenue and profitability and the future revenue and profitability of our potential customers. Federal and state lawmakers regularly propose and, at times, enact legislation that would result in significant changes to the healthcare system, some of which are intended to contain or reduce the costs of medical products and services. For example, one of the most significant healthcare reform measures in decades, the Patient Protection and Affordable Care Act of 2010 (ACA), was enacted in 2010. The ACA contains a number of provisions, including those governing enrollments in federal healthcare programs, reimbursement changes and fraud and abuse measures, all of which will impact existing government healthcare programs and will result in the development of new programs. Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. In June 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA without specifically ruling on the constitutionality of the ACA. Thus, the ACA remains in force in its current form.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. The Budget Control Act of 2011, among other things, reduced Medicare payments to providers, effective on April 1, 2013, and, due to subsequent legislative amendments to the statute, will remain in effect through 2032, with the exception of a temporary suspension during the COVID-19 public health emergency, unless additional Congressional action is taken.

There likely will continue to be legislative and regulatory proposals at the federal and state levels directed at containing or lowering the cost of health care, including prescription drug pricing. We cannot predict the initiatives that may be adopted in the future or their full impact. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of health care may adversely affect:

•	our ability to set a price that we believe is fair for our products;

•	our ability to generate revenue and achieve or maintain profitability; and

•	the availability of capital.

There has recently been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted legislation designed, among other things, to bring more transparency to product pricing, to review the relationship between pricing and manufacturer patient programs, and to reform government program reimbursement methodologies for pharmaceutical products. For example, in August 2022, Congress passed the Inflation Reduction Act of 2022 (IRA), which includes prescription drug provisions that have significant implications for the pharmaceutical industry and Medicare beneficiaries, including allowing the federal government to negotiate a maximum fair price for certain high-priced single source Medicare drugs, imposing penalties and excise tax for manufacturers that fail to comply with the drug price negotiation requirements, requiring inflation rebates for all Medicare Part B and Part D drugs, with limited exceptions, if their drug prices increase faster than inflation, and redesigning Medicare Part D to reduce out-of-pocket prescription drug costs for beneficiaries, among other changes. Only high-expenditure single-source drugs that have been approved for at least 7 years (11 years for single-source biologics) can qualify for negotiation, with the negotiated price taking effect two years after the selection year. For 2026, the first year in which negotiated prices become effective, CMS selected 10 high-cost Medicare Part D drugs in 2023, negotiations began in 2024, and the negotiated maximum fair price for each drug has been announced. CMS has selected 15 additional Medicare Part D drugs for negotiated maximum fair pricing in 2027. For 2028, up to an additional 15 drugs, which may be covered under either Medicare Part B or Part D, will be selected, and for 2029 and subsequent years, up to 20 additional Part B or Part D drugs will be selected. HHS has and will continue to issue and update guidance as these programs are implemented, although the Medicare drug price negotiation program is currently subject to legal challenges. Various industry stakeholders, including certain pharmaceutical companies and the Pharmaceutical Research and Manufacturers of America, have initiated lawsuits against the federal government asserting that the price negotiation provisions of the IRA are unconstitutional.

Further, the current administration has issued executive orders focused on decreasing prescription drug prices, including directing the Secretary of Health and Human Services to establish a mechanism through which American patients can buy drugs directly from manufacturers who sell at a most-favored-nation (MFN) price and directing the U.S. Trade Representative and Secretary of Commerce to take action to ensure foreign countries are not engaged in practices that purposefully and unfairly undercut market prices and drive price hikes in the United States. The One Big Beautiful Bill Act (OBBBA), which was signed into law in July 2025, includes provisions that will impact the U.S. healthcare system in various ways, including by cuts to Medicaid and introducing new participant work and eligibility requirements for Medicaid coverage, which are expected to significantly change the administration and applicability of Medicaid coverage. In November 2025, CMS announced a voluntary initiative called the GENEROUS Model (GENErating cost Reductions fOr U.S. Medicaid Model) to introduce the option of most-favored-nation pricing to the Medicaid program, whereby a drug manufacturer may voluntarily offer supplemental rebates to participating state Medicaid programs for a manufacturer’s covered outpatient drugs. We cannot predict the full impact of these initiatives, executive orders, and new laws focused on reducing prescription drug prices or increasing domestic drug manufacturing capacity, or other measures that may be implemented by the current administration related to drug pricing, drug supply chain and manufacturing in the United States. To the extent changes lead to disruptions in federal agencies, greater uncertainty in the industry, or impose more constraints on drug pricing, such as the use of most-favored nation pricing or international reference pricing, our business may be materially impacted. The implementation of cost containment measures or other healthcare reforms may negatively impact the valuation of our company and/or prevent us from being able to generate revenue, attain profitability, or commercialize our product candidates if approved.

In addition, individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures and, in some cases, mechanisms to encourage importation from other countries and bulk purchasing. A number of states are considering or have recently enacted state drug price transparency and reporting laws that could substantially increase our compliance burdens and expose us to greater liability under such state laws once we begin commercialization after obtaining regulatory approval for any of our product candidates. Some states have also enacted legislation creating so-called prescription drug affordability boards, which ultimately may attempt to impose price limits on certain drugs in these states, while some states are also seeking to implement general, across-the-board price caps for pharmaceuticals, or are seeking to regulate drug distribution. Further, the FDA has authorized the State of Florida to develop a program to import certain prescription drugs from Canada for a limited time-period to help reduce drug costs, provided that Florida’s Agency for Health Care Administration meets the requirements set forth by the FDA. Other states may follow Florida. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products or product candidates.

Further, changes in regulatory requirements and guidance may occur, including as a result of publicized safety events, manufacturing issues, or recalls of other marketed products in the industry, and we may need to amend clinical trial protocols of ongoing studies to reflect these changes. Amendments may require us to resubmit our clinical trial protocols IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial. Data from clinical trials may receive greater scrutiny with respect to safety, which may make the FDA or other regulatory authorities more likely to terminate or suspend clinical trials before completion or require longer or additional clinical trials that may result in substantial additional expense and a delay or failure in obtaining approval or approval for a more limited indication than originally sought.

Our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities. Misconduct by these parties could include failures to comply with FDA regulations, provide accurate information to the FDA, comply with federal and state health care fraud and abuse laws and regulations, accurately report financial information or data or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Misconduct by these parties could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct by these parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although workers’ compensation insurance may cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of hazardous and flammable materials, including chemicals and biological materials. In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or commercialization efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Our research and development activities could be affected or delayed as a result of possible restrictions on animal testing.

Certain laws and regulations require us to test our product candidates on animals before initiating clinical trials involving humans. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, our research and development activities may be interrupted, delayed or become more expensive.

Our business activities may be subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and similar anti-bribery and anti-corruption laws of other countries in which we operate, as well as U.S. and certain foreign export controls, trade sanctions, and import laws and regulations. Compliance with these legal requirements could limit our ability to compete in foreign markets and subject us to liability if we violate them.

If we further expand our operations outside of the United States, we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate. Our business activities may be subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we operate. The FCPA generally prohibits companies and their employees and third-party intermediaries from offering, promising, giving or authorizing the provision of anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, hospitals owned and operated by the government, and doctors and other hospital employees would be considered foreign officials under the FCPA. Recently the SEC and Department of Justice have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of our employees, agents or contractors, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, disgorgement, and other sanctions and remedial measures, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international activities, our ability to attract and retain employees and our business, prospects, operating results and financial condition.

In addition, our products and activities may be subject to U.S. and foreign export controls, trade sanctions and import laws and regulations. Governmental regulation of the import or export of our products, or our failure to obtain any required import or export authorization for our products, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our products may create delays in the introduction of our products in international markets or, in some cases, prevent the export of our products to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions. If we fail to comply with export and import regulations and such economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or products targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export our products to existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell access to our products would likely adversely affect our business.

Risks Related to Our Reliance on Third Parties

We rely, and expect to continue to rely, on third parties, including independent clinical investigators and CROs, to conduct certain aspects of our preclinical studies and future clinical trials. If these third parties do not successfully carry out their contractual duties, comply with applicable regulatory requirements or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have relied upon and plan to continue to rely upon third parties, including independent clinical investigators and third-party CROs, to conduct certain aspects of our preclinical studies and future clinical trials and to monitor and manage data for our ongoing preclinical and future clinical programs. We rely on these parties for execution of our preclinical studies and intend to for future clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies and trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on these third parties does not relieve us of our regulatory responsibilities. We and our third-party contractors and CROs are required to comply with GCP requirements, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for all of our products candidates in preclinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of these third parties or our CROs fail to comply with applicable GCPs, any clinical data generated in our future clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our future clinical trials must be conducted with product produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be adversely affected if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.

Further, these investigators and CROs are not our employees and we will not be able to control, other than by contract, the amount of resources, including time, which they devote to our product candidates and future clinical trials. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other product development activities, which could affect their performance on our behalf. If independent investigators or CROs fail to devote sufficient resources to the development of our product candidates, or if CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed or precluded entirely.

Our CROs have the right to terminate their agreements with us in the event of an uncured material breach. In addition, some of our CROs have an ability to terminate their respective agreements with us if it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination, if we make a general assignment for the benefit of our creditors or if we are liquidated.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Additionally, CROs may lack the capacity to absorb higher workloads or take on additional capacity to support our needs. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We contract with third parties for the manufacture of our product candidates for preclinical studies and our future clinical trials, and expect to continue to do so for additional clinical trials and ultimately for commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or drugs or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not currently have the infrastructure or internal capability to manufacture supplies of our product candidates for use in development and commercialization. We rely, and expect to continue to rely, on third party manufacturers for the production of our product candidates for preclinical studies and future clinical trials under the guidance of members of our organization. We do not have long-term supply agreements. Furthermore, the raw materials for our product candidates are sourced, in some cases, from a single-source supplier. If we were to experience an unexpected loss of supply of any of our product candidates or any of our future product candidates for any reason, whether as a result of manufacturing, supply or storage issues or otherwise, we could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, any future clinical trials.

We expect to continue to rely on third-party manufacturers for the commercial supply of any of our product candidates for which we obtain marketing approval. We may be unable to maintain or establish required agreements with third-party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	the failure of the third party to manufacture our product candidates according to our schedule, or at all, including if our third-party contractors give greater priority to the supply of other products over our product candidates or otherwise do not satisfactorily perform according to the terms of the agreements between us and them;

•	the reduction or termination of production or deliveries by suppliers, or the raising of prices or renegotiation of terms;

•	the termination or nonrenewal of arrangements or agreements by our third-party contractors at a time that is costly or inconvenient for us;

•	the breach by the third-party contractors of our agreements with them;

•	the failure of third-party contractors to comply with applicable regulatory requirements;

•	the failure of the third party to manufacture our product candidates according to our specifications;

•	the mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or active drug or placebo not being properly identified;

•	clinical supplies not being delivered to clinical sites on time, leading to clinical trial interruptions, or of drug supplies not being distributed to commercial vendors in a timely manner, resulting in lost sales; and

•	the misappropriation of our proprietary information, including our trade secrets and know-how.

We do not have complete control over all aspects of the manufacturing process of, and are dependent on, our contract manufacturing partners for compliance with GMP regulations for manufacturing both active drug substances and finished drug products. Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside of the United States. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA, EMA or others, they will not be able to secure and/or maintain marketing approval for their manufacturing facilities. In addition, we do not have control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA, EMA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain marketing approval for or market our product candidates, if approved. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates or drugs and harm our business and results of operations. Our current and anticipated future dependence upon others for the manufacture of our product candidates or drugs may adversely affect our future profit margins and our ability to commercialize any product candidates that receive marketing approval on a timely and competitive basis.

The manufacture of drugs is complex and our third-party manufacturers may encounter difficulties in production. If any of our third-party manufacturers encounter such difficulties, our ability to provide adequate supply of our product candidates for clinical trials or our products for patients, if approved, could be delayed or prevented.

Manufacturing drugs, especially in large quantities, is complex and may require the use of innovative technologies. Each lot of an approved drug product must undergo thorough testing for identity, strength, quality, purity, potency, and stability. Manufacturing drugs requires facilities specifically designed for and validated for this purpose, and sophisticated quality assurance and quality control procedures are necessary. Slight deviations anywhere in the manufacturing process, including filling, labeling, packaging, storage and shipping and quality control and testing, may result in lot failures, product recalls or spoilage. When changes are made to the manufacturing process, we may be required to provide preclinical and clinical data showing the comparable identity, strength, quality, purity or potency of the products before and after such changes. If microbial, viral or other contaminations are discovered at the facilities of our manufacturer, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could delay clinical trials and adversely harm our business. The use of biologically derived ingredients can also lead to allegations of harm, including infections or allergic reactions, or closure of product facilities due to possible contamination. If our manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization as a result of these challenges, or otherwise, our development and commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

Risks Related to Ownership of Our Common Stock and this Offering

We do not know whether an active market will develop for our common stock or what the market price of our common stock will be, and, as a result, it may be difficult for you to sell your shares of our common stock.

We intend to apply to list our common stock on the New York American stock exchange, under the symbol “______.” However, prior to this offering, there has been no prior public trading market for our common stock. We cannot assure you that an active trading market for our common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our common stock when desired or the prices that you may obtain for your shares. It is possible that in one or more future periods, our operating results and progression of our product pipeline may not meet the expectations of public market analysts and investors, and, as a result of these and other factors, the price of our common stock may fall.

There may be substantial sales of our Common Stock by the Selling Stockholders after the effective date of the registration statement of which this prospectus forms a part, which could have a material adverse effect on the price of our Common Stock.

The registration statement of which this prospectus forms a part also registers on behalf of the selling stockholders an aggregate of ________ shares of common stock. As a result, all of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except that any shares held by our affiliates, as defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with Rule 144 and any applicable lock-up agreements described below.

Our directors, executive officers, and the holders of 5% or more of our common stock, have entered into or will enter into lock-up agreements with the underwriter of this offering pursuant to which they and we have agreed, or will agree, that, subject to certain exceptions, we will not issue, and they will not sell or transfer or hedge any shares or any securities convertible into or exchangeable for shares of our common stock for a period of six (6) months after the date of this prospectus. We also agree for a period of six (6) months from the closing of the IPO that we will not offer or sell any shares of capital stock or any securities convertible into or exercisable or exchangeable for shares or file any registration statement. See the section titled “Underwriting” for more information. Sales of a substantial number of such shares upon expiration of, or the perception that such sales may occur, or early release of the securities subject to, the lock-up agreements, could cause our stock price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate. A decline in the price of our common stock might impede our ability to raise capital through the issuance of additional common stock or other equity securities.

Other than as described above, there are currently no agreements or understandings in place with the selling stockholders to restrict the sale of the shares of common stock held by the selling stockholders after the effective date of the registration statement of which this prospectus forms a part. The selling stockholders may sell or otherwise engage in transactions with respect to their common stock as described in “Plan of Distribution.” The sale or the anticipation of the sale by the selling stockholders of common stock may have a negative impact on the market for and market price of our common stock. Further, sales or the anticipation of sales by the selling stockholders may affect the exercise by the underwriter of their stabilization activity and their willingness to exercise their over-allotment option.

Sales of a substantial number of shares of our common stock by the selling stockholders at such time could cause the market price of our common stock to drop (possibly below the initial public offering price of the common stock) and could impair our ability to raise capital in the future by selling additional equity securities.

The market price of our common stock may be volatile, and you could lose all or part of your investment.

The initial public offering price of our common stock will be determined through negotiation among us and the underwriters. This price does not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our common stock following this offering. In addition, the trading price of our common stock following this offering is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	the impact of public health emergencies, such as the COVID-19 pandemic, on our business;

•	the timing and results of clinical trials for our current product candidates and any future product candidates that we may develop;

•	commencement or termination of collaborations for our product development and research programs;

•	failure to achieve development, regulatory or commercialization milestones under our collaborations;

•	failure or discontinuation of any of our product development and research programs;

•	results of preclinical studies, clinical trials or regulatory approvals of product candidates of our competitors, or announcements about new research programs or product candidates of our competitors;

•	the level of expenses related to any of our research programs, clinical development programs or product candidates that we may develop;

•	the results of our efforts to develop additional product candidates or products;

•	regulatory actions with respect to our products or our competitors’ products; developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	announced or completed acquisitions of businesses, products or intellectual property by us or our competitors;

•	actual or anticipated changes in the financial projections or development timelines we may provide to the public or our failure to meet those projections or timelines;

•	market conditions in the pharmaceutical sector;

•	changes in the structure of healthcare payment systems.

•	sales of shares of our common stock by us or our stockholders;

•	the recruitment or departure of key personnel;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	rumors and market speculation involving us or other companies in our industry;

•	fluctuations in the trading volume of our shares or the size of our public float;

•	actual or anticipated changes or fluctuations in our results of operations;

•	actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;

•	failure of securities analysts to maintain coverage of us, changes in actual or future expectations of investors or securities analysts or our failure to meet these estimates or the expectations of investors;

•	litigation involving us, our industry or both;

•	governmental or regulatory actions or audits;

•	regulatory or legal developments in the United States and other countries;

•	general economic conditions and trends;

•	announcement or expectation of additional financing efforts;

•	expiration of market stand-off or lock-up agreements; and

•	changes in accounting standards, policies, guidelines, interpretations or principles.

The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have an adverse impact on the market price of our common stock.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Insiders will continue to have substantial influence over us after this offering, which could limit your ability to affect the outcome of key transactions, including a change of control.

After this offering, our directors, executive officers, holders of more than 5% of our common stock and their respective affiliates will beneficially own, in the aggregate, approximately 63.5% of the shares of our outstanding common stock, based on the number of shares outstanding as of December 31, 2025. As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors, amendments of our organizational documents and approval of significant corporate transactions. They may also have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company and might affect the market price of our common stock.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business or our market, or if they adversely change their recommendations regarding our common stock, the trading price or trading volume of our common stock could decline.

The trading market for our common stock will be influenced in part by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If one or more securities analysts initiate research with an unfavorable rating or downgrade our common stock, provide a more favorable recommendation about our competitors or publish inaccurate or unfavorable research about our business, our common stock price would likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets and demand for our securities could decrease, which in turn could cause the price and trading volume of our common stock to decline.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these proceeds effectively could adversely affect our business, financial condition and results of operations. Pending their use, we may invest our net proceeds in a manner that does not produce income or that loses value. Our investments may not yield a favorable return to our investors and may negatively impact the price of our common stock.

A significant portion of our total outstanding shares will be restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of our common stock to decline significantly, even if our business is doing well.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that these sales could occur. Following the completion of this offering, based on the number of our shares of our capital stock outstanding as of December 31, 2025, we will have a total of 32,081,423 shares of our common stock outstanding. Our directors and officers and substantially all of the holders of our equity securities have entered into market standoff agreements with us and have entered or will enter into lock-up agreements with the underwriters under which they have agreed or will agree, subject to specific exceptions described in the section titled “Underwriting,” not to sell any of our stock for 180 days following the date of this prospectus. We refer to such period as the lock-up period. The holders of our OID Notes are not subject to any market standoff or underwriter lockup agreements. As a result of these agreements and subject to the provisions of Rule 144 or Rule 701 under the Securities Act of 1933, as amended, or the Securities Act, the shares of our common stock will be available for sale in the public market following the completion of this offering as follows:

•	beginning on the date of this prospectus, all shares of our common stock sold in this offering will be immediately available for sale in the public market; and

•	181 days after the date of this prospectus, subject to the terms of the lock-up and market standoff agreements described above, the remainder of the shares of our common stock will be eligible for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144.

Upon completion of this offering, we intend to file a registration statement to register shares reserved for future issuance under our equity compensation plans. Upon effectiveness of that registration statement, subject to the satisfaction of applicable vesting restrictions and the expiration or waiver of the market standoff agreements and lock-up agreements referred to above, the shares issued upon exercise of outstanding stock options will be available for immediate resale in the public market.

Sales of our common stock as restrictions end or pursuant to registration rights may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the trading price of our common stock to fall and make it more difficult for you to sell shares of our common stock at a time and price that you deem appropriate.

We may need additional capital, and we cannot be certain that additional financing will be available on favorable terms, or at all.

Historically, we have funded our operations and capital expenditures primarily through equity issuances for capital purchases. Although we currently anticipate that our existing cash will be sufficient to meet our cash needs for the foreseeable future, we may require additional financing. We evaluate financing opportunities from time to time, and our ability to obtain financing will depend, among other things, on our development efforts, business plans, operating performance and the condition of the capital markets at the time we seek financing. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity or equity-linked securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, and our stockholders may experience dilution. If we raise additional funds through the incurrence of indebtedness, then we may be subject to increased fixed payment obligations and could be subject to restrictive covenants, such as limitations on our ability to incur additional debt, and other operating restrictions that could adversely impact our ability to conduct our business. Any future indebtedness we may incur may result in terms that could be unfavorable to our equity investors.

Delaware law and provisions in our certificate of incorporation and bylaws, as they will be in effect upon the closing of this offering, might delay, discourage or prevent a change in control of our company or changes in our management, thereby depressing the market price of our common stock.

Our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law, or DGCL, may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws, as they will be in effect upon the closing of this offering will contain provisions that may make the acquisition of our company more difficult or delay or prevent changes in control of our management. Among other things, these provisions will:

•	authorize our board of directors to issues shares of preferred stock and determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval;

•	permit only the board of directors to establish the number of directors and fill vacancies on the board;

•	establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms;

•	provide that our directors may only be removed for cause;

•	permit stockholders to only take actions at a duly called annual or special meeting and not by written consent;

•	require that stockholders give advance notice to nominate directors or submit proposals for consideration at stockholder meetings;

•	eliminate cumulative voting in the election of directors;

•	prohibit stockholders from calling a special meeting of stockholders; and

•	require a super-majority vote of stockholders to amend some of the provisions described above.

These provisions, alone or together, could delay, discourage or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Our bylaws, as they will be in effect upon the closing of this offering, will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders or employees. Additional costs may be incurred by stockholders as a result of this provision.

Our bylaws, as they will be in effect upon the closing of this offering, will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware), except for any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction. This provision would not apply to any action brought to enforce a duty or liability created by the Exchange Act and the rules and regulations thereunder.

Section 22 of the Securities Act establishes concurrent jurisdiction for federal and state courts over Securities Act claims. Accordingly, both state and federal courts have jurisdiction to hear such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our bylaws will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our current or former directors, officers, stockholders or other employees, which may discourage such lawsuits against us and our current and former directors, officers, stockholders and other employees. In addition, our stockholders may incur additional costs as a result of these exclusive forum provisions. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Further, the enforceability of similar exclusive forum provisions in other companies’ organizational documents have been challenged in legal proceedings, and it is possible that a court of law could rule that these types of provisions are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find either exclusive forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur significant additional costs associated with resolving such action in other jurisdictions, all of which could harm our results of operations.

Changes in tax laws or regulations that are applied adversely to us or our customers may have a material adverse effect on our business, cash flow, financial condition or results of operations.

The Tax Act enacted many significant changes to the U.S. tax laws. Changes in corporate tax rates, the realization of net deferred tax assets relating to our U.S. operations, the taxation of foreign earnings and the deductibility of expenses contained in the Tax Act or other tax reform legislation could have a material impact on the value of our deferred tax assets, could result in significant charges in the current or future taxable years and could increase our future U.S. tax expense. As an example, for taxable years beginning during or after 2022, the Tax Act eliminated the option to immediately deduct research and development expenditures currently and required taxpayers to capitalize and amortize them over five or fifteen years pursuant to Section 174 of the Code, which may impact our effective tax rate and our cash tax liability. Enacted in July 2025, the legislation commonly known as the “One Big Beautiful Bill” eliminates capitalization of domestic research and experimental expenditures for taxable years beginning January 1, 2025, but retains the requirement to amortize foreign research and experimental expenditure over 15 years. There is uncertainty regarding what changes, if any, will be enacted and the effect on our business and financial results. The foregoing items, as well as any future changes in tax laws, could have a material adverse effect on our business, cash flow, financial condition or results of operations. We will also continue to monitor and assess the impact of international tax reform, including but not limited to the 15% global minimal tax proposed by the Organization for Economic Co-operation and Development’s Pillar Two Framework. On June 28, 2025, the G7 released a joint statement that it had reached an understanding with the United States for a side-by-side system based on certain accepted principles, including that U.S.-parented groups, such as ours, would be exempt from certain provisions of Pillar Two. Finally, the Inflation Reduction Act of 2022, or the IRA, was effective beginning in fiscal year 2023, which imposes a 1% excise tax on stock buybacks and a 15% alternative minimum tax on adjusted financial statement income.

General Risk Factors

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations and financial condition.

As a public company, we will incur substantial legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an “emerging growth company.” For example, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the rules and regulations of the SEC and the listing standards of NYSE American. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements and we expect these rules and regulations to substantially increase our legal and financial compliance costs. For example, we expect these rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to maintain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors, particularly to serve on our audit committee and compensation committee, or as our executive officers. In addition, we have expended, and anticipate that we will continue to expend, significant resources in order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting. In that regard, we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. In addition, as a public company, we may be subject to shareholder activism, which can lead to substantial costs, distract management and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and results of operations. These increased costs and demands upon management could adversely affect our business, results of operations and financial condition.

If the Company does not obtain additional capital, the Company will be required to reduce the scope of its therapeutic development activities or cease operations.

The Company has incurred significant losses since its inception and has not demonstrated an ability to generate revenues from the sales of its products or services to achieve profitable operations. There can be no assurance that profitable operations will ever be achieved, or if achieved, could be sustained on a continuing basis. The Company expects to continue to incur significant losses from operations and have negative cash flows from operating activities for the near-term. These losses could be significant as the Company has not yet generated revenues, but has continuing operating expenses including, but not limited to, compensation costs, professional fees, licensing costs, research costs and regulatory fees. The Company’s primary source of operating funds has been from the cash proceeds from the sale of common stock, preferred stock and convertible debt instruments. The Company has experienced net losses from operations since inception, but it expects these conditions to improve in the future as it develops its business model. Management’s current business plan is primarily to: (i) pursue additional capital raising opportunities; (ii) continue to explore and execute prospective partnering opportunities; (iii) identify unique market opportunities that represent potential short-term cash flow; and (iv) advance its therapeutic candidates in Phase 1 clinical trials. The Company’s existence is dependent upon management’s ability to develop its therapeutic operations, and to obtain additional sources of funding. There can be no assurance that the Company’s financing efforts will result in the development of its therapeutic operations, or the resolution of the Company’s lack of shareholder liquidity. The Company continues to explore obtaining additional capital financing, and the Company is closely monitoring its cash balances, cash needs, and expense levels. If the Company does not obtain additional capital, the Company will be required to reduce the scope of its therapeutic development activities or cease operations.

If a restatement of our financial statements were to occur, our stockholders’ confidence in our financial reporting in the future may be affected, which could in turn have a material adverse effect on our business and stock price.

As a public company, if any material weaknesses in our internal control over financial reporting are discovered or occur in the future, our consolidated financial statements may contain material misstatements, and we could be required to further restate our financial results. In addition, if we are unable to successfully remediate any future material weaknesses in our internal controls or if we are unable to produce accurate and timely financial statements, our stock price may be adversely affected, and we may be unable to maintain compliance with applicable stock exchange listing requirements.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

As a public company, we will be subject to the periodic reporting requirements of the Exchange Act. We expect to design our disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. For example, our Chief Executive Officer, Mr. Cataldo, was previously the chief executive officer of GT Biopharma, Inc. (“GTB”), a public company required to comply with Section 404 of the Sarbanes-Oxley Act. During and subsequent to Mr. Cataldo’s tenure with GTB, it was determined that inadequate and/or ineffective internal controls over financial reporting resulted in unauthorized transactions involving GTB’s assets, including the receipt by Mr. Cataldo of a short-term advance from the company (that was subsequently repaid) in the amount of approximately $2.6 million, which was not memorialized pursuant to customary documentation and was not pre-approved by the company’s Board of Directors.

Although our management intends to implement disclosure controls and procedures and internal control over financial reporting to comply with Section 404 of the Sarbanes-Oxley Act, there is no assurance that we will successfully implement and maintain such disclosure controls and procedures and internal control over financial reporting. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Changes in United States trade policy, including recently announced tariffs, could have a material adverse impact on our business, financial condition, and results of operations.

Changes in United States trade policy, including recently announced tariffs, could have a material adverse impact on our business, financial condition, and results of operations. The imposition of retaliatory or new tariffs or increases in existing tariffs on goods imported from countries where we source from third party suppliers could result in increased material costs for our products. If we are unable to mitigate these risks through supply chain adjustments, such as changing third party suppliers, the development, testing and clinical trials of our drug candidates may be delayed or infeasible, and regulatory approval or commercial launch of any resulting product may be delayed or not obtained, which could significantly harm our business.

Unfavorable global economic conditions, including adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults or non-performance by financial institutions or transactional counterparties, could adversely affect our business, financial condition, results of operations, or prospects.

Our business, financial condition, results of operations or prospects could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn, or additional global financial crises, could result in a variety of risks to our business, including weakened demand for our product candidates, if approved, or our inability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

In addition, actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems.

Although we assess our banking relationships as we believe necessary or appropriate, our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, the financial institutions with which we have arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which we have financial or business relationships, but could also include factors involving financial markets or the financial services industry generally.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all.

Our operations are vulnerable to business disruptions, including events beyond our control, which could seriously harm operations and financial condition and increase our costs and expenses.

Our operations could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions, for which we are predominantly self-insured. We rely on third-party manufacturers to produce our product candidates. Our ability to obtain clinical supplies of our product candidates could be disrupted if the operations of these suppliers were affected by a man-made or natural disaster or other business interruption. In addition, our corporate headquarters is located in San Francisco, California, near major earthquake faults and fire zones, and the ultimate impact on us for being located near major earthquake faults and fire zones and being consolidated in a certain geographical area is unknown. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses.

Our outstanding debt obligations may adversely affect our cash flow and our ability to operate our business.

Between December 2023 and September 2025, we issued and sold Convertible Promissory Notes in the aggregate face value amount of approximately $1.51 million in exchange for cash proceeds of approximately $1.21 million, representing an aggregate original issue discount (“OID”) of approximately $300,000. The maturity date for these Convertible Promissory Notes is the earlier of (i) the date on which we consummate a firm commitment underwritten initial public offering of our securities that result in a list on a national securities exchange (the “IPO”) or (ii) either one or two years from the issuance date of such Convertible Promissory Note, as provided in the applicable Convertible Promissory Note. If an IPO occurs prior to the applicable maturity date, the Convertible Promissory Notes shall automatically convert into a number of fully paid and nonassessable securities (shares and warrants (“Units”)) of ours being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the maturity date and any default interest accrued after the maturity date, divided by (b) the offering price of such Units offered to the public in the IPO.

The Convertible Promissory Note we issued on December 1, 2023, February 9, 2024, February 24, 2024 and March 14, 2024, respectively, have matured, and all principal became due and became in default on the respective maturity date and started accruing interest at 15% (collectively the “Matured Notes”). In addition, certain Convertible Promissory Notes we issued between April 2024 and June 2025 will mature and all principal will become due on the two-year anniversary of such Convertible Promissory Notes, or between April 2026 and June 2027, respectively. See Note 4 (OID Notes Payable and Promissory Note Payable) to our unaudited financial statements included elsewhere in this prospectus for additional information regarding these Convertible Promissory Notes. The terms of these Convertible Promissory Notes could have negative consequences to us, including but not limited to, limiting our ability to obtain additional financing to fund working capital, operating losses, capital expenditures and research and development on terms acceptable to us, or at all, limiting the amount of cash we have to operate our business, and increasing our vulnerability to economic downturns and adverse developments in our industry or the economy in general.

We currently intend to convert all of the outstanding principal amount and accrued and unpaid interest, including any accrued default interest, currently outstanding on these aforementioned Convertible Promissory Notes into shares of our common stock concurrently upon the consummation of this offering pursuant to the terms of such Convertible Promissory Notes. However, there can be no assurance that the lenders of the Matured Notes will not declare a default and/or demand repayment in cash of such Matured Notes in lieu of shares of common stock to be issued upon conversion of such Matured Notes, or if they accept the conversion of such Matured Notes into shares of common stock in connection with this offering, that the additional default interest currently accruing will not cause further dilution to investors in this offering. In the event we do not convert these Convertible Promissory Notes in connection with this offering, we may need to negotiate for a waiver of our obligations or for a repayment in cash to satisfy these Convertible Promissory Notes. If we cannot convert or repay our indebtedness and do not receive a waiver or are unable to obtain a settlement, we may be required to delay, limit, reduce or terminate our pipeline development or commercialization efforts or grant to others rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves, which could materially and adversely affect our financial condition and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential”, “forecast” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include statements about:

•	our expectations regarding the potential benefits of our strategy and product candidates;

•	our ability to obtain funding for our operations, including funding necessary to complete further development and any commercialization of our product candidates;

•	our ability to demonstrate, and the timing of, preclinical proof-of-concept in vivo for our product candidates;

•	our ability to successfully complete our clinical trials;

•	our beliefs regarding the benefits and perceived limitations of competing approaches, and the future of competing technologies and our industry;

•	details regarding our strategic vision and planned product candidate pipeline;

•	our beliefs regarding the success, cost and timing of our product candidate development activities, future preclinical studies and clinical trials, including study design;

•	estimates of the number of patients with certain diseases and conditions we intend to treat and the number of subjects that we intend to enroll in our clinical trials;

•	the timing or likelihood of regulatory filings or other actions and related regulatory authority responses;

•	the ability and willingness of various third parties to engage in research and development activities involving our product candidates, and our ability to leverage those activities;

•	our expectations regarding the ease of administration associated with our product candidates;

•	our expectations regarding the patient compatibility associated with our product candidates;

•	our beliefs regarding the potential markets for our product candidates and our ability to serve those markets;

•	the ability to obtain and maintain regulatory approval of any of our product candidates, and any related restrictions, limitations and/or warnings in the label of any approved product candidate;

•	our ability to commercialize any approved products;

•	the rate and degree of market acceptance of any approved products;

•	our ability to attract and retain key personnel;

•	the accuracy of our estimates regarding our future revenue, as well as our future operating expenses, capital requirements and needs for additional financing;

•	our ability to identify and enter into future license agreements and collaboration;

•	our ability to obtain, maintain, protect and enforce intellectual property protection for our product candidates and technology and not infringe, misappropriate or otherwise violate the intellectual property of others;

•	our expected use of the net proceeds to us from this offering;

•	regulatory developments in the United States and foreign countries; and

•	our expectations regarding the period during which we qualify as an “emerging growth company” under the JOBS Act, and a “smaller reporting company,” as defined in Rule 12b-2 of the Exchange Act.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, operating results, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Neither we, the selling stockholders, nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. You should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains statistical data, estimates, and forecasts that are based on independent industry publications or reports or other publicly available information, as well as other information based on our internal sources. This information involves a number of assumptions and limitations, is subject to risks and uncertainties, and is subject to change based on various factors, including those discussed in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $_______million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds will be approximately $_________million, after deducting underwriting discounts and commissions and offering expenses payable by us. We will not receive any proceeds from the sale by the selling stockholders of their common stock.

Each $1.00 increase or decrease in the assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds to us from this offering by $3.42 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the net proceeds to us from this offering by $3.42 million, assuming that the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change in the initial public offering price or the number of shares by these amounts would have a material effect on our use of the proceeds from this offering, although it may accelerate the time when we need to seek additional capital.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our common stock, facilitate future access to the public equity markets by us, our employees and our stockholders, increase our visibility in the marketplace, and facilitate an orderly distribution of shares for the selling stockholders. We currently anticipate that we will use the net proceeds from this offering, together with our existing cash, as follows:

•	Approximately $2 million to fund the preclinical development of EIR-1003 through IND approval;

•	Approximately $5 million to fund the clinical development of EIR-1003 through Phase 1/1B clinical trials; and

•	The remaining proceeds, if any, for other research and development opportunities, developing our manufacturing capacity, working capital and general corporate purposes.

Additionally, we believe opportunities may exist from time to time to expand our current business through license or acquisitions of, or investments in, complementary businesses, products or technologies. While we have no current agreements, commitments or understandings for any specific licenses, acquisitions or investments at this time, we may use a portion of the net proceeds for these purposes.

Although we believe that our available cash combined with the proceeds that we receive from this offering will be sufficient to fund our planned operations for at least twelve months following the date of this offering, this belief is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned.

Because we expect to use the net proceeds from this offering for working capital and other general corporate purposes, our management will have broad discretion over the use of the net proceeds from this offering. The amounts and timing of our expenditures will depend upon numerous factors including the results of our research and development efforts, the timing and success of preclinical studies and any clinical trials we may commence in the future, the timing of regulatory submissions, any funding we may obtain through future collaborations, if any, and any unforeseen cash needs.

As of the date of this prospectus, we intend to invest the net proceeds that are not used as described above in capital-preservation investments, including short-term interest-bearing debt instruments or bank deposits.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. Any future determination to pay dividends will be made at the discretion of our board of directors subject to applicable laws and will depend upon, among other factors, our operating results, financial condition, contractual restrictions and capital requirements. Our future ability to pay cash dividends on our capital stock may be limited by any future debt instruments or preferred securities.

CAPITALIZATION

The following table summarizes our cash, as well as our capitalization, as of September 30, 2025:

•	on an actual basis;

•	on a pro forma basis to give effect to (1) the conversion of our outstanding shares of convertible preferred stock into an aggregate of 1,500,000 shares of common stock as if such conversion had occurred on September 30, 2025; (2) the conversion of the principal and accrued and unpaid interest of our outstanding convertible notes into an aggregate of 406,944 shares of common stock as if such conversion had occurred on September 30, 2025 at an assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus; and (3) the filing of our amended and restated certificate of incorporation, each of which will occur upon the closing of this offering; and

•	on a pro forma as adjusted basis to reflect (1) the pro forma adjustments set forth above and (2) the issuance and sale by us of 3,750,000 shares of common stock in this offering at the assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other final terms of this offering. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.

	As of September 30, 2025
	Actual	Pro Forma		Pro Forma As Adjusted(1)
Cash	$179,932		$179,932	$11,177,932
Stockholders’ equity (deficit):
Preferred stock, par value $0.00001 per share, 1,000,000 shares authorized, and no shares issued or outstanding, pro forma and pro forma as adjusted	—		—	—
Series A convertible preferred stock, 30,000 designated, issued and outstanding as of September 30, 2025 and no shares issued or outstanding, pro forma and pro forma as adjusted
Common stock, par value $0.00001 per share, 100,000,000 shares authorized, 26,424,479 shares issued and outstanding, actual; 100,000,000 shares authorized, 31,919,795 shares issued and outstanding, pro forma; 100,000,000 shares authorized, 31,919,795 shares issued and outstanding, pro forma as adjusted	264			319
Additional paid-in capital	2,629,823			13,627,504
Accumulated deficit	(4,564,260)			(4,564,260)
Total stockholders’ equity (deficit)	(1,934,173)			9,063,563
Total capitalization	$(1,754,241)	$		$20,241,495

(1)	Each $1.00 increase or decrease in the assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, each of our cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $3.42 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares offered by us would increase or decrease, as applicable, each of our cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $3.42 million, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of common stock that will be outstanding immediately after this offering is based on 27,924,479 shares of our common stock outstanding as of December 31, 2025 (including an aggregate of 1,500,000 shares of common stock issuable upon conversion of our outstanding convertible preferred stock as of December 31, 2025, and excludes:

•	3,000,000 shares of common stock issuable upon the exercise of outstanding warrants as of December 31, 2025, with a weighted-average exercise price of $0.60 per share.

•	406,944 shares of common stock issuable upon the exercise of our outstanding convertible promissory notes as of December 31, 2025, assuming the convertible promissory notes are automatically converted at the assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.

•	2,750,000 shares of common stock issuable upon the exercise of outstanding stock options to purchase shares of our common stock granted under our 2023 Equity Incentive Plan as of December 31, 2025, at a weighted-average exercise price of $0.85 per share.

•	2,250,000 shares of common stock reserved for future issuance under our 2023 Equity Incentive Plan.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after completion of this offering.

After giving effect to the sale by us of 3,750,000 shares of our common stock in this offering at the assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2025 would have been $9.0 million, or $0.29 per share. This represents an immediate increase in pro forma net tangible book value of $0.38 per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $3.21 per share to investors purchasing shares of our common stock in this offering at the assumed initial public offering price. The following table illustrates this dilution:

Assumed initial public offering price per share		$4.50
Historical net tangible book value per share as of September 30, 2025	$(1,934,173)
Pro forma increase in net tangible book value per share as of September 30, 2025	15,083,750
Pro forma net tangible book value per share as of September 30, 2025	13,149,577
Increase in pro forma net tangible book value per share attributable to investors purchasing shares of common stock in this offering	$0.48
Pro forma as adjusted net tangible book value per share immediately after this offering		$0.42
Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering		$4.08

Sales by the selling stockholders in this offering will cause the number of shares held by existing stockholders before this offering to be reduced to [●] shares, or [●]% of the total number of shares of our common stock outstanding immediately after the completion of this offering, and will increase the number of shares held by new investors to [●] shares, or [●]% of the total number of shares of our common stock outstanding immediately after the completion of this offering.

Each $1.00 increase or decrease in the assumed initial public offering price of $3.42 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share by approximately $3,420,000, and would increase or decrease, as applicable, dilution per share to new investors purchasing shares of common stock in this offering by $0.11,assuming that the number of shares offered by us and the selling stockholders, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of shares of our common stock offered by us would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by approximately $0.03 per share and increase or decrease, as applicable, the dilution to new investors purchasing shares of common stock in this offering by $4.50 per share, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option in full to purchase additional shares of common stock in this offering, the pro forma as adjusted net tangible book value per share after the offering would be $4.50 per share, the increase in the pro forma net tangible book value per share to existing stockholders would be $0.11 per share and the pro forma as adjusted dilution to new investors purchasing common stock in this offering would be $3.32 per share.

The following table presents, on a pro forma as adjusted basis to give effect to this offering, as of September 30, 2025, the differences between the existing stockholders since company inception and the new investors purchasing shares of our common stock in this offering with respect to the number of shares purchased from us, the total consideration paid or to be paid to us and the average price per share paid or to be paid to us at the assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Number of Shares	Percent	Total Consideration Paid	Percent	Average Price Per Share
Existing stockholders since company inception before this offering	28,309,725	100%	$3,700,847	100%	$0.13
Investors participating in this offering	3,750,000	100%	$16,875,000	100%	$4.50
Total	32,059,725	100%	$20,575,847	100%	$0.64

Each $1.00 increase or decrease in the assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by new investors and the total consideration paid by all stockholders by approximately $3.42 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares offered by us would increase or decrease, as applicable, total consideration paid by new investors and total consideration paid by all stockholders, by approximately $3.42 million, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The table above assumes no exercise of the underwriters’ option to purchase additional shares in this offering. If the underwriters’ option to purchase additional shares is exercised in full, the total number of shares of our common stock held by existing stockholders would be reduced to 88.3% of the total number of shares of our common stock outstanding after this offering, and the total number of shares of common stock held by investors purchasing shares of common stock in the offering would be increased to 11.5% of the total number of shares outstanding after this offering. Sales by the selling stockholders in this offering will reduce the number of shares held by existing stockholders to ____, or approximately ___% of the total shares of common stock outstanding after this offering, and will increase the number of shares held by new investors to ________, or approximately __% of the total shares of common stock outstanding after this offering.

The number of shares of common stock that will be outstanding immediately after this offering is based on 27,924,479 shares of our common stock outstanding as of December 31, 2025 (including an aggregate of 1,500,000 shares of common stock issuable upon conversion of our outstanding convertible preferred stock as of December 31, 2025), and excludes:

•	3,000,000 shares of common stock issuable upon the exercise of outstanding warrants as of December 31, 2024, with a weighted-average exercise price of $0.60 per share;

•	406,944 shares of common stock issuable upon the exercise of our outstanding convertible promissory notes as of December 31, 2025, assuming the convertible promissory notes are automatically converted at the assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus;

•	2,750,000 shares of common stock issuable upon the exercise of outstanding stock options to purchase shares of our common stock granted under our 2023 Equity Incentive Plan as of December 31, 2025, at a weighted-average exercise price of $0.85 per share;

•	2,250,000 shares of common stock reserved for future issuance under our 2023 Equity Incentive Plan; and

•	To the extent that any outstanding options or warrants to purchase our common stock are exercised or new awards are granted under our equity compensation plans, or additional shares of our common stock are issued, there will be further dilution to investors participating in this offering.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of               , 2026 including those that are currently exercisable or exercisable within 60 days of               , 2026, and the number of our shares of common stock that may be offered by the selling stockholders pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders. The following table sets forth, as to the selling stockholders, the number of shares of common stock beneficially owned, the number of shares being sold, the number of shares beneficially owned upon completion of the offering and the percentage beneficial ownership upon completion of the offering.

			After Sale of Shares in Offering
Name	Shares Beneficially Owned	Shares Being Sold	Shares Beneficially Owned	Percent of Outstanding
Mark Bianchi Inc.(1)	61,111	61,111	0	0%
Lamat Ventures Ltd. (2)	30,556	30,556	0	0%

1)	Based on information provided by Mark Bianchi Inc. (“Bianchi”). Includes 61,111 shares of common stock issuable upon the conversion of a convertible promissory note in the principal amount of $250,000 at the closing of this offering (at an assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus). The business address of Bianchi is 1483 Boardwalk Place, Gallatin, Tennessee 37066.

2)	Based on information provided by Lamat Venture Ltd. (“Lamat Ventures”). Includes 30,556 shares of common stock issuable upon the conversion of a convertible promissory note in the principal amount of $125,000 at the closing of this offering (at an assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. The business address of Lamat Ventures is Suite 1605, Cheung Kong Center, 2 Queen’s Road Central, Central Hong Kong, People’s Republic of China.

Neither selling stockholder has, and within the past three years has not had, any position, office or material relationship with us or with any of our predecessors or affiliates except as described below.

PLAN OF DISTRIBUTION

We are registering ___________ shares of common stock for selling stockholders. We are paying all fees and expenses incident to the registration of the shares of our securities to be offered and sold pursuant to this prospectus, including the shares of the selling stockholders.

The shares of common stock beneficially owned by the selling stockholders covered by this prospectus may be offered and sold from time to time by the selling stockholders, but only after our common stock has begun trading on the NYSE American. No assurance can be given that we will meet those requirements. If our common stock is not approved for listing on the NYSE American, we will not consummate this offering.

The term “selling stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may purchase a position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange if we are listed on an exchange at the time of sale;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus;

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable law.

To the extent permitted under Rule 144, the selling stockholders may also sell shares of common stock owned by it pursuant to Rule 144 rather than pursuant to this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. None of the selling stockholders is an affiliate of any broker-dealer.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if the selling stockholders defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our shares of common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our shares of common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell our shares of common stock short and deliver these securities to close out its short positions, or lend or pledge its shares of common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, they will be subject to the prospectus delivery requirements of the Securities Act, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act, and federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our shares of common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus. The selling stockholders has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.

We may be required to amend or supplement this prospectus in the event that (a) a selling stockholders transfers securities under conditions which require the purchaser or transferee to be named in the prospectus as a selling stockholders, in which case we will be required to amend or supplement this prospectus to name the selling stockholders, or (b) the selling stockholders sells shares to an underwriter, in which case we will be required to amend or supplement this prospectus to name the underwriter and the method of sale.

We are paying all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are an early-stage biopharmaceutical company focused on therapeutics for the treatment of eye disease. Combined, our founders have more than 50 years of senior level management experience in the biotechnology, pharmaceutical, and biopharma industries, including in leadership roles at Intercept Pharmaceuticals, Iovance Biotherapeutics, and GT Biopharma.

Our strategy is to negotiate worldwide exclusive licenses for the right to develop therapies for the treatment of eye disease; we target preclinical assets that promise to meet clear clinical needs and that can be advanced to a clinical stage with the investment of several million dollars over 14 to 18 months. Our principal preclinical assets have been licensed from prominent research institutions, including Weill Cornell Medical College and the University of Miami.

EIR-0205 is a small molecule drug we licensed from Cornell University that we intend to develop for treatment of the atrophic “dry” form of age-related macular degeneration (dry AMD). EIR-0205 is a functionalized cyclodextrin designed to extract lipofuscin, a waste product that accumulates in the retinal epithelium causing degeneration of the retina leading to dry AMD. We are currently soliciting proposals from CROs for the activities necessary to enable submission of an Investigational New Drug (IND) application with the FDA by early 2027, and currently plan to initiate human clinical studies in late 2027.

EIR-1003 is a peptidomimetic drug candidate licensed from the University of Miami, designed to mimic ephrin ligands. The signaling between Ephrin receptor and ephrin ligands regulates directional growth of retinal ganglion cell axons and dendrites to the vision center of the brain. Studies conducted at the University of Miami demonstrate that treatment with EIR-1003 increases nerve regeneration in animal models of optic nerve injury. We are advancing EIR-1003 into animal toxicology studies in order to file an IND with the FDA; we currently plan to initiate human clinical studies in late 2026 or early 2027.

We operate as a semi-virtual company, a common model for drug development companies that we believe reduces overhead costs. We rely on commercial contract research and development organizations for the conduct of toxicology evaluation in appropriate animal models of eye disease prior to administration of the drug candidates to humans in clinical trials. We also rely on commercial contract manufacturing organizations for the manufacture of our product candidates in compliance with Good Manufacturing Practices (GMP) and U.S. Food and Drug Administration (FDA) guidelines.

We are advancing EIR-0205 and EIR-1003 into IND-enabling toxicological studies in animals in accordance with Good Laboratory Practice (GLP) guidelines, and into manufacturing and drug product formulation in accordance with Good Manufacturing Practice (GMP) guidelines in anticipation of commencing Phase I clinical trials. We anticipate the Phase I studies will be conducted at the University of Miami’s Bascom Eye Institute and the Weill Cornell Medical College of Cornell University.

Going Concern Consideration

The Company has incurred significant losses since its inception and has not demonstrated an ability to generate revenues from the sales of its products or services to achieve profitable operations. There can be no assurance that profitable operations will ever be achieved, or if achieved, could be sustained on a continuing basis. The Company expects to continue to incur significant losses from operations and have negative cash flows from operating activities for the near-term. These losses could be significant as the Company has not yet generated revenues, but has continuing operating expenses including, but not limited to, compensation costs, professional fees, licensing costs, research costs and regulatory fees. The Company’s primary source of operating funds has been from the cash proceeds from the sale of common stock, preferred stock and convertible debt instruments. The Company has experienced net losses from operations since inception, but it expects these conditions to improve in the future as it develops its business model. Management’s current business plan is primarily to: (i) pursue additional capital raising opportunities; (ii) continue to explore and execute prospective partnering opportunities; (iii) identify unique market opportunities that represent potential short-term cash flow; and (iv) advance its therapeutic candidates in Phase 1 clinical trials. The Company’s existence is dependent upon management’s ability to develop its therapeutic candidates, and to obtain additional sources of funding. There can be no assurance that the Company’s financing efforts will result in the development of its therapeutic candidates, or the resolution of the Company’s lack of shareholder liquidity. The Company continues to explore obtaining additional capital financing, and the Company is closely monitoring its cash balances, cash needs, and expense levels. If the Company does not obtain additional capital, the Company will be required to reduce the scope of its therapeutic development activities or cease operations.

Results of Operations – Three Months

The following table summarizes our results of operations for the three months ended September 30, 2025 and 2024:

	For the Three Months Ended
	September 30,
	2025	2024
Revenues	$-	$-
Operating Expenses:
Research and development	16,446	8,295
Management fees - related parties	20,000	120,000
General and administrative	92,477	132,075
Loss from Operations	(128,923)	(260,370)
Other Income (Expense)
Interest expense	(72,232)	(88,794)
Total Other (Income) Expense, net	(72,232)	(88,794)
Net Loss	$(201,155)	$(349,164)
Net loss per share basic and diluted	$(0.01)	$(0.01)
Weighted average common shares outstanding basic and diluted	26,424,479	26,424,479

Revenue

We have not generated any revenue from product sales and do not expect to do so in the near future. In the future, we may generate revenue from payments received under collaboration agreements, which could include payments of upfront fees, license fees, milestone-based payments, and reimbursements for research and development efforts.

Operating Expenses

We recognized operating expenses of $128,923 and $260,370 for the three months ended September 30, 2025 and 2024, respectively, resulting in a decrease of $131,447, or 51%. The decrease was primarily due to decreases in management fees, and general and administrative costs, net of an increase in research and development costs.

Research and Development Costs

We recognized research and development expenses of $16,446 and $8,295 for the three months ended September 30, 2025 and 2024, respectively, resulting in an increase of $8,151 or 98%. For the three months ended September 30, 2025 we recognized a license fee of $10,000 to the Cornell University. In addition, we incurred preclinical development costs of $6,446. For the three months ended September 30, 2024, the Company recognized research and development expense consisting of preclinical development costs of $8,295.

Management Expenses

We recognized management expenses of $20,000 and $120,000 for the three months ended September 30, 2025 and 2024, respectively, resulting in a decrease of $100,000 or 83%. The decrease was primarily due to the Company’s election to discontinue the monthly compensation until such time that the Company closes on the next round of financing.

General and Administrative

We recognized general and administrative expenses of $92,477 and $132,075 for the three months ended September 30, 2025 and 2024, respectively, resulting in a decrease of $39,598 or 30%. This decrease was primarily due to a reduction in legal fees, patent fees and stock-based compensation costs due to the economic conditions of the Company and offset by an increase in accounting fees.

Results of Operations

For the three months ended September 30, 2025 and 2024, respectively, we recognized $128,923 and $260,370 in loss from operations, due to the factors listed above.

Interest Expense

We recognized interest expenses of $72,232 and $88,794 for the three months ended September 30, 2025 and 2024, respectively, resulting in a decrease of $16,652, or 19%. The decrease was primarily due the reduction of amortization of original issue discount from $57,166 for the three months ended September 30, 2024 to $17,815 for the three months ended September 30, 2025. This was offset by an increase of interest expense to $54,417 for the three months ended September 30, 2025 from the $31,628 incurred in the three months ended September 30, 2024 due to the issuance of new notes payable during the period.

Net Loss

For the three months ended September 30, 2025 and 2024, respectively, we recognized $201,155 and $349,164 in net loss, due to the factors listed above.

Results of Operations – Nine months

The following table summarizes our results of operations for the nine months ended September 30, 2025 and September 30, 2024:

	For the Nine Months Ended
	September 30,
	2025	2024
Revenues	$-	$-
Operating Expenses:
Research and development	37,006	73,295
Management fees - related parties	32,000	320,000
General and administrative	175,037	457,443
Loss from Operations	(244,043)	(850,738)
Other Income (Expense)
Interest expense	(191,462)	(199,858)
Total Other (Income) Expense, net	(191,462)	(199,858)
Net Loss	$(435,505)	$(1,050,596)
Net loss per share basic and diluted	$(0.02)	$(0.04)
Weighted average common shares outstanding basic and diluted	26,424,479	26,424,479

Revenue

We have not generated any revenue from product sales and do not expect to do so in the near future. In the future, we may generate revenue from payments received under collaboration agreements, which could include payments of upfront fees, license fees, milestone-based payments, and reimbursements for research and development efforts.

Operating Expenses

We recognized operating expenses of $244,043 and $850,738 for the nine months ended September 30, 2025 and 2024, respectively, resulting in a decrease of $606,695, or 71%. The decrease was primarily due to decreases in management fees, and general and administrative costs, and research and development costs.

Research and Development Costs

We recognized research and development expenses of $37,006 and $73,295 for the nine months ended September 30, 2025 and 2024, respectively, resulting in a decrease of $36,289, or 50%. For the nine months ended September 30, 2025, we recognized license fees of $10,000 to Cornell University. In addition, we incurred preclinical development costs of $27,006. For the nine months ended September 30, 2024, we recognized research and development expense consisting of license fees of $60,000 to University of Miami and a $5,000 license fee to the Cornell University and preclinical development costs of $8,295.

Management Expenses

We recognized management expenses of $32,000 and $320,000 for the nine months ended September 30, 2025 and 2024, respectively, resulting in a decrease of $288,000, or 90%. The decrease was primarily due to the Company election to discontinue the monthly compensation until such time that the Company closes on the next round of financing.

General and Administrative

We recognized general and administrative expenses of $175,037 and $457,443 for the nine months ended September 30, 2025 and 2024, respectively, resulting in a decrease of $282,406 or 62%. This decrease was primarily due to a reduction in legal fees, patent fees and stock-based compensation costs due to the economic conditions of the Company and offset by an increase in accounting fees.

Results of Operations

For the nine months ended September 30, 2025 and 2024, respectively, we recognized $244,043 and $850,738 in loss from operations, due to the factors listed above.

Interest Expense

We recognized interest expenses of $191,462 and $199,858 for the nine months ended September 30, 2025 and 2024, respectively, resulting in a decrease of $8,396, or 4%. The decrease was primarily due to the reduction of amortization of original issue discount from $129,609 for the nine months ended September 30, 2024 to $50,304 for the nine months ended September 30, 2025. This was offset by an increase of interest expense to $141,158 for the nine months ended September 30, 2025 from the $70,249 incurred in the nine months ended September 30, 2024 due to the issuance of new notes payable during the period.

Net Loss

For the nine months ended September 30, 2025 and 2024, respectively, we recognized $435,505 and $1,050,596 in loss from operations, due to the factors listed above.

Year Ended December 31, 2024 Compared to the Year Ended December 31, 2023

The following table summarizes our results of operations for the years ended December 31, 2024 and 2023:

EIR Biopharma, Inc.
Statement of Operations

	For Years Ended December 31,
	2024	2023
Revenues	$-	$-

Operating Expenses:
Research and development	87,470	651,885
Management fees - related parties	360,000	245,000
General and administrative	516,734	986,066

Loss from Operations	(964,204)	(1,882,951)

Other Income (Expense)
Interest expense	(256,164)	(10,002)
Total Other (Income) Expense, net	(256,164)	(10,002)

Net Loss	$(1,220,368)	$(1,892,953)

Net loss per share
Basic and diluted	$(0.05)	$(0.07)

Weighted average common shares outstanding
Basic and diluted	26,424,479	26,299,087

Revenue

We have not generated any revenue from product sales and do not expect to do so in the near future. In the future, we may generate revenue from payments received under collaboration agreements, which could include payments of upfront fees, license fees, milestone-based payments, and reimbursements for research and development efforts.

Operating Expenses

For the years ended December 31, 2024 and 2023, respectively, we recognized $964,204 and $1,882,951 in total operating expenses, which includes research and development fees, related party management fees, and general and administrative expenses.

Research and Development

For the years ended December 31, 2024 and 2023, we recognized research and development expense of $87,470 as compared to $651,885 in the previous year, a decrease of $564,415, or 87%. For the year ended December 31, 2024, we recognized a license fee of $70,000 to University of Miami and a $5,000 license fee to Cornell University. In addition, we incurred preclinical development costs of $12,470. For the year ending December 31, 2023, we recognized research and development expense consisting of a cash license fee of $25,000, a stock-based fee of $618,489 issued to Cornell University and other costs of $8,396.

Management Expenses

For the years ended December 31, 2024 and 2023, respectively, we recognized $360,000 and $245,000 related party management fees paid to Cataldo Consulting and Emmes Group LLC and reflected as management fees in operations. The increase of $115,000, or 47%, was primarily due to from April 1, 2023 until October 31, 2023 the Company elected to discontinue the monthly compensation until such time that the Company closes on the next round of financing. The Company began paying monthly compensation again in December, 2023 upon receipt of proceeds from a convertible note payable. Effective February 1, 2024 the amount of the fee was reduced to $20,000 per month. Effective November 1, 2024 the Company elected to discontinue the monthly compensation until such time that the Company closes on the next round of financing.

General and Administrative

For the years ended December 31, 2024 and 2023 we recognized $516,734 and $986,066 of general and administrative expenses a decrease of $469,332 or 48%. This decrease was primarily due to a reduction in legal fees, patent fees and stock-based compensation costs due to the economic conditions of the company and offset by an increase in accounting fees.

Results of Operations

For the years ended December 31, 2024 and 2023, respectively, we recognized $964,204 and $1,882,951 in loss from operations, due to the factors listed above.

Interest Expense

We recognized interest expenses of $256,164 and $10,002 for the years ended December 31, 2024 and 2023, respectively, resulting in an increase of $246,162, or 124%. The increase was primarily due to the Company entering into additional convertible notes payable in the year ended December 31, 2024.

Net Loss

For the years ended September 30, 2025 and 2024, respectively, we recognized $1,220,368 and $1,892,953 in loss from operations, due to the factors listed above.

Liquidity and Capital Resources

Sources and Uses of Funds

Since our inception, we have incurred significant operating losses. To date, research and development, management expenses and general and administrative expenses have accounted for a significant portion of our overall operating expenses. As of September 30, 2025, we had $179,932 in cash. Upon closing of this offering, we believe that existing cash together with the proceeds that we receive from this offering will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. Since inception, our primary source of operating funds has been from cash proceeds from the sale of common stock and preferred stock, and the sale of convertible debt instruments. Our principal uses of cash are research and development expenses, including patent costs and licensing fees.

To date, we have not generated any revenue. We do not expect to generate any meaningful revenue unless and until we obtain regulatory approval of, and commercialize any of, our product candidates or enter into collaborative agreements with third parties, and we do not know when, or if, either will occur. We expect to continue to incur significant losses for the foreseeable future, and we expect the losses to increase as we continue the development of, and seek regulatory approvals for, our product candidates and begin to commercialize any approved products. We are subject to all of the risks typically related to the development of new product candidates, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. Moreover, following the completion of this offering, we expect to incur additional costs associated with operating as a public company.

We will continue to require additional capital to develop our product candidates and to fund operations for the foreseeable future. We may seek to raise capital through public or private equity offerings, debt financings, marketing and distribution arrangements, other collaborations, strategic alliances and licensing arrangements. We anticipate that we will need to raise substantial additional capital, for which the requirements will depend on many factors, including:

•	The scope, progress, timing, results and costs of developing and manufacturing our product candidates, and their components, and conducting preclinical studies and clinical trials and other testing of our product candidates;

•	Our ability to continue our business operations and product candidate research and development, and to adapt to any changes in the regulatory approval process, manufacturing supply, or clinical trial requirements and timing, including our ability to comply with new regulatory guidance or requirements on conducting clinical trials;

•	The costs, timing and outcome of regulatory review of our product candidates;

•	The costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights, and defending any intellectual property-related claims, including any claims by third parties that we are infringing upon their intellectual property rights;

•	Our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of any such agreements, including the timing and amount of any future milestone, royalty or other payments due under any such agreement;

•	The costs and timing of future commercialization activities, including manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

•	The extent to which our product candidates, if approved, can be offered by prescribers in various clinical settings, including academic hospitals and community practices, the acceptance of our products, if and when approved, by patients, the medical community and third-party payors, and the revenue received from commercial sale of any products for which we receive marketing approval;

•	The effect of competing technologies and market developments; and

•	The extent to which we acquire or invest in other businesses, products and technologies and any other licensing or collaboration arrangements for any of our product candidates.

A change in the outcome of any of these or other variables with respect to the development of any of our product candidates could significantly change the costs and timing associated with the development of that product candidate. Furthermore, our operating plans may change in the future, and we will continue to require additional capital to meet operational needs and capital requirements associated with such operating plans. From time to time, we may explore additional financing sources and means to lower our cost of capital, which could include equity, equity-linked and debt financing. We cannot assure you that any additional financing will be available to us on acceptable terms, or at all. If we raise additional funds by issuing equity or equity-linked securities, the ownership of our existing stockholders will be diluted. If we raise additional financing by the incurrence of indebtedness, we may be subject to increased fixed payment obligations and could be subject to additional restrictive covenants, such as limitations on our ability to incur additional debt, and other operating restrictions that could adversely impact our ability to conduct our business. Any future indebtedness we incur may result in terms that could be unfavorable to equity investors.

There can be no assurances that we will be able to raise additional capital. The inability to raise capital would adversely affect our ability to achieve our business objectives. If we are unable to raise additional funds when needed, we may be required to delay, reduce, or terminate some or all of our development programs and clinical trials, if initiated in the future, or we may also be required to sell or license to others rights to our product candidates in certain territories or indications that we would prefer to develop and commercialize ourselves. If we are required to enter into collaborations and other arrangements to supplement our funds, we may have to give up certain rights that limit our ability to develop and commercialize our product candidates or we may have to accept other terms that are not favorable to us or our stockholders, which could materially affect our business and financial condition.

See the section of this prospectus titled “Risk Factors” for additional risks associated with our substantial capital requirements.

Historical Cash Flows

The following table summarizes our cash flows:

	September 30,	September 30,
	2025	2024

Net cash provided by (used in):
Operating activities	$(213,929)	$(623,523)
Investing activities	-	-
Financing activities	300,000	608,000
Net increase (decrease) in cash	$86,071	$(15,523)

Operating Activities

Net cash used in operating activities was $693,180 for the nine months ended September 30, 2025, which was made up primarily by the net loss of $435,505 and partially offset by amortization of debt discount and debt costs of $50,304. Operating assets decreased by $641 while operating liabilities increased by a total of $171,913.

Net cash used in operating activities was $460,744 for the nine months ended September 30, 2024, which was made up primarily by the net loss of $1,050,596 and partially offset by stock-based compensation of $233,730 and amortization of debt discount and debt costs of $129,609. Operating assets decreased by $23,378 while operating liabilities increased by a total of $87,112.

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Financing Activities

Cash provided by financing activities for the nine months ended September 30, 2025 was $300,000 due to proceeds from notes payable.

Cash provided by financing activities for the nine months ended September 30, 2024 was $608,000 due to proceeds from notes payable.

Operating Activities

Net cash used in operating activities was $693,180 for the year ended December 31, 2024, which was made up primarily by the net loss of $1,220,368 and partially offset by stock-based compensation of $246,715, and amortization of debt discount and debt costs of $151,404. Operating assets increased by $8,211 while operating liabilities increased by a total of $ 120,858.

Net cash used in operating activities was $460,744 for the year ended December 31, 2023, which was made up primarily by the net loss of $1,892,953 and partially offset by stock-based compensation of $376,565, stock-based license fee of $618,489 and amortization of debt discount and debt costs of $6,352. Operating assets decreased by $23,500 while operating liabilities increased by a total of $454,303.

Financing Activities

Cash provided by financing activities for the nine months ended September 30, 2025 was $300,000 due to proceeds from notes payable.

Cash provided by financing activities for the year ended September 30, 2024 was $608,000 due to proceeds from notes payable.

Future Funding Requirements

Our net losses were $435,505 and $1,050,596 for the nine months ended September 30, 2025 and 2024, respectively. As of September 30, 2025, we had $179,932 in cash and an accumulated deficit of $4,564,260. We expect to devote substantial financial resources to our planned activities, particularly as we prepare for, initiate and conduct our planned preclinical and clinical trials of EIR-0205 and EIR-1003, advance our discovery programs and continue our product development efforts. In particular and even if we issue and sell the full amount of securities registered pursuant to this offering, we expect to require substantial additional funds to advance and complete IND applications and advance to human clinical trials for EIR-0205 and EIR-1003, respectively. In addition, we expect to incur additional costs associated with operating as a public company.

Based on our current operating plan, we believe that our existing cash will be sufficient to fund our operating expenses and capital expenditure requirements into the [●].

Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. We intend to raise capital through additional issuances of equity securities and/or short-term or long-term debt arrangements, but there can be no assurances any such financing will be available on acceptable terms when needed, or at all, even if our research and development efforts are successful. If we are unable to secure adequate additional funding when needed, we will need to reevaluate our operating plans and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, delay, scale back or eliminate some or all of our development programs, or relinquish rights to our technology on less favorable terms than we would otherwise choose or cease operations entirely. These actions could materially impact our business, results of operations and future prospects and the value of shares of our common stock. In addition, attempting to secure additional financing may divert the time and attention of management from day-to-day activities and distract from our discovery and product development efforts. As a result, there is substantial doubt about our ability to continue as a going concern. We expect to continue to incur significant and increasing operating losses at least for the foreseeable future. We do not expect to generate product revenue unless and until we successfully complete development, obtain regulatory approval for and successfully commercialize our current, or any future, product candidates.

Convertible Notes

Between December 2023 and May 2024, we issued and sold Convertible Promissory Notes, or the Original OID Notes, in the aggregate face value amount of $1,135,000 in exchange for cash proceeds of $908,000, representing an aggregate OID of $227,000. In June 2025, we issued and sold a Convertible Promissory Note, or the June 2025 OID Note, to an investor in the aggregate face value amount of $250,000 in exchange for cash proceeds of $200,000, representing an OID of $50,000. In September 2025, we issued and sold a Convertible Promissory Note, or the September 2025 OID Note and together with the June 2025 OID Note and the Original OID Notes, the OID Notes, to an investor in the aggregate face value amount of $125,000 in exchange for cash proceeds of $100,000, representing an OID of $25,000. The OID Notes bear interest at 10% per annum with the interest rate increasing to fifteen Percent (15%) per annum so long as an event of a default has occurred and is continuing. The following are “Events of Default” under the OID Notes: (i) the Borrower shall fail to pay any principal of the Note when due and payable hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount when due and payable under the Note and such payment shall not have been made within five (5) business days of the Borrower’s receipt of written notice to the Borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or (v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement or filing. If any Event of Default has occurred and is continuing, the Lender (as defined in the OID Notes) may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of our common stock upon conversion of the OID Note as required pursuant to the terms of the OID Notes. Accrued interest on the OID Notes is payable at maturity.

Upon closing of this offering, the OID Notes will automatically convert into a number of fully paid and nonassessable shares of our common stock equal to (a) one hundred percent (100%) of the outstanding principal sum of the OID Note plus all unpaid interest that has accrued or would accrue on such OID Note up to and including the date that is one year from the date of such OID Note, divided by (b) the offering price of our shares of common stock offered in this offering.

Contractual Obligations and Other Commitments

We enter into contracts in the normal course of business with third-party contract organizations and vendors for preclinical studies, manufacturing, research supplies and other services and products for operating purposes. These contracts generally provide for termination after a notice period, and, therefore, are cancelable contracts not required to be included in a contractual obligations table. See Notes 7 (“Commitments and Contingencies”) included in our audited financial statements for the year ended December 31, 2024 and or unaudited financial statements for the quarter ending September 30, 2025, respectively, included elsewhere in this prospectus for more information.

Off-Balance Sheet Arrangements

We are not party to any off-balance sheet transactions. We have no guarantees or obligations other than those which arise of our normal business operations.

Emerging Growth Company Status

As an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, the JOBS Act allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We have elected to use this extended transition period under the JOBS Act. We will remain an “emerging growth company” until the earliest of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (b) the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering, (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. As a result, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue and expenses at the date of the financial statements. Generally, we base our estimates on historical experience and on various other assumptions in accordance with GAAP that we believe to be reasonable under the circumstances. Actual results may differ from these estimates.

Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our critical accounting policies and estimates include those related to:

•	Fair value measurements,

•	Research and development costs;

•	Patent and license expenses; and,

•	Stock based compensation.

Recent Accounting Pronouncements

See Note 3 to our financial statements included elsewhere in this prospectus for recent accounting pronouncements as of the date of this prospectus.

BUSINESS

Overview

We are an early-stage biopharmaceutical company focused on therapeutics for the treatment of eye disease. Combined, our founders have more than 50 years of senior level management experience in the biotechnology, pharmaceutical, and biopharma industries, including in leadership roles at Intercept Pharmaceuticals, Iovance Biotherapeutics, and GT Biopharma.

Our strategy is to negotiate worldwide exclusive licenses for the right to develop therapies for the treatment of eye disease; we target preclinical assets that promise to meet clear clinical needs and that can be advanced to a clinical stage with the investment of several million dollars over 14 to 18 months. Our principal preclinical assets have been licensed from prominent research institutions, including Weill Cornell Medical College and the University of Miami.

Our Lead Product Candidates

EIR-0205 is a small molecule drug we licensed from Cornell University, and we intend to develop for treatment of the atrophic “dry” form of age-related macular degeneration (dry AMD). EIR-0205 is a functionalized cyclodextrin designed to extract lipofuscin, a waste product that accumulates in the retinal epithelium causing degeneration of the retina leading to dry AMD. We are currently soliciting proposals from CROs for the activities necessary to enable submission of an Investigational New Drug (IND) application with the FDA, and currently plan to initiate human clinical studies in late 2027.

EIR-1003 is a peptidomimetic drug candidate licensed from the University of Miami, designed to mimic ephrin ligands. The signaling between Ephrin receptor and ephrin ligands regulates directional growth of retinal ganglion cell axons and dendrites to the vision center of the brain. Studies conducted at the University of Miami demonstrate that treatment with EIR-1003 increases nerve regeneration in animal models of optic nerve injury. We are advancing EIR-1003 into animal toxicology studies in order to file an IND with the FDA; we currently plan to initiate human clinical studies in early 2027.

We operate as a semi-virtual company, a common model for drug development companies that we believe reduces overhead costs. We rely on commercial contract research and development organizations for the conduct of toxicology evaluation in appropriate animal models of eye disease prior to administration of the drug candidates to humans in clinical trials. We also rely on commercial contract manufacturing organizations for the manufacture of our drug candidates in compliance with Good Manufacturing Practices (GMP) and U.S. Food and Drug Administration (FDA) guidelines.

Our Pipeline

We are advancing EIR-0205 and EIR-1003 into IND-enabling toxicological studies in animals in accordance with Good Laboratory Practice (GLP) guidelines, and into manufacturing and drug product formulation in accordance with Good Manufacturing Practice (GMP) guidelines in anticipation of commencing Phase I clinical trials. We anticipate the Phase I studies will be conducted at the University of Miami’s Bascom Eye Institute.

EIR Biopharma Product Candidate Pipeline

Our Strategy

We negotiate worldwide exclusive licenses with major institutions for rights to clinically develop therapies for the treatment of eye diseases. As part of the partnerships with these institutions, we will fund research directed by the principal inventors of the licensed technologies, and will obtain an exclusive worldwide option to any patented technologies and novel drug candidates which emanate from the sponsored research programs. We believe that this strategy will afford us a robust pipeline of therapeutic assets that have shown promise in relevant animal models of eye disease.

Typically, we identify drug candidates from research teams that have already demonstrated proof-of-therapeutic-hypothesis in preclinical in vitro cell assays and in vivo animal studies. Following successful licensing of such therapeutic assets, we advance these drug candidates in IND-enabling toxicology studies, GMP manufacturing, and first-in-human Phase I/II clinical trials. Following successful demonstration of proof-of-therapeutic-hypothesis in humans, we plan to advance drug candidates in Phase II and Phase III clinical trials with the goal of obtaining regulatory authority market approval.

We rely on commercial contract research and development organizations to conduct toxicology evaluation in appropriate animal models of eye disease prior to administration of the drug candidates to humans in clinical trials. We also rely on commercial contract manufacturing organizations for the manufacture of our drug candidates in compliance with Good Manufacturing Practices (GMP) and U.S. Food and Drug Administration (FDA) guidelines.

We have retained Premier Research, a contract clinical development & research organization (CRO), to provide us with regulatory support and management for the Phase 1 studies. We have retained CPC Scientific for the manufacture of EIR-1003 preclinical and clinical drug product supply.

Our Team and Collaborators

The company was created by the founders of Intercept Pharmaceuticals (Nasdaq: ICPT), Iovance Biotherapeutics (Nasdaq: IOVA) and GT Biopharma (Nasdaq: GTBP). Combined, the founders have over 50 years of senior level management experience in the biotechnology, pharmaceutical and biopharma industries, and have helped to create publicly traded companies with peak market capitalizations exceeding $15 billion.

We have partnered with the University of Miami’s Bascom Eye Institute and the Weill Cornell Medical College of Cornell University. The University of Miami has granted us a worldwide exclusive license to certain ephrin mimetic peptide ligands for the treatment of human diseases, including glaucoma. We also entered into a worldwide exclusive license agreement with Cornell University, granting us rights to certain functionalized beta-cyclodextrins for the treatment of human diseases, including the dry form of age-related macular degeneration. Both the University of Miami and Cornell University are equity shareholders in our company.

Market and Industry

In 2025, diseases of the eye are projected to result in $276 billion estimated annual economic burden of vision loss, eye diseases and vision disorders in the USA according to Research to Prevent Blindness. The National Alliance for Eye and Vision Research (NAEVR) estimate that cost to reach nearly $373 billion by 2050.

•	Approximately 1.3 million Americans are legally blind (≤20/200) with an estimated 2.2 million Americans becoming blind by 2030.

•	Approximately 2.9 million Americans have low vision (<20/40); an estimated 5 million Americans will have low vision by 2030.

Figure 1: USA Ophthalmology Market Estimate

Figure 2: Ophthalmic Drugs Market Share by Drug Class

Figure 3: Ophthalmic Drugs Market Share by Geographic Region

EIR-0205

EIR-0205 is a functionalized beta cyclodextrin molecule exclusively licensed from Cornell University that has been shown in relevant mouse models of the dry-form of AMD and Stargardt disease to clear accumulated cytotoxic lipofuscin from the retinal pigment epithelium (RPE) by capturing, transporting, and triggering degradation of the cytotoxic lipofuscin in the lysosome with subsequent expulsion by activating lysosome exocytosis. A high level of lipofuscin in the RPE is associated with retinal degeneration and blindness, and we believe that clearance of accumulated lipofuscin will have therapeutic benefit in patients with AMD or Stargardt Disease.

Figure 3: beta-Cyclodextrin

Beta-cyclodextrin molecules are a doughnut-like, ring shaped molecule containing a hydrophobic inner core and a hydrophilic outer surface. The cytotoxic lipofuscin molecules are captured by the hydrophobic inner core of the beta-cyclodextrin molecule. The captured cytotoxic lipofuscin is transported to the lysosome where the hydrophilic surface of the beta-cyclodextrin interacts with the membrane surface of the lysosome allowing entry into the lysosome. Once inside the lysosome, the beta-cyclodextrin molecule containing the cytotoxic lipofuscin is degraded followed by its expulsion from the RPE cell via a process known as exocytosis.

Atrophic (“Dry”) form Age-related Macular Degeneration

Age-related macular degeneration is the leading cause of blindness in the western world. There is no FDA-approved treatment for the most prevalent atrophic (“Dry”) form of AMD. Photoreceptor degeneration in dry AMD is triggered by abnormalities in the retinal pigment epithelium (RPE). Dry AMD is a gradual deterioration of the macula caused by the build-up of cellular waste products (lipofuscin and drusen) resulting in the death of retinal cells. Wet AMD develops when abnormal blood vessels grow into the macula and leak blood or fluid leading to scarring of the macula and rapid loss of central vision. Wet AMD is treated using blood vessel growth inhibitors such as the anti-VEGF antibody therapies Lucentis® and Eylea®.

Figure 4: Dry vs Wet Age-related Macular Degeneration

The retinal pigment epithelium (RPE), strategically situated between the neural retina and the choroid blood vessels, is essential for photoreceptor function. It recycles vitamin A, which is required for the visual cycle and clears debris generated by the circadian shedding of photoreceptor outer segments. Each RPE cell phagocytoses and digests the material produced by 30–50 overlying photoreceptors, which shed 10% of their mass daily. The intense and continual phagocytic activity of RPE cells results in the progressive accumulation of indigestible products or “lipofuscin” in their lysosomal compartment. Unlike lipofuscins found in other body tissues, which are composed mainly of protein, RPE lipofuscin consists predominantly of lipid-bisretinoids and only 2% protein. Lipofuscin bisretinoids (LBs) are vitamin A-derived side products of the visual cycle.

Studies suggest that excessive accumulation of lipofuscin pigment in the RPE represents an important pathogenic factor in etiology and progression of dry AMD. Cytotoxic lipofuscin bisretinoids (lipofuscin) are formed in the retina in non-enzymatic processes from visual cycle retinoids. Accumulation of cytotoxic lipofuscin in lysosomes of the RPE causes secondary death of photoreceptors (light sensing cells) in recessive Stargardt disease, certain forms of cone-rod dystrophy, retinitis pigmentosa, and the dry (atrophic) from of AMD. Lipofuscin’s cytotoxicity results from the light-triggered decomposition of its lipid-bisretinoid components leading to apoptosis (cell death) of the RPE cell. Antiapoptotic antioxidants or light-blocking lenses are not effective to stop such RPE cell death in Stargardt patients and most AMD patients.

There is currently no treatment for dry AMD. Approximately 80% of all patients diagnosed with Age-related Macular Degeneration suffer from dry AMD. Therapeutic agents that remove cytotoxic lipofuscin from the RPE cells have the potential to fulfill an unmet medical need for patients suffering from dry AMD. Dr. Marcelo Nociari at the Weill Cornell Medical College of Cornell University has recently identified a family of beta cyclodextrins as promising bioactive compounds capable of removing cytotoxic toxic lipofuscin from RPE in mouse eye models after intravitreal injection. We have licensed one of these compounds, EIR-0205, and intend to develop it in ophthalmologic conditions in which lipofuscin accumulation is a pathological feature.

Preclinical Studies of EIR-0205

Ex Vivo Mouse Studies

To determine whether EIR-0205 reduces the mix of lipofuscin bisretinoids (LBs) that naturally accumulates in the lysosomes of the RPE in the eye, ex vivo and in vivo experiments were carried out with double knockout (DKO) animals. These mice accumulate A2E rapidly and develop early onset blindness, basal lamina deposits, and drusen.

Initial studies tested the ability of EIR-0205 to reduce LBs from DKO mouse eyes ex vivo. To this end, eyes from six-month-old DKOs were enucleated; cornea, lens, and other anterior structures were eliminated by coronal sectioning; and neural retinas were removed under conditions of minimal adherence. Eyecups with the exposed RPE were then incubated in the presence of medium supplemented with 500 µM Mβ-CD for 3 days, with multiple changes of the medium in between. For scanning fluorescence microscopy, eyecups were fixed with 4% PFA, flat mounted and counterstained with Phalloidin-Alexa Fluor 680 (actin filaments) and DAPI (nuclei). Figure 5A below shows the granular appearance of LBs in control RPE obtained from DKO mice, consistent with their accumulation in lysosomes. Note that upon treatment with Mβ-CD, the number and intensity of lipofuscin granules are reduced. Figure 5B shows the quantification of LB fluorescence levels in randomly selected fields of treated versus control eyecups from three independent experiments. By this method, the estimated reduction in LB fluorescence caused by Mβ-CD was over 31% (P < 0.0007).

Figure 5: Methyl-β-Cyclodextrin Removes Lipofuscin bisretinoids from DKP Mice Eyes Ex-Vivo

To confirm this result using an independent experimental approach and to quantitatively characterize the effect of methyl-beta-cyclodextrin (Mβ-CD) treatment on the different types of bisretinoids accumulated in the RPE of DKO retinas, HPLC analysis of mouse eyecup chloroform extracts were performed. To this end, seven six-month-old DKO mice were killed, and their right and left eyes’ eyecups were treated for 72 hours with media (control) and 500 µM Mβ-CD (experimental), respectively. The graph shown in Figure 6C is an overlay of representative HPLC chromatograms of an age-matched control (black trace) and Mβ-CD–treated eyecup (red trace). The identity of the peaks was assessed by online spectral analysis against previously established peaks obtained by elution with standards. As depicted, Mβ-CD was effective at reducing the levels of all detectable bisretinoids, including A2E, A2E isomers (iso-A2E#1, #2, #3), A2E precursors (dihydro-A2PE (A2PE-H2) and A2PE), as well as all-trans-retinaldehyde dimer (atRAL-dimerPE). In contrast, the level of N-Ret-PE, the monoretinoid precursor of A2E, was unperturbed by the treatment suggesting monomeric ligands need higher local CD concentrations for effective removal. For each eye, the amount of total A2E was calculated as the sum of A2E and iso-A2E peaks. The mean and SE for controls and treated eyes are indicated in red. The average Mβ-CD–mediated total A2E reduction was higher than 48% (P< 0.005). The average calculated changes for the other retinoids were: 46% (P < 0.05) for A2PE, 30% (P < 0.02) for A2PE-H2, 25% (P < 0.04) for atRAL-dimerPE, and 8% (P> 0.24) for N-Ret-PE.

In Vivo Mouse Studies

Preclinical studies also tested the ability of Mβ-CD to remove LBs from DKO mice eyes in vivo. In one study, eight nine-month-old DKO mice received in their right eyes 1.5 µL of 100 mM Mβ-CD in PBS through intraocular injections every other day four times as depicted in Figure 6A. The left eyes were identically injected with PBS to serve as controls. At day nine the animals were killed and the right and left eyes were enucleated, the neural retina removed and the eyecups were analyzed for bisretinoid content using HPLC. As shown in Figure 6B the total content of A2E, (i.e., A2E plus iso-A2E) was ∼25% lower in the treated right eyes relative to the control left eyes. Similar to what we observed in the ex vivo experiments, the treatment with Mβ-CD also reduced significantly the levels of other bisretinoids. Thus, atRAL-dimerPE and A2PE were reduced 37% and 28% in the RPE (see Figure 6C). Figure 6D shows the level of LBs in random fields, in control and treated eyes, determined by quantitative fluorescence microscopy; these data are in full agreement with the HPLC data.

Figure 6: Intravitreal Injection EIR-0205 Reduces Liopfuscin from RPE of DKO Mice

Figure 7: Activation of Exocytosis by EIR-0205

EIR-1003

Glaucoma

Glaucoma is a leading cause of blindness worldwide. The underlying disease mechanisms of glaucoma impacting visual function represent an unmet medical need. Early patterns of visual field loss in glaucoma patients, the optic nerve head is generally regarded as an important site of pathogenesis resulting in retinal ganglion cell (RGC) axon injury. The retinal ganglion cell is a type of neuron located near the inner surface of the retina of the eye. It receives visual information from photoreceptors via two intermediate neuron types: bipolar cells and retina amacrine cells.

Retinal ganglion cells are responsible for the transfer of signals from the retina to the brain. Part of the central nervous system, the RGC is unable to regenerate following injury, and implanted cells have limited capacity to orient and integrate in vivo. Retinal ganglion cells collectively transmit image-forming and non-image forming visual information from the retina in the form of action potential to several regions in the thalamus, hypothalamus, and mesencephalon, or midbrain. Glaucoma is a complex neurodegenerative disease that causes progressive RGC death and optic nerve damage, which results in irreversible vision loss.

There are about 0.7 to 1.5 million retinal ganglion cells in the human retina. With about 4.6 million cone cells and 92 million rod cells, or 96.6 million photoreceptors per retina, on average each retinal ganglion cell receives inputs from about 100 rods and cones. However, these numbers vary greatly among individuals and as a function of retinal location. In the fovea (center of the retina), a single ganglion cell will communicate with as few as five photoreceptors. In the extreme periphery (edge of the retina), a single ganglion cell will receive information from many thousands of photoreceptor cells.

Eph/ephrin signaling is critical for development of the central nervous system (CNS), and is the main axonal guidance cue for topographic mapping of retinal projections onto the superior colliculus in the eye. However, axonal guidance through Eph receptors (forward signaling) is mediated by repulsion, rather than attraction of neuronal processes. Activated Eph- forward signaling leads to axonal growth cone collapse, synaptic instability, and synaptic retraction in CNS neurons.

Among glaucoma-related changes at the optic nerve head, a finding that is consistently observed across multiple animal models and in glaucoma patients is the upregulation of EphB/ephrin-B gene expression and protein signaling. The expression of a number of Eph and ephrin family members is upregulated in cultured optic nerve head astrocytes derived from human patients, and in several different animal models of glaucoma including monkey, the DBA/2J mouse model of pigmentary glaucoma, and the laser-induced ocular hypertension model in CD-1 mice. In mice, where this process has been examined in the greatest detail, EphB/ephrin-B upregulation is tightly correlated with axon loss, and occurs early in the glaucoma disease process, preceding or coinciding with the initial morphologic signs of axon damage. This upregulation of EphB/ephrin-B gene expression has been found to be associated with increased active protein signaling in both axons and glia at the optic nerve head. Furthermore, morphologically normal axons exhibit higher levels of ephrin-B reverse signaling, whereas this signaling pathway is downregulated in aberrant axons.

Preclinical Studies of EIR-1003

EIR-1003 is a peptidomimetic small molecule with neuroprotective activity that have shown positive results in animal models of neuroinflammation and neurodegeneration. Dr. Daniel Pelaez at the University of Miami has developed a family of ephrin ligand mimetic peptides which mimic receptor binding domains in ephrin ligands to compete with the binding of native ephrin ligands. The ephrin ligand mimetic peptide antagonizes the activation of both EphA and EphB class receptors. The ephrin ligand mimetic peptide has been shown to increase regeneration of axonal projections distal to an injury on the optic nerve head in mouse models.

Figure 8: EIR-1003 Effect on RDC Dendrite Growth

Figure 9: Neuroprotection of RGCs in Mouse Model

Figure 10: Axonal Regeneration of RGC in Mouse Model

Intellectual Property

License agreement with University of Miami

In December 2022, we entered into a license agreement with University of Miami, or the Miami License Agreement, under which we obtained (a) an exclusive, royalty-bearing, worldwide license under University of Miami’s international PCT WO 2023/205752A2 patent application and corresponding US patent application US2023/066035 covering the peptide sequence identified as SEQ ID NO: 2 in US provisional patent application 63/333,759, or Sequence 2, and the peptide sequence identified as SEQ ID NO: 3 in US provisional patent application 63/333,759, or Sequence 3, to exploit such peptide sequences in all fields of use, (b) a non-exclusive, royalty-bearing, worldwide license under the same University of Miami’s patent rights, to exploit other peptide sequences covered by such patent rights in the field of use of ocular/ophthalmology therapeutic indications, including cancer, and (c) a non-exclusive, royalty-bearing, worldwide license under certain of University of Miami’s proprietary or technology information, to exploit such licensed peptide sequences in their respective licensed fields of use.

Under the Miami License Agreement, we are permitted to make, have made, use, sell, offer for sale and import certain licensed products or processes utilizing the University of Miami licensed rights in their respective fields of use, and to sublicense such rights. University of Miami retains the right for itself and other non-profit research and educational institutions to practice and use the University of Miami licensed rights for non-profit purposes, including educational and research purposes. We are permitted to grant sublicenses to third parties under all University of Miami licensed rights, subject to University of Miami’s reasonable approval.

In consideration for the rights granted to us under the Miami License Agreement, we agreed to pay University of Miami a license issuance fee of $75,000, payable in two installments over the initial 18 months of the University of Miami License Agreement term, and issued to University of Miami the number of shares of our Common Stock equal to 4% calculated on a fully diluted basis of the total number of issued and outstanding shares of our Common Stock as of the effective date of the Miami License Agreement. We also reimbursed University of Miami for the patent prosecution and maintenance costs incurred by University of Miami for the licensed patent rights prior to us entering into the Miami License Agreement, and we are responsible for all ongoing costs relating to the prosecution and maintenance of the licensed patent rights going forward. We also agreed to pay University of Miami an annual fee of $10,000 prior to the first sale of a licensed product, and of $50,000 thereafter during the term of the Miami License Agreement, which fee is creditable against royalty payments due for the applicable year.

We are required to pay University of Miami a mid-single digit royalty on net sales of any licensed product covered by the licensed patent rights, and a low-single digit royalty on net sales of any licensed product not covered by the licensed patent rights but utilizing the licensed proprietary or technology information. In addition, we must also pay twenty percent of all non-royalty consideration we receive from sublicensees in consideration for a sublicense under University of Miami’s licensed rights.

We are also required to pay up to an aggregate of approximately $4.4 million upon the achievement of certain regulatory and commercial milestones for the licensed products.

The Miami License Agreement requires that we use commercially reasonable efforts to develop, manufacture, market and sell licensed products and licensed products in the licensed territory and meet certain specified regulatory development milestones.

The Miami License Agreement will remain effective until the latest of: (i) all issued patents and filed patent applications within the licensed patent rights have expired or have been abandoned and/or no royalties are due to University of Miami, (ii) any regulatory exclusivity has expired; or (iii) 20 years from the first commercial sale of a licensed product; all on a jurisdiction-by-jurisdiction basis, unless the Miami License Agreement is terminated earlier by us for convenience, or by University of Miami due to an uncured breach by us of the Miami License Agreement.

License agreement with Cornell University

In January 2023, we entered into a license agreement with Cornell University, or the Cornell License Agreement, under which we obtained an exclusive (subject only to the license previously granted by Cornell to reVision Therapeutics, Inc.), royalty-bearing, worldwide license under Cornell’s patent and technology rights covering glutaryl beta cyclodextrin or succinyl beta cyclodextrin, to practice methods covered by Cornell’s licensed patent and technology rights, and to make, have made, use, offer for sale, sell, have sold import and export products or compositions that use glutaryl beta cyclodextrin or succinyl beta cyclodextrin for use as an active pharmaceutical ingredient or drug substance in such product.

Cornell retains the right for itself and other non-profit research and educational institutions to practice and use the Cornell licensed rights for non-profit purposes, including educational and research purposes. We are permitted to grant sublicenses to third parties under all Cornell licensed rights.

In consideration for the rights granted to us under the Cornell License Agreement, we agreed to pay Cornell a license issuance fee of $25,000, and issued to Cornell the number of shares of our Common Stock equal to 4% calculated on a fully diluted basis of the total number of issued and outstanding shares of our Common Stock as of the effective date of the Cornell License Agreement. We also agreed to reimburse Cornell for the patent prosecution and maintenance costs incurred by Cornell for the licensed patent rights prior to us entering into the Cornell License Agreement, and we are responsible for all ongoing costs relating to the prosecution and maintenance of the licensed patent rights going forward. We also agreed to pay Cornell a license maintenance fee prior to the first sale of a licensed product, in the amount starting at $5,000 on the first anniversary of the Cornell License Agreement effective date, gradually increasing to $75,000 on the 6th and subsequent anniversaries, and a minimum annual royalty following the first sale of a licensed product in the amount of $250,000 for the first year thereafter, $500,000 for the second through fourth year thereafter, and $1 million for the fifth and each subsequent year thereafter, to the extent the actual royalty payments due for the applicable year are less than such amounts.

We are required to pay Cornell a mid-single digit royalty on net sales of any licensed product covered by the licensed patent rights or regulatory exclusivity, and a low-single digit royalty on net sales of any licensed product not covered by the licensed patent rights or regulatory exclusivity but utilizing the licensed technology. Up to 50% of such royalties may be reduced by payments we make to third parties for freedom to operate. In addition, we must also pay twenty percent of all non-royalty consideration we receive from sublicensees in consideration for a sublicense under Cornell’s licensed rights.

We are also required to pay up to an aggregate of approximately $4.55 million upon the achievement of certain regulatory milestones for each licensed product, and a commercial milestone of $5 million upon the lifetime cumulative aggregate net sales of all licensed products reaching $100 million.

The Cornell License Agreement requires that we meet certain specified regulatory development milestones.

The Cornell License Agreement will remain effective on a country by country basis with respect to each licensed product until: (a) the expiration, abandonment or invalidation of the last to expire, be abandoned or be invalidated of the licensed patent rights in such country; and (b) if no licensed patent rights exist or existed in such country, the 20th anniversary of the effective date of the Cornell License Agreement, unless the Cornell License Agreement is terminated earlier by us for convenience, or by Cornell due to an uncured breach by us of the Cornell License Agreement or due to certain bankruptcy or insolvency events with respect to us.

Patent Rights

We are currently developing our intellectual property portfolio and have licensed the international PCT WO 2023/205752A2 patent application and corresponding US patent application US2023/066035 from the University of Miami. The application is directed to ephrin ligand mimetic peptides for use in treating or preventing neurodegenerative diseases. The Miami license grants us exclusive rights under the patent application to certain peptides described in the application and non-exclusive rights for other peptides.

Additionally, we have licensed 2 issued U.S. patents, patent numbers 10463687 and 018499922, and a pending provisional U.S. patent application, application number 63/477,948 from Cornell University. The claims of the patent are directed to treating a subject suffering from a disorder characterized by intracellular accumulation of lipofuscin bisretinoid lipids in retinal pigment epithelial cells and include administering a beta-cyclodextrin or a (2-hydroxy-propyl)-beta-cyclodextrin. These patents are expected to expire in 2032. The Cornell provisional application relates to acid cyclodextrins for treatment of lipofuscin buildups and ocular diseases. The Cornell license grants us exclusive rights under these cases to use glutaryl beta cyclodextrin or succinyl beta cyclodextrin.

Third-Party Manufacturers and Research Organizations

We have retained Premier Research, a contract clinical development & research organization (CRO), to provide us with regulatory support and management for the Phase 1 studies. We have retained contract GMP manufacturers for the manufacture of our preclinical and clinical drug product supply.

Commercialization Strategy

We currently have no marketing, sales or distribution capabilities. In order to commercialize any products that are approved for commercial sale, we must either develop a sales and marketing infrastructure or collaborate with third parties that have sales and marketing experience.

We may to seek third-party support from established pharmaceutical and biotechnology companies for those products that would benefit from the promotional support of a large sales and marketing force. In these cases, we might seek to promote our products in collaboration with marketing partners or rely on relationships with one or more companies with large established sales forces and distribution systems.

We may elect to establish our own sales force to market and sell a product for which we obtain regulatory approval if we expect the geographic market for a product we develop is limited, or the prescriptions for the product will be written principally by a relatively small number of physicians. If we decide to market and sell any products ourselves, we do expect to establish direct sales capability shortly before the products are approved for commercial sale.

Competition

We face substantial competition from multiple sources, including large and specialty biotechnology and pharmaceutical companies, academic research institutions and governmental agencies and public and private research institutions. Our competitors compete with us on the level of the technologies employed, or on the level of development of product candidates. In addition, many small biotechnology companies have formed collaborations with large, established companies to (i) obtain support for their research, development and commercialization of products or (ii) combine several treatment approaches to develop longer lasting or more efficacious treatments that may potentially directly compete with our current or future product candidates. We anticipate that we will continue to face increasing competition as new therapies and combinations thereof, technologies, and data emerge.

In addition to the current standard of care treatments for patients with macular degeneration, numerous commercial and academic preclinical studies and clinical trials are being undertaken by a large number of parties to assess technologies and product candidates in the macular degeneration field.

Many of our competitors, either alone or in combination with their respective strategic partners, have significantly greater financial resources and expertise in research and development, manufacturing, the regulatory approval process, and marketing than we do. Mergers and acquisition activity in the biopharmaceutical sector is likely to result in greater resource concentration among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through sizeable collaborative arrangements with established companies. These competitors also compete with us in recruiting and retain qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Our commercial opportunity could be reduced or eliminated if one or more of our competitors develop and commercialize products that are safer, more effective, better tolerated, or of greater convenience or economic benefit than our proposed product offering. Our competitors also may be in a position to obtain FDA or other regulatory approval for their products more rapidly, resulting in a stronger or dominant market position before we are able to enter the market. The key competitive factors affecting the success of all of our programs are likely to be product safety, efficacy, convenience and treatment cost.

Government Regulation

Government authorities in the United States, at the federal, state, and local level, and other countries extensively regulate, among other things, the research, development, nonclinical and clinical testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing, and export and import of products such as those we are developing. Generally, before a new product candidate can be marketed, considerable data must be generated, which demonstrate the product candidate’s quality, safety, and efficacy. Such data must then be organized into a format specific for each regulatory authority, submitted for review and approved by the regulatory authority.

U.S. Drug Development Process

In the United States, the FDA regulates product candidates under the federal Food, Drug, and Cosmetic Act, or the FDCA, and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, the approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement, or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

The process required by the FDA before a product candidate may be marketed in the United States generally involves the following:

•	completion of nonclinical laboratory tests, animal studies, and formulation studies in accordance with FDA’s good laboratory practice requirements and other applicable regulations;

•	submission to the FDA of an Investigational New Drug, or IND, application, which must become effective before human clinical trials may begin;

•	approval by an independent IRB ethics committee, either centralized or with respect to each clinical site, before each clinical trial may be initiated;

•	performance of adequate and well-controlled human clinical trials in accordance with GCP requirements to establish the safety and efficacy of the proposed product candidate for its intended use;

•	submission to the FDA of an NDA after completion of all pivotal trials;

•	determination by the FDA within 60 days of its receipt of an NDA to accept the filing for substantive review;

•	satisfactory completion of an FDA advisory committee review, if applicable;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product candidate is produced to assess compliance with GMP requirements to ensure that the facilities, methods and controls are adequate to preserve the product candidate’s identity, strength, quality, and purity, and of selected clinical investigation sites to assess compliance with GCPs; and

•	FDA review and approval of the NDA to permit commercial marketing of the product for particular indications for use in the United States.

Prior to beginning the first clinical trial with a product candidate in the United States, we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new product candidate product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the clinical trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which may review data and endpoints at designated check points, make recommendations and/or halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•	Phase 1: The product candidate is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism, and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

•	Phase 2: The product candidate is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages, and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•	Phase 3: The product candidate is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

Post-approval clinical trials, sometimes referred to as Phase 4 studies, may be conducted after initial marketing approval. These clinical trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA or BLA.

The FDA or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients. In addition, some clinical trials are overseen by an independent group of qualified experts organized by the sponsor, known as a data safety monitoring board or committee. Depending on its charter, this group may determine whether a clinical trial may move forward at designated check points based on access to certain data from the clinical trial.

During the development of a new product candidate, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the meetings at the end of the Phase 2 clinical trial to discuss Phase 2 clinical results and present plans for the pivotal Phase 3 clinical trials that they believe will support approval of the new product candidate.

Phase I, Phase II, and Phase III clinical testing may not be completed successfully within a specified period, if any all, and there can be no assurance that the data collected will support FDA approval of a product candidate. Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality, and purity of the final product. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

While the IND is active and before approval, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs or product candidates, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.

NDA and BLA Review and Approval Process

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development nonclinical and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the product candidate, proposed labeling and other relevant information are submitted to the FDA as part of an NDA or BLA requesting approval to market the product. The submission of an NDA or BLA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances. Additionally, no user fees are assessed on NDAs or BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA reviews an NDA or BLA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing is cGMP-compliant to assure and preserve the product’s identity, strength, quality, and purity. Under the Prescription Drug User Fee Act, or PDUFA, guidelines that are currently in effect, the FDA has a goal of ten months from the date of “filing” of a standard NDA or BLA for a new molecular or biological entity to review and act on the submission. This review typically takes 12 months from the date the NDA or BLA is submitted to FDA because the FDA has approximately two months to make a “filing” decision after the application is submitted. The FDA conducts a preliminary review of all NDAs and BLAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review The FDA may request additional information rather than accept an NDA or BLA for filing. In this event, the NDA or BLA must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA or BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with GMP and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCPs. If the FDA determines that the application, manufacturing process, or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates an NDA or BLA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the drug with prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter usually describes the specific deficiencies in the NDA or BLA identified by the FDA and may require additional clinical data, such as an additional pivotal Phase 3 clinical trial or other significant and time-consuming requirements related to clinical trials, nonclinical studies, or manufacturing. If a Complete Response Letter is issued, the sponsor must resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application. Even if such data and information are submitted, the FDA may decide that the NDA or BLA does not satisfy the criteria for approval.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the NDA or BLA with a REMS to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a medicine and to enable patients to have continued access to such medicines by managing their safe use. It could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. The FDA also may offer conditional approval subject to, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may also require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies. In addition, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could impact the timeline for regulatory approval or otherwise impact ongoing development programs.

Expedited Development and Review Programs

The FDA has a fast-track designation program that is intended to expedite or facilitate the process for reviewing new drug products that meet certain criteria. Specifically, new drugs are eligible for fast-track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. With regard to a fast-track product, the FDA may consider for review sections of the NDA or BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA or BLA, the FDA agrees to accept sections of the NDA or BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA or BLA.

Any product submitted to the FDA for approval, including a product with a fast-track designation, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. A product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis, or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug designated for priority review in an effort to facilitate the review. The FDA endeavors to review applications with priority review designations within six months of the filing date as compared to ten months for review of new molecular or biological entity NDAs or BLAs, respectively, under its current PDUFA review goals.

In addition, a product may be eligible for accelerated approval. Drug products intended to treat serious or life-threatening diseases or conditions may be eligible for accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform adequate and well-controlled post-marketing clinical trials. In addition, the FDA currently requires pre-approval of promotional materials as a condition for accelerated approval, which could adversely impact the timing of the commercial launch of the product.

The Food and Drug Administration Safety and Innovation Act established a category of drugs referred to as “breakthrough therapies” that may be eligible to receive breakthrough therapy designation. A sponsor may seek FDA designation of a product candidate as a “breakthrough therapy” if the product is intended, alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast-track program features, as well as more intensive FDA interaction and guidance. The breakthrough therapy designation is a distinct status from both accelerated approval and priority review, which can also be granted to the same drug if relevant criteria are met. If a product is designated as breakthrough therapy, the FDA will work to expedite the development and review of such drug.

Fast track designation, priority review, accelerated approval, and breakthrough therapy designation do not change the standards for approval, but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. We may explore some of these opportunities for our product candidates as appropriate.

Post-Approval Requirements

Any products manufactured or distributed by us pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There are continuing, annual program fees for any marketed products. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with GMP, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from GMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain compliance with GMP and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
•	fines, warning letters, or untitled letters;
•	clinical holds on post-approval or Phase IV clinical studies, if applicable;
•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products;
•	consent decrees, corporate integrity agreements, debarment, or exclusion from federal healthcare programs;
•	mandated modification of promotional materials and labeling and the issuance of corrective information;
•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases, and other communications containing warnings or other safety information about the product; or,
•	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising, and promotion of drug products. A company can make only those claims relating to safety and efficacy that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising, and potential civil and criminal penalties. Physicians may prescribe, in their independent professional medical judgment, legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined companies from engaging in off-label promotion. The FDA and other regulatory agencies have also required that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA-approved labelling.

U.S. Patent-Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of any future product candidates, some of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Act. The Hatch-Waxman Act permits restoration of the patent term of up to five years as compensation for patent term lost during product development and FDA regulatory review process. Patent-term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent-term restoration period is generally one-half the time between the effective date of an IND or the issue date of the patent, whichever is later, and the submission date of an NDA or BLA plus the time between the submission date of an NDA or BLA or the issue date of the patent, whichever is later, and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA or BLA.

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for a generic version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for a NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness or generate such data themselves.

Other U.S. Regulatory Matters

Pharmaceutical manufacturers are subject to additional healthcare laws, regulation, and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws include, without limitation, U.S. federal anti-kickback, anti-self-referral, false claims, transparency, including the federal Physician Payments Sunshine Act, consumer fraud, pricing reporting, data privacy, data protection, and security laws and regulations as well as similar foreign laws in the jurisdictions outside the U.S. Similar state and local laws and regulations may also restrict business practices in the pharmaceutical industry, such as state anti-kickback and false claims laws, which may apply to business practices, including but not limited to, research, distribution, sales, and marketing arrangements and claims involving healthcare items or services reimbursed by nongovernmental third-party payors, including private insurers, or by patients themselves; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information; state and local laws which require the tracking of gifts and other remuneration and any transfer of value provided to physicians, other healthcare providers and entities; and state and local laws that require the registration of pharmaceutical sales representatives; and state and local laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

The risk of our being found in violation of these or other laws and regulations is increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts and their provisions are open to various interpretations. These laws and regulations are subject to change, which can increase the resources needed for compliance and delay drug approval or commercialization. Any action brought against us for violations of these laws or regulations, even successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Also, we may be subject to private “qui tam” actions brought by individual whistleblowers on behalf of the federal or state governments. Actual or alleged violation of any such laws or regulations may lead to investigations and other claims and proceedings by regulatory authorities and in certain cases, private actors, and violation of any of such laws or any other governmental regulations that apply may result in penalties, including, without limitation, significant administrative, civil and criminal penalties, damages, fines, additional reporting obligations, and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, the curtailment or restructuring of operations, exclusion from participation in government healthcare programs and imprisonment.

Coverage and Reimbursement

Sales of any pharmaceutical product depend, in part, on the extent to which such products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. In the United States, no uniform policy of coverage and reimbursement for drug products exists. Accordingly, decisions regarding the extent of coverage and amount of reimbursement to be provided for any pharmaceutical product will be made on a payor-by-payor basis. As a result, the coverage determination process is often a time-consuming and costly process that require scientific and clinical support for the use of the products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained.

The United States government, state legislatures, and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid healthcare costs, including price-controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. For example, the ACA contains provisions that may reduce the profitability of drug products through increased rebates for drugs reimbursed by Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Adoption of general controls and measures, coupled with the tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceutical drugs.

The Medicaid Drug Rebate Program requires pharmaceutical manufacturers to enter into and have in effect a national rebate agreement with the Secretary of HHS as a condition for states to receive federal matching funds for the manufacturer’s outpatient drugs furnished to Medicaid patients. The ACA made several changes to the Medicaid Drug Rebate Program, including increasing pharmaceutical manufacturers’ rebate liability by raising the minimum basic Medicaid rebate on most branded prescription drugs from 15.1% of average manufacturer price (AMP), to 23.1% of AMP and adding a new rebate calculation for “line extensions” (i.e., new formulations, such as extended release formulations) of solid oral dosage forms of branded products, as well as potentially impacting their rebate liability by modifying the statutory definition of AMP. The ACA also expanded the universe of Medicaid utilization subject to drug rebates by requiring pharmaceutical manufacturers to pay rebates on Medicaid managed care utilization and by enlarging the population potentially eligible for Medicaid drug benefits. The CMS has proposed to expand Medicaid rebate liability to the territories of the United States as well.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (MMA), established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Unlike Medicare Part A and B, Part D coverage is not standardized. While all Medicare drug plans must give at least a standard level of coverage set by Medicare, Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan likely will be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

For a drug product to receive federal reimbursement under the Medicaid or Medicare Part B programs, or to be sold directly to U.S. government agencies, the manufacturer must extend discounts to entities eligible to participate in the 340B drug pricing program. The required 340B discount on a given product is calculated based on the AMP and Medicaid rebate amounts reported by the manufacturer.

There has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminated the statutory Medicaid drug rebate cap, for single source and innovator multiple source drugs, beginning January 1, 2024. In August 2022, the Congress passed the Inflation Reduction Act of 2022 (IRA), which includes prescription drug provisions that have significant implications for the pharmaceutical industry and Medicare beneficiaries, including allowing the federal government to negotiate a maximum fair price for certain high-priced single source Medicare drugs, imposing penalties and excise tax for manufacturers that fail to comply with the drug price negotiation requirements, requiring inflation rebates for all Medicare Part B and Part D drugs, with limited exceptions, if their drug prices increase faster than inflation, and redesigning Medicare Part D to reduce out-of-pocket prescription drug costs for beneficiaries, among other changes. Only high-expenditure single-source drugs that have been approved for at least 7 years (11 years for single-source biologics) can qualify for negotiation, with the negotiated price taking effect two years after the selection year. For 2026, CMS selected 10 high-cost Medicare Part D drugs in 2023 and the negotiated maximum fair price for each drug has been announced. CMS has selected 15 additional Medicare Part D drugs for negotiated maximum fair pricing in 2027. For 2028, up to an additional 15 drugs, which may be covered under either Medicare Part B or Part D, will be selected, and for 2029 and subsequent years, up to 20 additional Part B or Part D drugs will be selected. Various industry stakeholders, including pharmaceutical companies and the Pharmaceutical Research and Manufacturers of America, have initiated lawsuits against the federal government asserting that the price negotiation provisions of the IRA are unconstitutional.

Further, the current administration has issued executive orders focused on decreasing prescription drug prices, including directing the Secretary of Health and Human Services to establish a mechanism through which American patients can buy drugs directly from manufacturers who sell at a most-favored-nation price and directing the U.S. Trade Representative and Secretary of Commerce to take action to ensure foreign countries are not engaged in practices that purposefully and unfairly undercut market prices and drive price hikes in the United States. The One Big Beautiful Bill Act (OBBBA), which was signed into law in July 2025, includes provisions that will impact the U.S. healthcare system in various ways, including by cuts to Medicaid and introducing new participant work and eligibility requirements for Medicaid coverage, which are expected to significantly change the administration and applicability of Medicaid coverage. The OBBBA also expanded the orphan drug exemptions under the Medicare Price Negotiation Program, including an amendment to exclude orphan designated drugs for one or more rare diseases or conditions, instead of only one disease/condition, with the initial price applicability year 2028 and after, from Medicare price negotiations, and providing that the time for measuring a former orphan drug’s eligibility for Medicare price negotiations will be calculated from the first day after the date of FDA approval for a non-orphan disease or condition, or an approval for which the drug does not have orphan drug designation. The expansion of the exemptions for orphan designated drugs from the Medicare Drug Price Negotiation Program is expected to provide greater incentives for the development of drugs for orphan diseases and conditions. In November 2025, CMS announced a voluntary initiative called the GENEROUS Model (Generating Cost Reductions for U.S. Medicaid Model) to introduce the option of most-favored-nation pricing to the Medicaid program, whereby a drug manufacturer may voluntarily offer supplemental rebates to participating state Medicaid programs for a manufacturer’s covered outpatient drugs. We cannot predict the full impact of these initiatives, executive orders, and new laws focused on reducing prescription drug prices or increasing domestic drug manufacturing capacity, or other measures that may be implemented by the current administration related to drug pricing, drug supply chain and manufacturing in the United States. We cannot predict the full impact of the OBBBA, executive orders, and new laws focused on reducing prescription drug prices or increasing domestic drug manufacturing capacity, or other measures that may be implemented by the current administration related to drug pricing, drug supply chain and manufacturing in the United States.

At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. For example, a number of states are considering or have recently enacted state drug price transparency and reporting laws that could substantially increase our compliance burdens and expose us to greater liability under such state laws once we begin commercialization. These and other health reform measures that are implemented may have a material adverse effect on our operations.

As noted above, the marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. There is an increasing emphasis on cost containment measures in the United States with respect to healthcare costs and prescription drug prices and we expect it will continue to increase and exert greater pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

We are unable to predict the future course of federal or state healthcare legislation in the United States directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. These and any further changes in the law or regulatory framework could reduce our ability to generate revenue in the future or increase our costs, either of which could have a material and adverse effect on our business, financial condition and results of operations. The continuing efforts of the government, insurance companies, managed care organizations, and other payers of healthcare services and medical products to contain or reduce costs of healthcare and/or impose price controls may adversely affect the demand for our product candidates, if approved, and our ability to achieve or maintain profitability.

Foreign Regulation

In addition, in most foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing and reimbursement vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement, in order to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product in the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally, prices tend to be significantly lower.

Employees and Human Capital Resources

We currently have two part-time executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial public offering. The amount of time they will devote in any time period will vary based on the stage of our business. We do not intend to have any full-time employees prior to the initial public offering.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Facilities

We currently maintain our executive offices at 92 Natoma Street, Suite 200, San Francisco, CA 94105. Our management is making this space available to us free of charge. We do not currently own or lease any facilities. We consider our current office space adequate for our current operations.

All preclinical lab operations are currently conducted at the University of Miami’s Bascom Eye Institute and the Weill Cornell Medical College of Cornell University pursuant to our License Agreements with those institutions.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims arising in the ordinary course of our business. We are not currently a party to or aware of any proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position(s)
Executive Officers
Anthony Cataldo	75	Chief Executive Officer and Chairman
Martin Schroeder	72	President, Chief Financial Officer, Chief Science Officer, Treasurer, Secretary and Director
Non-Employee Directors
TBD
TBD
TBD

Executive Officers

Anthony Cataldo. Anthony J. Cataldo was appointed Chief Executive Officer and Chairman in February 2022. Prior to joining the company, Mr. Cataldo served as the Chief Executive Officer of GT Biopharma, Inc. (formerly Oxis International) from March 2019 until December 2021 and served on the board of directors from July 2014 until December 2021. Prior to joining the GT Biopharma, from February 2011 until January 2013, Mr. Cataldo served as Chairman and from February 2011 until June 2013 served as CEO of Genesis Biopharma, Inc. (now known as Iovance Biotherapeutics, Inc.). Mr. Cataldo, during his career, also previously served as chairman or chief executive officer of several publicly traded biotech companies, including Senetek, PLC is known for its anti-aging research and specific drug/cosmetic development, Multicell Technologies (OTCMKTS: MCET) focused on developing novel therapeutics and discovery tools for the treatment of neurological disorders, hepatic disease, and cancer, and Calypte Biomedical (Nasdaq: HIV) is known for its urine-based HIV diagnostic test. In February 2023, Mr. Cataldo filed a voluntary petition for a Chapter 13 bankruptcy in the U.S. Bankruptcy Court for the Central District of California, which was subsequently converted into a Chapter 7 bankruptcy in March 2023, and was ultimately dismissed in May 2023.

Mr. Cataldo brings to the Board extensive prior experience as both an operating executive and board member in a variety of start-up and early-stage companies.

Martin Schroeder. Mr. Schroeder has been President, Chief Financial Officer, Chief Science Officer, Treasurer, Secretary and a member of our Board of Directors since February 2022. Since August 1998, Mr. Schroeder has served as Executive Vice President and Managing Director of the Emmes Group, Inc., a strategic business consulting firm, and is responsible for its West Coast and International practices. Prior to that, Mr. Schroeder held a number of industry management and executive positions, including Chairman, President and Chief Executive Officer of AMS, Inc., a venture capital backed genomics company, and Chief Scientific Officer of GT Biopharma, Inc. He was also a Visiting Scientist at the U.S. Department of Agriculture. From August 2007 through April 2008, Mr. Schroeder was a director of Global Clean Energy Holdings, Inc., a public company engaged in the development of non-food based bio-fuel feedstock. Mr. Schroeder holds a Bachelor of Science degree in Biochemistry from the University of California Los Angeles, and a Master of Science degree in Biochemistry from California State University, Long Beach.

Mr. Schroeder brings to the Board extensive prior experience in strategic business consulting.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Code of Business Conduct and Ethics

Our board of directors intends to adopt a code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, as well as our contractors, consultants and agents. Following this offering, the full text of our code of business conduct and ethics will be posted on the investor relations page on our website at www.eirbiopharma.com. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website identified above, or in filings under the Exchange Act.

Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of two directors.

After this offering, the number of directors will be fixed by our board of directors, subject to the terms of our certificate of incorporation and bylaws. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Classified Board

We intend to adopt an amended and restated certificate of incorporation that will be in effect upon the closing of this offering. Our certificate of incorporation will provide that our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our current directors will be divided among the three classes as follows:

●	the Class I directors will be _____, ______ and ______, and their terms will expire at the annual meeting of stockholders to be held in;

●	the Class II directors will be ______, ____ and ______, and their terms will expire at the annual meeting of stockholders to be held in; and

●	the Class III directors will be ______, ______ and _____, and their terms will expire at the annual meeting of stockholders to be held in.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of our board of directors with staggered three-year terms may have the effect of delaying or preventing changes in control of our company. See the section titled “Description of Capital Stock—Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Certificate of Incorporation and Our Bylaws.”

Director Independence

Our board of directors currently consists of two (2) directors, none of whom are independent as that term is defined under the listing rules of the NYSE American. We are in the process of identifying candidates to serve as independent directors. Prior to the completion of this offering, we intend to appoint three (3) non-employee independent directors so that a majority of our board of directors will be independent in accordance with the listing standards of the NYSE American.

Board Leadership Structure

Mr. Cataldo serves as both our Chief Executive Officer and Chairman of the Board. In addition, our board does not have a lead independent director at this time, but will continue to monitor and evaluate the appropriateness of our board leadership structure. Our board believes that Mr. Cataldo’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of the Company and its stockholders. Mr. Cataldo possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business and is thus best positioned to develop agendas that ensure that the time and attention of the board of directors are focused on the most critical matters. Specifically, his combined role enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and manufacturers.

Role of the Board in Risk Oversight

Our board of directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our board of directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. The corporate governance and nominating committee is responsible for overseeing the management of risks associated with the independence of our board of directors and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through discussions from committee members about such risks. Our board of directors believes its administration of its risk oversight function has not negatively affected the board of directors’ leadership structure.

Board Committees

Our board of directors intend to establish an audit committee, a compensation committee and a nominating and corporate governance committee, each with its own charter to be reviewed and approved by our board of directors. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until the earlier of their resignation or removal by our board of directors in its discretion.

Until such committees are established, our board of directors will undertake the functions that would otherwise be undertaken by the committee. In addition, our board of directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our board of directors.

Audit Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, the members of our audit committee will be _____, _____ and ______, with _____ serving as chairperson, each of whom meets the requirements for independence under the rules and regulations of the SEC and the listing standards of the NYSE American stock exchange applicable to audit committee members. Each member of our audit committee also meets the financial literacy requirements under the listing standards of the NYSE American. In addition, our board of directors has determined that ______ is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Following completion of this offering, our audit committee will, among other things:

•	select, retain, compensate, evaluate, oversee and, where appropriate, terminate our independent registered public accounting firm;
•	review and approve the scope and plans for the audits and the audit fees and approve all non-audit and tax services to be performed by the independent auditor;
•	evaluate the independence and qualifications of our independent registered public accounting firm;
•	review our financial statements, and discuss with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;
•	review and discuss with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;
•	discuss with management our procedures regarding the presentation of our financial information, and review earnings press releases and guidance;
•	oversee the design, implementation and performance of our internal audit function, if any;
•	set hiring policies with regard to the hiring of employees and former employees of our independent auditor and oversee compliance with such policies;
•	review, approve and monitor related party transactions;
•	adopt and oversee procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;
•	review and discuss with management and our independent auditor the adequacy and effectiveness of our legal, regulatory and ethical compliance programs; and,
•	review and discuss with management and our independent auditor our guidelines and policies to identify, monitor and address enterprise risks.

Our audit committee will operate under a written charter, to be effective upon the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable rules and regulations of the SEC and the listing standards of NYSE American.

Compensation Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, the members of our compensation committee will be ______, ______ and ______, with _______ serving as chairperson, each of whom meets the requirements for independence under the rules and regulations of the SEC and the listing standards of NYSE American applicable to compensation committee members. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Following completion of this offering, our compensation committee will, among other things:

•	review, approve or make recommendations to our board of directors regarding the compensation for our executive officers, including our chief executive officer;
•	review, approve and administer our employee benefit and equity incentive plans;
•	establish and review the compensation plans and programs of our employees, and ensure that they are consistent with our general compensation strategy;
•	make recommendations to our board of directors regarding non-employee director compensation; and
•	approve or make recommendations to our board of directors regarding the creation or revision of any claw-back policy.

Our compensation committee will operate under a written charter, to be effective upon the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE American.

Nominating and Corporate Governance Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, the members of our nominating and corporate governance committee will be , ______ and ______, with _____ serving as chairperson, each of whom meets the requirements for independence under the listing standards of the NYSE American. Following completion of this offering, our nominating and corporate governance committee will, among other things:

•	review and assess and make recommendations to our board of directors regarding desired qualifications, expertise and characteristics sought of board members;
•	identify, evaluate, select or make recommendations to our board of directors regarding nominees for election to our board of directors;
•	develop policies and procedures for considering stockholder nominees for election to our board of directors;
•	review our succession planning process for our chief executive officer and any other members of our executive management team;
•	review and make recommendations to our board of directors regarding the composition, organization and governance our board of directors and its committees;
•	review and make recommendations to our board directors regarding our corporate governance guidelines and corporate governance framework;
•	oversee director orientation for new directors and continuing education for our directors;
•	oversee the evaluation of the performance of our board of directors and its committees;
•	monitor compliance with any stock ownership guidelines;
•	review and monitor compliance with our code of business conduct and ethics, and review conflicts of interest of our board members and officers other than related party transactions reviewed by our audit committee; and
•	administer policies and procedures for communications with the non-management members of our board of directors.

Our nominating and corporate governance committee will operate under a written charter, to be effective upon the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable listing standards of the NYSE American stock exchange.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee are _______, _______ and ________. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

No compensation was provided to our non-employee directors for the year ended December 31, 2024. There were no outstanding equity awards held by non-employee directors as of December 31, 2024.

Directors who are also our employees receive no additional compensation for their service as directors. The compensation received by each of Messrs. Cataldo and Schroeder as an employee is set forth in the section titled “Executive Compensation.”

Prior to this offering, we did not have a formal policy with respect to compensation payable to our non-employee directors for service as directors. We anticipate adopting a formal compensation policy for our non-employee directors, which will govern their cash and equity compensation following the completion of this offering.

Limitation of Liability and Indemnification of Officers and Directors

We expect to adopt an amended and restated certificate of incorporation, which will be in effect upon the closing of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. In addition, if the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, we expect to adopt amended and restated bylaws, which will become effective as of the closing of this offering, and which will provide that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the DGCL. Our bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses reasonably and actually incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

We also expect to obtain and maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits, or proceedings to which they are parties by reason of being or having been our directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE COMPENSATION

Our named executive officers, consisting of our principal executive officer our only other executive officer, as of December 31, 2024, were:

•	Anthony J. Cataldo, our Chairman and Chief Executive Officer;

•	Martin Schroeder, our President, Chief Financial Officer, Chief Science Officer, Treasurer, Secretary and Director.

We did not have any other executive officers who served at any time during 2025 and 2024.

Summary Compensation Table for Years Ended December 31, 2025 and 2024

The following table sets forth information regarding the compensation awarded to, earned by or paid to our named executive officers for the for the years ended December 31, 2025 and 2024.

Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total
Anthony Cataldo Chairman of the Board and Chief Executive Officer (1)	2025 2024	22,000 180,000	0 0	0 0	0 0	0 0	$22,000 $180,000

Martin Schroeder President & Chief Financial Officer, Chief Scientific Officer (2)	2025 2024	10,000 180,000	0 0	0 0	0 0	0 0	$10,000 $180,000

1)	On September 1, 2022, we entered into a consulting services agreement with Cataldo Consulting to provide Mr. Cataldo’s services in the role of Chairperson of our board of directors and as our Chief Executive Officer. The amounts reflected in the “Salary” column above reflect fees earned by to Cataldo Consulting for the years ended December 31, 2025 and 2024, respectively, for such services. Mr. Cataldo is the owner of Cataldo Consulting. See “Consulting Agreements with our NEOs” below for further information.

2)	On September 1, 2022, we entered into a consulting services agreement with Emmes Group Consulting LLC to provide Mr. Schroeder’s services in the role of President, Chief Financial Officer, Chief Scientific Officer and Chief Clinical Development Officer. The amounts reflected in the “Salary” column above reflect fees earned by Emmes Group Consulting LLC for the years ended December 31, 2025 and 2024, respectively for such services. Mr. Schroeder is executive vice president and Managing Director of Emmes. See “Consulting Agreements with our NEOs” below for further information.

Cataldo Consulting Services Agreement

Effective as of September 1, 2022, we entered into a consulting agreement with Cataldo Consulting, a strategic business consulting firm (“Cataldo Consulting”). Mr. Cataldo is the owner of Cataldo Consulting. The agreement had an initial term of four months, expiring December 31, 2022, and continues on a month-to-month basis thereafter. Under the consulting agreement, Mr. Cataldo agreed to serve as Chairperson of our board of directors and as our Chief Executive Officer. In consideration for the foregoing consulting services, we agreed to pay Cataldo Consulting $30,000 per month. We also agreed to issue Cataldo Consulting a stock grant equal to ten percent (10%) (calculated exclusive of Cataldo Consulting’s then current stockholdings) of the fully diluted shares of our common stock upon the conversion of options, warrants and notes, in association with a national markets qualified financing, which grant is required to vest and be delivered within thirty (30) days of such national markets qualified financing. We expect to make such grant in connection with this offering. In February 2025, we and Cataldo Consulting agreed to cease making cash payments under the Cataldo Consulting agreement. We expect to restart payment when we have sufficient capital.

Emmes Group Consulting LLC Services Agreement

Effective as of September 1, 2022, we entered into a consulting agreement with Emmes Group Consulting LLC, a strategic business consulting firm (“Emmes Consulting”). Mr. Schroeder is an Executive Vice President and Managing Director of Emmes Consulting and the Emmes Group, Inc. The agreement had an initial term of four months, expiring December 31, 2022, and continues on a month-to-month basis thereafter. Under the consulting agreement, Mr. Schroeder agreed to serve as our President, Chief Financial Officer, Chief Scientific Officer, and Chief Clinical Development Officer. In consideration for the foregoing consulting services, we agreed to pay Emmes Consulting $30,000 per month. We also agreed to issue Emmes Consulting a stock grant equal to ten percent (10%) (calculated exclusive of Emmes Consulting’s then current stockholdings) of the fully diluted shares of our common stock upon the conversion of options, warrants and notes, in association with a national markets qualified financing, which grant is required to vest and be delivered within thirty (30) days of such national markets qualified financing. We expect to make such grant in connection with this offering. In February 2025, we and Emmes Consulting agreed to cease making cash payments under the Emmes Consulting agreement. We expect to restart payment when we have sufficient capital.

We expect to enter into new employment arrangements in connection with this offering with each of Messrs. Cataldo and Schroeder that will govern the terms of their employment with the Company following the completion of this offering. The material terms of these employment arrangements have not yet been determined.

Potential Payments upon Termination or Change of Control

None of our NEOs are eligible for any payments in connection with their termination of service with us or a change in control of the Company other than earned compensation. Prior to the effectiveness of the registration statement of which this prospectus forms a part, we expect that our board of directors will review and may adopt change in control and severance arrangements for our named executive officers and certain other of our key employees.

Equity Based Incentive Awards

Prior to this offering we have only granted equity awards in the form of stock options under the terms of our 2023 Equity Incentive Plan, or the 2023 Plan. Following this offering, we will grant equity awards under the terms of our 2026 Equity Incentive Plan, or the 2026 Plan. The terms of the 2023 Plan and the 2026 Plan are described below under “Employee Benefit and Stock Plans.” All stock options are granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of such award as determined by our board of directors based on an independent third-party valuation.

None of our NEOs held any outstanding equity awards as of December 31, 2025.

Employee Benefit and Stock Plans

2023 Equity Incentive Plan

Our 2023 Plan was adopted by our board of directors on October 6, 2023 and approved by our stockholders on October 6, 2023. Our 2023 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of non-statutory stock options, restricted stock, restricted stock units, or stock appreciation rights to our employees, directors, and consultants and any of our parent and subsidiary corporations’ employees and consultants.

Authorized Shares. A total of 5,000,000 shares of our common stock is reserved for issuance pursuant to our 2023 Plan.

If an award expires or becomes not exercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock or restricted stock units, is forfeited to or repurchased by us due to failure to vest, the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2023 Plan (unless the 2023 Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2023 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2023 Plan (unless the 2023 Plan has terminated). Shares that have actually been issued under the 2023 Plan will not be returned to the 2023 Plan except if shares issued pursuant to awards of restricted stock or restricted stock units are repurchased by us or forfeited to us, such shares will become available for future grant under the 2023 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2023 Plan. To the extent an award granted under our 2023 Plan is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2023 Plan.

Plan Administration. Our 2023 Plan is administered by our board of directors, and authority may be delegated to one or more committees appointed by our board of directors Subject to the provisions of our 2023 Plan, the administrator has the power to administer our 2023 Plan and make all determinations deemed necessary or advisable for administering the 2023 Plan, including but not limited to, the power to determine the fair market value of our common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2023 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of our 2023 Plan and awards granted under it, prescribe, amend and rescind rules relating to our 2023 Plan, including creating sub-plans, modify or amend each award, including but not limited to the discretionary authority to extend the post-termination exercisability period of awards (except no option or stock appreciation right will be extended past its original maximum term), and allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type, which may have a higher or lower exercise price and/or different terms, awards of a different type, and/or cash or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations, and other actions are final and binding on all participants.

Stock Options. Stock options may be granted under our 2023 Plan. The exercise price of options granted under our 2023 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than ten percent (10%) of the voting power of all classes of our (or any parent or subsidiary of ours) outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least one hundred and ten percent (110%) of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for six (6) months following the termination of service. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for thirty (30) days following the termination of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of our 2023 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights. Stock appreciation rights may be granted under our 2023 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for six (6) months following the termination of service. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for thirty (30) days following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2023 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than one hundred percent (100%) of the fair market value per share on the date of grant.

Restricted Stock. Restricted stock may be granted under our 2023 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of our 2023 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever vesting conditions it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us), except the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under our 2023 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of our 2023 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, business unit or individual goals (including, but not limited to, continued employment or service) or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, in shares or in some combination thereof. In addition, the administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

Outside Directors. All outside (non-employee) directors are eligible to receive all types of awards (except for incentive stock options) under our 2023 Plan.

Non-Transferability of Awards. Unless the administrator provides otherwise, our 2023 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferrable, such award will only be transferrable (i) by will, (ii) by the laws of descent or distribution, or (iii) as permitted by Rule 701 of the Securities Act.

Certain Adjustments. In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other of our securities, or other change in our corporate structure affecting the shares occurs, in order to prevent diminution or enlargement of the benefits or potential benefits available under our 2023 Plan, the administrator will adjust the number and class of shares that may be delivered under our 2023 Plan and/or the number, class and price of shares covered by each outstanding award.

Dissolution or Liquidation. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and, to the extent not exercised, all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. Our 2023 Plan provides that in the event of a merger or change in control, as defined under our 2023 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. , including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment), or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator is not required to treat all awards, all awards held by a participant or all awards of the same type similarly.

If a successor corporation does not assume or substitute for an outstanding award (or portion thereof), then the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and for awards with performance-based vesting, , all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any of our subsidiaries or parents, as applicable. Unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any of our parents or subsidiaries, as applicable, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

Clawback. Awards will be subject to any Company clawback policy, as may be established and/or amended from time to time to comply with applicable laws, and the administrator also may specify in an award agreement that the participant’s rights, payments and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture and/or recoupment upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return or reimburse us all or a portion of the award and any amounts paid under the award pursuant to the terms of the claw-back policy or as necessary or appropriate to comply with applicable laws.

Amendment; Termination. Our board of directors has the authority to amend, alter, suspend or terminate our 2023 Plan, provided we will obtain stockholder approval of any amendment to the extent necessary and desirable to comply with applicable laws. However, no amendment, alteration, suspension, or termination of our 2023 Plan will impair the rights of any participant unless mutually agreed otherwise between the participant and the administrator. Our 2023 Plan will remain in effect until terminated in accordance with its terms. The 2023 Plan is scheduled to terminate ten (10) years from the later of (a) October 6, 2033, or (b) the earlier of the most recent board of directors or stockholder approval of an increase in the number of shares of common stock reserved for issuance under the 2023 Plan.

2026 Equity Incentive Plan

Prior to the completion of this offering, we expect that our board of directors will adopt, and our stockholders will approve, the 2026 Plan providing for the grant of stock options and other equity awards to our employees, directors and consultants on and following the effective date of the registration statement of which this prospectus forms a part. The material terms of the 2026 Plan have not yet been determined.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including any employment, termination of employment and change in control arrangements, discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2024, and each currently proposed transaction, in which:

•	we have been or are to be a participant;
•	the amount involved exceeded or exceeds $120,000;
•	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Cataldo Consulting Services Agreement

Effective as of September 1, 2022, we entered into a consulting agreement with Cataldo Consulting, a strategic business consulting firm (“Cataldo Consulting”). Mr. Cataldo is the owner of Cataldo Consulting. The agreement had an initial term of four months, expiring December 31, 2022, and continues on a month-to-month basis thereafter. Under the consulting agreement, Mr. Cataldo agreed to serve as Chairperson of our board of directors and as our Chief Executive Officer. In consideration for the foregoing consulting services, we agreed to pay Cataldo Consulting $30,000 per month. We also agreed to issue Cataldo Consulting a stock grant equal to ten percent (10%) (calculated exclusive of Cataldo Consulting’s then current stockholdings) of the fully diluted shares of our common stock upon the conversion of options, warrants and notes, in association with a national markets qualified financing, which grant is required to vest and be delivered within thirty (30) days of such national markets qualified financing. We expect to make such grant in connection with this offering. In February 2025, we and Cataldo Consulting agreed to cease making cash payments under the Cataldo Consulting agreement. We expect to restart payment when we have sufficient capital.

Emmes Consulting Services Agreement

Effective as of September 1, 2022, we entered into a consulting agreement with Emmes Group Consulting LLC, a strategic business consulting firm (“Emmes Consulting”). Mr. Schroeder is an Executive Vice President and Managing Director of Emmes Consulting and the Emmes Group, Inc. The agreement had an initial term of four months, expiring December 31, 2022, and continues on a month-to-month basis thereafter. Under the consulting agreement, Mr. Schroeder agreed to serve as our President, Chief Financial Officer, Chief Scientific Officer, and Chief Clinical Development Officer. In consideration for the foregoing consulting services, we agreed to pay Emmes Consulting $30,000 per month. We also agreed to issue Emmes Consulting a stock grant equal to ten percent (10%) (calculated exclusive of Emmes Consulting’s then current stockholdings) of the fully diluted shares of our common stock upon the conversion of options, warrants and notes, in association with a national markets qualified financing, which grant is required to vest and be delivered within thirty (30) days of such national markets qualified financing. We expect to make such grant in connection with this offering. In February 2025, we and Emmes Consulting agreed to cease making cash payments under the Emmes Consulting agreement. We expect to restart payment when we have sufficient capital.

Policies and Procedures for Related Person Transactions

We intend to adopt a formal, written policy regarding related person transactions, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part. This written policy regarding related person transactions will provide that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. Our policy will also provide that a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons. Our nominating and corporate governance committee will have the primary responsibility for reviewing and approving or disapproving related person transactions. In addition to our policy, our nominating and corporate governance committee charter that will be in effect upon the effectiveness of the registration statement of which this prospectus forms a part will provide that our nominating and corporate governance committee shall review and approve or disapprove any related person transactions.

All related person transactions described in this section occurred prior to adoption of the formal, written policy described above, and therefore these transactions were not subject to the approval and review procedures set forth in the policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock as of December 31, 2025 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock and certain other significant holders of our common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Exchange Act.

The percentage of beneficial ownership prior to the offering shown in the table is based upon 28,331,423 shares of common stock outstanding as of               , 2026, assuming the automatic conversion of (i) our outstanding shares of preferred stock into an aggregate of 1,500,000 shares of common stock, and (ii) our outstanding OID Notes as of December 31, 2025 into an aggregate of 406,944 shares of common stock at an assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. The percentage of beneficial ownership after the offering shown in the table is based on shares of common stock outstanding after the closing of this offering, assuming no exercise of the underwriters’ option to purchase additional shares.

We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of               , 2026, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each person or entity listed in the table is c/o EIR Biopharma, Inc., 92 Natoma Street, Suite 200, San Francisco, California 94105.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Number of Shares	Percentage	Number of Shares	Percentage
Greater than 5% and other Significant Stockholders:
Justin Keener (1)	3,000,000	10.0%
Ines Garcia	4,000,000	13.4%
University of Miami (2)	1,187,500	4.0%
Cornell University (3)	1,236,979	4.1%
Bigger Capital Fund, LP(4)	1,500,000	5.0%
Named Executive Officers and Directors:
Anthony J. Cataldo	7,000,000	23.4%
Martin Schroeder (5)	12,000,000	40.1%
Totals	29,924,479	100.0%
All directors and executive officers as a group (2 persons):	19,000,000	63.5%

1)	Includes (i) 1,000,000 shares of common stock issuable upon conversion of our outstanding convertible preferred stock and (ii) 2,000,000 shares of common stock issuable upon the exercise of outstanding warrants.

2)	Norma Sue Kenyon, Ph.D. is Chairman & CEO Vice Provost for Innovation for the University of Miami.

3)	Lisa Placanica, Ph.D., CLP is the Senior Managing Director of the Center for Technology Licensing for Cornell University.

4)	Includes (i) 500,000 shares of common stock issuable upon conversion of our outstanding convertible preferred stock and (ii) 1,000,000 shares of common stock issuable upon the exercise of outstanding warrants.

5)	Includes of 12,000,000 shares of common stock held by Emmes Group Consulting, LLC (“Emmes Group”), of which Mr. Schroeder serves as Executive Vice President and Managing Director and may be deemed to share voting, investment and dispositive power with respect to the shares of common stock held by Emmes Group. The business address for Emmes Group is 92 Natoma Street, Suite 200, San Francisco, California 94105.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of our capital stock, as they are expected to be in effect upon the closing of this offering. We expect to adopt an amended and restated certificate of incorporation that will be in effect upon the closing of this offering, and amended and restated bylaws that will become effective as of the closing of this offering, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our certificate of incorporation, bylaws and investors’ rights agreement, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

Upon the closing of this offering, our authorized capital stock will consist of 101,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.00001 par value per share and 1,000,000 shares of preferred stock, $0.00001 par value per share.

Assuming the automatic conversion of all outstanding shares of our preferred stock into shares of our common stock, as of December 31, 2025, there were 27,924,479 shares of our common stock outstanding, held by 8 stockholders.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy” for more information.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Voting Rights

Holders of our common stock are entitled to one vote for each share held as of the applicable record date on all matters submitted to a vote of stockholders.

Our stockholders do not have the ability to cumulate votes for the election of directors. As a result, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise provided by law, our governing documents or the rules of the stock exchange on which our securities are listed. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote as of the applicable record date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Our certificate of incorporation and bylaws will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be elected at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

Liquidation Rights

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Nonassessable

In connection with this offering, our legal counsel will opine that the shares of our common stock to be issued in this offering will be fully paid and non-assessable.

Preferred Stock

Our board of directors will have the authority, subject to limitations prescribed by Delaware law, to issue shares of authorized but unissued preferred stock in one or more series, and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in each case without further vote or action by our stockholders. These powers, rights, preferences and privileges could include dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price(s) and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. As of the closing of this offering, no shares of preferred stock will be outstanding.

Options

As of December 31, 2025, we had outstanding options to purchase an aggregate of 2,750,000 shares of our common stock under our 2023 Plan, with a weighted-average exercise price of $0.85 per share.

Warrants

As of December 31, 2025, we had outstanding common stock warrants to purchase 3,000,000 shares of our common stock, with a weighted-average exercise price of $0.60 per share.

Convertible Notes

As of December 31, 2025, we had outstanding convertible notes (the “OID Notes”) representing an aggregate principal amount of $1,831,250 that will be automatically converted into an aggregate of 406,944 shares of our common stock, assuming the convertible promissory notes are automatically converted at the assumed initial public offering price of $4.50 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, upon closing of this offering.

Pursuant to the terms of the OID Notes, if an initial public offering, or IPO, of our securities occurs prior to the maturity date, the OID Notes shall automatically convert into a number of fully paid and nonassessable securities (shares and warrants (“Units”)) of ours being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the date that is one year from the date of this note, divided by (b) the offering price of such Units offered to the public in the IPO. The holders of the OID Notes also receive a right of participation in the IPO, provided however, at no time will each holder of OID Notes own more than 4.99% of our common stock then outstanding.

Registration Rights

In connection with the closing of this offering, holders of shares of our Series A Preferred Stock and warrants to purchase shares of our common stock are entitled to rights with respect to the registration of such shares of common stock issuable upon conversion of the Series A Preferred Stock or upon exercise of such warrants to purchase common stock under the Securities Act. These rights are provided under the terms of certain Subscription Agreements, which were entered into in connection with the issuance and sale of our Series A Preferred Stock and associated warrants to purchase shares of our common stock by and between us and the holders of our Series A Preferred Stock. Pursuant to these Subscription Agreements, we are required to include such shares of common stock issuable upon conversion of the Series A Preferred Stock and the shares of common stock issuable upon the exercise of our warrants in a registration statement on Form S-1, and such shares are included in this prospectus. Upon the effectiveness of a registration statement covering these shares, the shares would become freely tradable without restriction under the Securities Act, subject to the Rule 144 limitations applicable to affiliates, and a large number of shares may be sold into the public market. See the section in this prospectus titled “Principal and Selling Stockholders” for more information.

Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We will be governed by the provisions of Section 203 of the DGCL. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	mergers or consolidations involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, and the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation, or any direct or indirect majority-owned subsidiary of the corporation, of any stock of the corporation or such subsidiary to the interested stockholder;

•	any transaction involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder; and,

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Certificate of Incorporation and Bylaws Provisions

Provisions of our certificate of incorporation and bylaws will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management. Among other things, our certificate of incorporation and bylaws will:

•	permit our board of directors to issue shares of preferred stock, with any powers, rights, preferences and privileges as they may designate;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies and newly created directorships, may, except as otherwise required by law, our governing documents or resolution of our board of directors, and subject to the rights of holders of our preferred stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes, each of which stands for election once every three years;

•	for so long as our board of directors is classified, and subject to the rights of holders of our preferred stock, provide that a director may only be removed from the board of directors by the stockholders for cause;

•	require that any action to be taken by our stockholders must be affected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice;

•	not provide for cumulative voting rights (therefore allowing the holders of a plurality of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the board of directors, the chairperson of the board of directors, our chief executive officer or president; and,

•	provide that stockholders will be permitted to amend certain provisions of our certificate of incorporation and our bylaws only upon receiving at least two-thirds of the voting power of the then outstanding voting securities, voting together as a single class.

Exclusive Forum

Our bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware), except for, as to each of (1) through (4) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction. This provision would not apply to any action brought to enforce a duty or liability created by the Exchange Act and the rules and regulations thereunder. Our bylaws will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding or owning (or continuing to hold or own) any interest in any of our securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be West Coast Stock Transfer, Inc. The transfer agent and registrar’s address are 721 N. Vulcan Ave., First Floor, Encinitas, CA 92024.

Listing

We intend to apply to list our common stock New York American stock exchange under the symbol “_____.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of shares of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices of our common stock prevailing from time to time. As described below, only a limited number of shares of our common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future. Although we intend to have our common stock listed on the NYSE American, we cannot assure you that our common stock will be approved for listing on the NYSE American, or, even if approved for listing, that there will be an active public market for our common stock.

Upon the completion of this offering, based on our shares of our capital stock outstanding as of December 31, 2025, we will have a total of 31,331,423 shares of our common stock outstanding. Of these outstanding shares, all shares of our common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding shares of our common stock will be, and shares subject to stock options will be upon issuance, deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if their offer and sale is registered under the Securities Act or if the offer and sale of those securities qualify for an exemption from registration, including exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below. As a result of the lock-up agreements and market standoff provisions described below and subject to the provisions of Rules 144 or 701, shares of our common stock will be available for sale in the public market as follows:

•	beginning on the date of this prospectus, all ___________ shares of our common stock sold in this offering will be immediately available for sale in the public market; and,

•	beginning 181 days after the date of this prospectus, subject to the terms of the lock-up agreements and market standoff provisions described below, all remaining shares will become eligible for sale in the public market, of which _________ shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below.

Lock-up Agreements and Market Standoff Provisions

We, our directors and officers, and the holders of five percent (5%) or more of our equity securities have agreed or will agree, subject to certain exceptions, not to offer, sell or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock for days after the date of this prospectus without first obtaining the written consent of Kingswood Capital Partners as representatives of the underwriters of this offering. Kingswood Capital Partners may, in their sole discretion, and subject to FINRA Rule 5131, release any of the securities subject to the lock-up agreements with the underwriters at any time. These agreements are described below under the section of this prospectus titled “Underwriting.”

In addition, our directors and officers and substantially all of the holders of our equity securities have entered into market standoff agreements with us under which they have agreed that, subject to certain exceptions including follow-on offerings, staggard releases, equity compensation, financial and estate planning, gifts to charity, open market purchases, and transfers to affiliates, for a period of up to 120 days after the date of this prospectus, they will not, without the prior written consent of the managing underwriter, lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or hedge, any shares or any securities convertible into or exchangeable for shares of our common stock.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our common stock on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements and market standoff provisions described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately _______ shares immediately after this offering; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date of filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates or persons selling shares of our common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 a person who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been one of our affiliates during the immediately preceding 90 days may sell these shares in reliance upon Rule 144, but without being required to comply with the notice, manner of sale or public information requirements or volume limitation provisions of Rule 144. Rule 701 also permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the effective date of this prospectus before selling such shares pursuant to Rule 701.

Registration Rights

Upon the completion of this offering, the holders of 104,167 shares of our common stock or their transferees, after giving effect to the automatic conversion of all of the shares of our OID Notes into shares of our common stock, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Upon the effectiveness of a registration statement covering these shares, the shares would become freely tradable without restriction under the Securities Act, subject to the Rule 144 limitations applicable to affiliates, and a number of shares may be sold into the public market.

Registration Statement on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act promptly after the completion of this offering to register any shares of our common stock that may be subject to options outstanding, as well as reserved for future issuance, under our equity compensation plans. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable market standoff provisions and lock-up agreements. See the section titled “Executive Compensation—Employee Benefit and Stock Plans” for a description of our equity compensation plans.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax considerations of the ownership and disposition of our common stock acquired in this offering by a “non-U.S. holder” (as defined below) but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax considerations different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or the effect, if any, of the Medicare contribution tax on net investment income. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;
•	persons subject to the alternative minimum tax;
•	tax-exempt organizations;
•	pension plans and tax-qualified retirement plans;
•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;
•	entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (or investors in such entities or arrangements);
•	brokers or dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;
•	persons who own, or are deemed to own, more than five percent (5%) of our capital stock (except to the extent specifically set forth below);
•	certain former citizens or long-term residents of the United States;
•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;
•	persons who hold or receive our common stock pursuant to the exercise of any option;
•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment);
•	persons deemed to sell our common stock under the constructive sale provisions of the Code; or
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership (or owner of such pass-through entity) generally will depend on the status of the partner (or owner) and upon the activities of the partnership (or other pass-through entity). A partner in a partnership (or owner of a pass -through entity) that will hold our common stock should consult his, her or its own tax advisor regarding the tax considerations of the purchase, ownership and disposition of our common stock through a partnership (or such other pass-through entity).

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations of the purchase, ownership and disposition of our common stock arising under the U.S. federal gift or estate tax rules or under the laws of any U.S. state or local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our common stock that, for U.S. federal income tax purposes, is neither a partnership nor:

•	an individual who is a citizen or resident of the United States;
•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•	a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock, and we do not anticipate paying any dividends on our common stock following the completion of this offering. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Common Stock.”

Subject to the discussions below regarding effectively connected income, backup withholding and Foreign Account Tax Compliance Act, or FATCA withholding, any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide us or the applicable paying agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. Under applicable Treasury Regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below regarding backup withholding and FATCA withholding. In order to obtain this exemption, you must provide us or the applicable paying agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying qualifications for such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, generally are taxed at the U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding the tax consequences of the ownership and disposition of our common stock, including the application of any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussions below regarding backup withholding and FATCA withholding, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

•	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, your common stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than five percent of our regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

If you are a non-U.S. holder described in the first bullet above, you generally will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) under U.S. federal income tax rates applicable to U.S. persons, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by certain U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we or the applicable paying agent must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our common stock made to you may be subject to information reporting and backup withholding at the applicable statutory rate unless you establish an exemption, for example, by properly certifying your non-U.S. status on a properly completed IRS Form W-8BEN or W-8BEN-E or another appropriate version of IRS Form W-8 or you otherwise meet the documentary evidence requirements for establishing you are not a U.S. person or otherwise establish an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

FATCA, including sections 1471 through 1474 of the Code and the Treasury Regulations and other official IRS guidance issued thereunder, generally imposes a U.S. federal withholding tax of 30% on dividends on, and, subject to the proposed Treasury Regulations discussed below, the gross proceeds from a sale or other disposition of, our common stock, paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on, and, subject to the proposed Treasury Regulations discussed below, the gross proceeds from a sale or other disposition of, our common stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption.

The withholding obligations under FATCA generally apply to dividends on our common stock and to the payment of gross proceeds of a sale or other disposition of our common stock. However, the U.S. Treasury Department has issued proposed Treasury Regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of our common stock (but not on payments of dividends). The preamble of such proposed Treasury Regulations states that they may be relied upon by taxpayers until final regulations are issued or until such proposed Treasury Regulations are rescinded. The withholding tax will apply regardless of whether the payment otherwise would be exempt from withholding tax, including under the exemptions described above. Under certain circumstances, you might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and your country of residence may modify the requirements described in this section. You should consult with your own tax advisors regarding the application of FATCA withholding to your investment in, and ownership and disposition of, our common stock.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. You should consult your own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax considerations of purchasing, owning and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Kingswood Capital Partners, LLC is acting as the sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus, the underwriters named below, through the representative, have severally agreed to purchase, and we have agreed to sell to the underwriters, the following respective number of shares set forth opposite the underwriter’s name below:

Underwriter	Number of Shares
Kingswood Capital Partners, LLC	3,750,000

Total	3,750,000

The underwriting agreement provides that the obligation of the underwriters to purchase the shares offered by this prospectus is subject to certain conditions. The underwriters are obligated to purchase all of the shares (other than the securities covered by the over-allotment option to purchase additional shares of common stock described herein) offered hereby if any of the shares are purchased. The underwriters do not have any agreement or understanding with respect to the shares being sold by the selling stockholders.

Certain of our existing stockholders have indicated an interest in purchasing an aggregate of up to ________ of shares in this offering at the initial public offering price per share and on the same terms as other purchasers in this offering. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, fewer or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these stockholders as they will on any other securities sold to the public in this offering.

Underwriting Discounts, Commissions and Expenses

We have agreed to sell the securities to the underwriters at the offering price of $ per share of common stock, which represents the offering price of such securities set forth on the cover page of this prospectus, less the applicable 8% underwriting discount.

We have also agreed to reimburse the underwriters for non-accountable expense allowance equal to one percent (1%) of the gross proceeds of the Offering received by the company.

We have also agreed to reimburse the underwriters for accountable expenses not to exceed $185,000. We estimate that expenses payable by us in connection with this offering, including reimbursement of the underwriters’ out-of-pocket expenses, but excluding the underwriting discount referred to above, will be approximately $470,000.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option to purchase additional shares of common stock we have granted to the underwriters).

	No Exercise of Over-allotment option	Full Exercise of Over-allotment option
Public Offering Price per Share	$	$
Underwriting discounts and commissions (8%)
Proceeds to us, before expenses	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $______ per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Over-Allotment Option to Purchase Additional Shares

The underwriters have an option to purchase up to 562,500 additional shares of common stock from us at the initial public offering price per share, less the underwriting discounts and commissions. The underwriters can exercise this option at any time and from time to time within 45 days from the date of this prospectus. If the over-allotment option to purchase additional shares of common stock is exercised in full, the total public offering price, underwriting compensation (including discounts, but not including any other compensation described hereunder) and proceeds to us before offering expenses will be approximately $_________ million.

Underwriter Warrants

We have also agreed to issue to the underwriters (or their permitted assignees) warrants to purchase ______ shares (or up to________ shares, depending on the extent to which the over-allotment option to purchase additional shares is exercised) of our common stock, which is equal to an aggregate of 10.0% of the total number of shares of common stock sold in this offering, or the Underwriter Warrants. The Underwriter Warrants will have an exercise price equal to $________ (110% of the public offering price of the common stock sold in this offering) and may be exercised on a cashless basis. The Underwriter Warrants will be exercisable at any time and from time to time, in whole or in part, during the five-year period commencing on the date of commencement of sales in this offering. The Underwriter Warrants and the common stock underlying the Underwriter Warrants, have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the Underwriter Warrants or the securities underlying the Underwriter Warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Underwriter Warrants or the underlying securities for a period of 180 days from the commencement of sales in this offering, except to any FINRA member participating in this offering and their bona fide officers or partners. The Underwriter Warrants will provide for adjustment in the number and price of such Underwriter Warrants (and the common stock underlying such Underwriter Warrants) to prevent dilution in the event of a forward or reverse stock split, stock dividend or similar recapitalization.

Right of First Refusal

We have granted Kingswood Capital an 18 month right first refusal to act as a lead manager and bookrunner, or lead placement agent for any private or public offering of equity, equity-linked or debt securities undertaken by us after this offering.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect any of those liabilities.

Lock-Up Agreements

In connection with this offering, we, along with our directors, executive officers and 5% or greater shareholders have agreed with the underwriters or their representative, that for a six-month “lock-up” period, commencing from the date of this prospectus, subject to specified exceptions, without the prior written consent of the Kingswood Capital Partners, as the representative of the underwriters, we and they will not offer, sell, pledge or otherwise dispose of these securities.

Offering Price Determination

Prior to this offering, there has been no public market for our common stock. In determining the initial public offering price, we and the underwriters have considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the underwriters;
•	our prospects and the history and prospects for the industry in which we compete;
•	an assessment of our management;
•	our prospects for future earnings;
•	the general condition of the securities markets at the time of this offering;
•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and,
•	other factors deemed relevant.

Neither we nor the underwriters can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be affected on the New York American stock exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by any of the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, the underwriters and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us which services they have received and may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for its own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, the underwriters have not provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus, and we do not expect to retain the underwriters to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the securities or possession or distribution of this prospectus or any other offering or publicity material relating to the securities in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the underwriters have undertaken that they will not, directly or indirectly, offer or sell any securities or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of securities by it will be made on the same terms.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are qualified investors as defined under the Prospectus Directive;
•	by the underwriters to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of our common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, (1) the expression an “offer of common stock to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, (2) the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in each Relevant Member State and (3) the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the common stock in, from or otherwise involving the United Kingdom.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances and, if necessary, seek expert advice on those matters.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. This document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents relating to Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, San Diego, California, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of our common stock being offered by this prospectus. ArentFox Schiff LLP, Washington D.C., is acting as counsel for the underwriters.

EXPERTS

Our balance sheets as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholders’ deficit and cash flows, included in this prospectus have been audited by Salberg & Company, P.A., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus constitutes only a part of the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC.

Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at www.eirbiopharma.com. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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EIR Biopharma, Inc.
Balance Sheets

	September 30,	December 31,
	2025	2024
	(unaudited)	(audited)
Assets:
Current assets
Cash	$179,932	$93,861
Prepaid expenses	58,701	58,060
Total current assets	238,633	151,921

Total assets	$238,633	$151,921

Liabilities and Stockholders' (Deficit):

Current liabilities
Accounts payable and accrued expenses	$357,434	$185,521
Promissory note payable	399,312	399,312
Notes payable, net of discounts	1,416,060	1,065,756
Total current liabilities	2,172,806	1,650,589

Total liabilities	2,172,806	1,650,589

Commitments and Contingencies (See Note 7)

Stockholders' (Deficit)
Preferred stock, par value $0.00001, 1,000,000 shares authorized
Series A convertible stock, 30,000 shares designated, issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	-	-
Common stock, par value $0.00001, 100,000,000 shares authorized, 26,424,479 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	264	264
Additional paid-in capital	2,629,823	2,629,823
Accumulated deficit	(4,564,260)	(4,128,755)
Total stockholders' (deficit)	(1,934,173)	(1,498,668)
Total liabilities and stockholders' (deficit)	$238,633	$151,921

EIR Biopharma, Inc.
Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues	$-	$-	$-	$-
Operating Expenses:
Research and development	16,446	8,295	37,006	73,295
Management fees - related parties	20,000	120,000	32,000	320,000
General and administrative	92,477	132,075	175,037	457,443
Loss from Operations:	(128,923)	(260,370)	(244,043)	(850,738)
Other Income (Expense):
Interest expense	(72,232)	(88,794)	(191,462)	(199,858)
Total Other (Income) Expense, net:	(72,232)	(88,794)	(191,462)	(199,858)
Net Loss:	$(201,155)	$(349,164)	$(435,505)	$(1,050,596)
Net loss per share basic and diluted:	$(0.01)	$(0.01)	$(0.02)	$(0.04)
Weighted average common shares outstanding basic and diluted:	26,424,479	26,424,479	26,424,479	26,424,479

EIR Biopharma, Inc.

Statement of Changes in Stockholders' Equity (Deficit)

For The Three and Nine Months Ended September 30, 2025 and 2024

(unaudited)

	Series A Convertible Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2024	30,000	$-	26,424,479	$264	$2,629,823	$(4,128,755)	$(1,498,668)
Net loss	-	-	-	-	-	(122,541)	(122,541)
Balance, March 31, 2025	30,000	$-	26,424,479	$264	$2,629,823	$(4,251,296)	$(1,621,209)
Net loss		-		-	-	(111,809)	(111,809)
Balance, June 30, 2025	30,000	$-	26,424,479	$264	$2,629,823	(4,363,105)	$(1,733,018)
Net loss		-		-	-	(201,155)	(201,155)
Balance, September 30, 2025	30,000	$-	26,424,479	$264	$2,629,823	$(4,564,260)	$(1,934,173)
Balance, December 31, 2023	30,000	$-	26,424,479	$264	$2,343,540	$(2,908,387)	$(564,583)
Stock based compensation	-	-	-	-	77,910	-	77,910
Net loss	-	-	-	-	-	(324,833)	(324,833)
Balance, March 31, 2024	30,000	$-	26,424,479	$264	$2,421,450	$(3,233,220)	$(811,506)
Stock based compensation					77,910		77,910
Net loss		-		-		(376,599)	(376,599)
Balance, June 30, 2024	30,000	$-	26,424,479	$264	$2,499,360	$(3,609,819)	$(1,110,195)
Stock based compensation					77,910		77,910
Net loss		-		-		(349,164)	(349,164)
Balance, September 30, 2024	30,000	$-	26,424,479	$264	$2,577,270	$(3,958,983)	$(1,381,449)

EIR Biopharma, Inc.
Statement of Cash Flows
(unaudited)

	For the Nine Months Ended
	September 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(435,505)	$(1,050,596)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	-	233,730
Amortization of original interest discount	50,304	129,609
Effect of changes in:
Prepaid expenses	(641)	(23,378)
Accounts payable and accrued expenses	171,913	112,592
Accounts payable - related parties	-	(25,480)
Net Cash Used in Operating Activities	(213,929)	(623,523)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable, net	300,000	608,000
Net Cash Provided by Financing Activities	300,000	608,000
Net Increase in Cash	86,071	(15,523)
Cash at Beginning of Period	93,861	179,041
Cash at End of Period	$179,932	$163,518

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$-	$-
Income taxes paid	$450	$1,250

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCIAL ACTIVITIES:
Debt discount recorded on note payable	$75,000	$152,000
Conversion of accounts payable to promissory note	$-	$399,312

EIR Biopharma, Inc.

Notes to Financial Statements

For the Three and Nine Months Ended September 30, 2025 and 2024

(unaudited)

NOTE 1 – NATURE OF OPERATIONS

Overview

EIR Biopharma, Inc. (“EIR,” “we”, “our” or the “Company”) was incorporated in Delaware on February 2, 2022. We are an early-stage biopharmaceutical company focused on therapeutics for the treatment of eye disease. Combined, our founders have more than 50 years of senior level management experience in the biotechnology, pharmaceutical, and biopharma industries, including in leadership roles at Intercept Pharmaceuticals, Iovance Biotherapeutics, and GT Biopharma.

Our strategy is to negotiate worldwide exclusive licenses for the right to develop therapies for the treatment of eye disease; we target preclinical therapeutic candidates that promise to meet clear clinical needs, and that can be advanced to a clinical stage with the investment of several million dollars over 18 to 24 months. Our principal preclinical therapeutic candidates have been licensed from prominent research institutions, including Cornell University and the University of Miami.

Our lead product candidates include EIR-0205 and EIR-1003:

•	EIR-0205 is a small molecule therapeutic candidate we intend to further develop as a treatment for the atrophic (dry) form of age-related macular degeneration (AMD). There are no effective drugs for the treatment of dry AMD. EIR-0205 is a functionalized cyclodextrin that has been shown to extract lipofuscin, a waste product that accumulates in the retinal epithelium, causing degeneration of the retina, in both cellular and animal models of dry AMD. We are currently soliciting proposals from various contract research organizations (CROs) for the activities necessary to enable submission of an Investigational New Drug (IND) application with the FDA, and initiate human clinical studies in late 2027.

•	EIR-1003 is a peptide drug candidate that was designed to mimic ephrin peptide ligands and has been shown to increase nerve growth in cellular models of eye diseases. The signaling between ephrin (“Eph”) receptor and ephrin peptides is referred to as a cognate ligand pair that (a) regulates the growth of dendrites and synapses, and (b) promotes growth of retinal ganglion cells, the cell type that is diminished in glaucoma and in diabetic retinopathy. Studies conducted at the University of Miami Bascom Eye Institute demonstrate that treatment with EIR-1003 results in increased neuroprotection and nerve regeneration in animal models of optic nerve injury. We are advancing EIR-1003 into animal toxicology studies in order to file an IND with the FDA, and initiate human clinical studies in early 2027.

NOTE 2 — GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As shown in the accompanying financial statements, as of September 30, 2025, the Company had cash on hand of $179,932 and working capital deficit (current assets in excess of current liabilities) of $1,934,173.

During the nine months ended September 30, 2025, the net loss was $435,505 and net cash used in operating activities was $213,929.

The Company has incurred significant losses since its inception and has not demonstrated an ability to generate revenues from the sales of its products or services to achieve profitable operations. There can be no assurance that profitable operations will ever be achieved, or if achieved, could be sustained on a continuing basis. In making this assessment we performed a comprehensive analysis of our current circumstances including: our financial position, our cash flows and cash usage forecasts, and our current capital structure including equity-based instruments and our obligations and debts.

The Company expects to continue to incur significant losses from operations and have negative cash flows from operating activities for the foreseeable future. These losses could be significant as the Company has not yet generated revenues, but has continuing operating expenses including, but not limited to, clinical development costs, compensation costs, professional fees, licensing costs and regulatory fees.

The Company’s primary source of operating funds has been from cash proceeds from the sale of common stock and preferred stock, and the sale of convertible debt instruments. The Company has experienced net losses from operations since inception. The Company had stockholders’ deficit of $1,934,173 at September 30, 2025, and requires additional equity, debt or partnership financing to fund future operations.

Management’s current business plan is primarily to: (i) pursue additional capital raising opportunities, (ii) continue to explore and execute prospective partnering opportunities; (iii) identify unique market opportunities that represent potential positive short-term cash flow; and (iv) advance its lead therapeutic candidates in Phase 1 clinical trials.

The Company’s existence is dependent upon management’s ability to develop its therapeutic operations, and to obtain additional sources of funding. There can be no assurance that the Company’s financing efforts will result in the development of its therapeutic operations, or the resolution of the Company’s lack of shareholder liquidity.

If the Company does not obtain additional capital, the Company will be required to reduce the scope of its therapeutic development activities or cease operations. The Company continues to explore obtaining additional capital financing, and the Company is closely monitoring its cash balances, cash needs, and expense levels.

These factors create substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period subsequent to the date that these financial statements are issued. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed financial statements include the accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information, the instructions to Quarterly Report on Form 10-Q, and Regulation S-X. These financial statements do not include all information and notes required by GAAP for annual financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation of interim financial information, have been included. Operating results for the periods presented are not necessarily indicative of expected results for the full year.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the valuation of share-based fees and stock options and the valuation allowance on deferred tax assets. Actual results could differ from those estimates, and those estimates may be material.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents.

At September 30, 2025 and December 31, 2024, respectively, the Company did not have any cash equivalents.

The Company is exposed to credit risk on its cash and cash equivalents in the event of default by the financial institutions to the extent account balances exceed the amount insured by the FDIC, which is $250,000. At September 30, 2025 and December 31, 2024, the Company had no cash in banks exceeding the insured FDIC limit.

Segments

The Company operates in one reportable segment related to the development and commercialization of pharmaceuticals targeting neurologic and neuropsychiatric disorders. The CODM for the Company is the Chief Executive Officer (the “CEO”). The Company’s CEO reviews operating results on an aggregate basis and manages the Company’s operations as a whole for the purpose of evaluating financial performance and allocating resources. Accordingly, the Company has determined that it has a single reportable and operating segment structure. The CEO uses aggregate net loss to allocate resources in the annual budgeting and forecasting process and also uses that measure as a basis for evaluating financial performance regularly by comparing actual results with established budgets and forecasts.

The accounting policies of the Company’s single segment are the same as those described in the summary of significant accounting policies within Note 3. The CEO assesses performance for the Company and decides how to allocate resources based on the aggregate net loss that is also reported on the income statement as net loss. The measure of segment assets is reported on the balance sheets as total assets.

The table below provides information about the Company’s revenue, significant segment expenses and other segment expenses.

	For the Nine Months Ended September 30,
	2025	2024
Revenues	$-	$-
Less Segment expenses:
Research and development	37,006	73,295
General and administrative	207,037	777,443
Loss from operations	$244,043	$850,738
Plus:
Interest expense	191,462	199,858
Segment Net Loss	$435,505	$1,050,596

Fair Value Measurements

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. ASC 820 provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value.

The Three tiers are defined as follows:

•	Level 1 – Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

•	Level 2 – Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and,

•	Level 3 – Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. The Company may also engage external advisors to assist us in determining fair value, as appropriate.

Although the Company believes that the recorded fair value of our financial instruments is appropriate, these fair values may not be indicative of net realizable value or reflective of future fair values.

Financial Instruments

ASC subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, prepaid expenses, accounts payable, accrued liabilities and convertible notes payable as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.

Stock Based Compensation

The Company records stock-based compensation in accordance with the provisions of FASB ASC Topic 718, “Accounting for Stock Compensation,” which establishes accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. In accordance with guidance provided under ASC Topic 718, the Company recognizes an expense for the fair value of its stock awards at the time of grant and the fair value of its outstanding stock options as they vest, whether held by employees or others. The Company uses the Black-Scholes option-pricing model to compute the estimated fair value of option awards and includes assumptions regarding expected volatility, expected option term, dividend yields and risk-free interest rates.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs are included as a component of general and administrative expense in the statements of operations. The Company recognized $0 in marketing and advertising costs during the three and nine months ended September 30, 2025 and 2024.

Research and Development Costs

Research and development costs consist of expenditures for the research and development of new products and technology. These costs are primarily license fees for patented technology and costs to vendors contracted to perform research projects and develop technology for the Company’s therapeutics for the treatment of eye disease. License fees are expensed as incurred due to the early-stage nature of the Company. Other costs incurred for research and development are expensed as incurred.

For the three months ended September 30, 2025, the Company recognized research and development expense consisting of a cash license fee of $10,000 issued to University of Miami and preclinical development costs of $6,446. For the three months ended September 30, 2024, the Company recognized research and development expense consisting preclinical development costs of $8,295.

For the nine months ended September 30, 2025, the Company recognized research and development expense consisting of a cash license fee of $10,000 to Cornell University and preclinical development costs of $27,006. For the nine months ended September 30, 2024, the Company recognized research and development expense consisting of a cash license fee of $60,000 to University of Miami and a $5,000 license fee to the Cornell University and preclinical development costs of $8,295.

Patent Costs

Patent costs are expensed as incurred due to the early-stage nature of the Company. Patent costs are included as a component of general and administrative expense in the statement of operations. For the three months ended September 30, 2025 and 2024 the company recognized and expensed $12,469 and $16,171 in patent costs, respectively. For the nine months ended September 30, 2025 and 2024, the Company recognized and expensed $26,526 and $74,964, respectively.

Income Taxes

The Company accounts for income tax using the asset and liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes”. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of September 30, 2025 and December 31, 2024, respectively, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

Net Loss per Common Share

The Company computes earnings (loss) per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “if converted” method.

The computation of basic and diluted income (loss) per share excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period.

Potentially dilutive securities excluded from the computation of basic and diluted net loss per share are as follows:

	Sept. 30,	Sept. 30,
	2025	2024
Series A preferred shares	1,500,000	1,500,000
Convertible notes	406,944	315,217
Warrants	3,000,000	3,000,000
Total potentially dilutive shares	4,906,944	4,815,217

Convertible Notes

The Company has outstanding convertible promissory notes with an aggregate principal balance of $1,510,000 as of September 30, 2025. The notes are convertible into shares of the Company’s common stock upon the consummation of a qualified public offering (“IPO”). Upon the occurrence of a qualified IPO, the outstanding principal and accrued interest will convert automatically into shares of common stock at the IPO price per share.

Because the conversion feature is contingent upon the completion of an IPO, which had not occurred as of September 30, 2025, the company has not included any share issuable upon conversion of the notes in diluted net income (loss) per share under ASC 260, as the contingency has not been satisfied.

Based on the potential common stock equivalents noted above at September 30, 2025, the Company has sufficient authorized shares of common stock (100,000,000) to settle any potential exercises of common stock equivalents.

Recent Accounting Standards

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40), which requires entities to provide more detailed disaggregation of expenses in the income statement, focusing on the nature of the expenses rather than their function. The new disclosures will require entities to separately present expenses for significant line items, including but not limited to, depreciation, amortization, and employee compensation. Entities will also be required to provide a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, disclose the total amount of selling expenses and, in annual reporting periods, provide a definition of what constitutes selling expenses. This pronouncement is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company does not expect the adoption of this new guidance to have a material impact on the financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This new standard requires a company to expand its existing income tax disclosures, specifically related to the rate reconciliation and income taxes paid. The standard will be effective beginning in fiscal year 2025, with early adoption permitted. The new standard is expected to be applied prospectively, but retrospective application is permitted. We are currently evaluating the impact of ASU 2023-09 on the consolidated financial statements and related disclosures. The Company does not expect the adoption of this new guidance to have a material impact on the financial statements.

Management has considered all other recent accounting pronouncements that are issued, but not effective, and it does not believe that they will have a significant impact on the Company’s results of operations or financial position. There are various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 4 – OID NOTES PAYABLE AND PROMISSORY NOTE PAYABLE

OID Notes Payable

	September 30, 2025	September 30, 2024
Principal	$1,510,000	$1,135,000
Less Unamortized Original Issue Discount	$(93,940)	$(69,244)
Total	$1,416,060	$1,065,756

On December 1, 2023, the Company issued a note payable to an institutional investor with an aggregate face value of $375,000 in exchange for cash proceeds of $300,000, representing an original issue discount (“OID”) of $75,000. The note bears interest at 10% per annum with the interest rate increasing to fifteen Percent (15%) per annum so long as an event of a default has occurred and is continuing. The following are “Events of Default” under this Note: (i) the Borrower shall fail to pay any principal of the Note when due and payable hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount when due and payable under the Note and such payment shall not have been made within five (5) business days of the Borrower’s receipt of written notice to the Borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or (v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement or filing. If any Event of Default has occurred and is continuing, the Lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof. Accrued interest on this Note shall be payable at maturity.

The Lender shall pay the Consideration Sum upon the Effective Date and closing of this Note. The maturity date is the earlier of (i) the date on which the Borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange (the “IPO”), or (ii) one year from the date of this note. If an IPO occurs prior to the maturity date, this note shall automatically convert into a number of fully paid and nonassessable securities (shares and warrants (“Units”)) of the borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the date that is one year from the date of this note, divided by (b) the offering price of such Units offered to the public in the IPO. The lender shall also receive a right of participation in the IPO, provided however, at no time will the lender own more than 4.99% of the Company’s common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of this note. The OID is debt discount that is being amortized to interest expense over the term of the notes payable.

The Company has accounted for the note as a financing transaction, wherein the net proceeds that were received were allocated to the financial instrument issued. Prior to making the accounting allocation, the Company evaluated the notes under ASC 815 Derivatives and Hedging (“ASC 815”). ASC 815 generally requires the analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. There were no embedded instruments which required bifurcation.

The note became in default on the December 1, 2024 maturity date and started accruing interest at 15%.

Interest expense for the three months ended September 30, 2025 and 2024 was $14,178 and $9,452 respectively. Interest expense for the nine months ended September 30, 2025 and 2024 was $41,918 and $28,151, respectively. Accrued interest expense at September 30, 2025 and December 31, 2024 was $84,298 and $42,380, respectively.

Amortization of debt discount for the three months ended September 30, 2025 and 2024 was $0 and $18,852, respectively. Amortization of debt discount for the nine months ended September 30, 2025 and 2024 was $0 and $56,148, respectively.

The carrying value of the convertible note payable, net of discount, as of September 30, 2025 and December 31, 2024 was $375,000, respectively. The note was in default as of September 30, 2025 and December 31, 2024 and therefore the Company is accruing interest at the default rate of 15%.

On February 9, 2024, the Company issued a note payable to an investor with an aggregate face value of $187,500 in exchange for cash proceeds of $150,000, representing an original issue discount (“OID”) of $37,500. The note bears interest at 10% per annum with the interest rate increasing to fifteen percent (15%) per annum so long as an event of a default has occurred and is continuing. The following are “Events of Default” under this Note: (i) the Borrower shall fail to pay any principal of the Note when due and payable hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount when due and payable under the Note and such payment shall not have been made within five (5) business days of the Borrower’s receipt of written notice to the Borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or(v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement or filing. If any Event of Default has occurred and is continuing, the Lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof. Accrued interest on this Note shall be payable at maturity.

The Lender shall pay the Consideration Sum upon the Effective Date and closing of this Note. The maturity date is the earlier of (i) the date on which the Borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange (the “IPO”), or (ii) one year from the date of this note. If an IPO occurs prior to the maturity date, this note shall automatically convert into a number of fully paid and nonassessable securities (shares and warrants (“Units”)) of the borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the date that is one year from the date of this note, divided by (b) the offering price of such Units offered to the public in the IPO. The lender shall also receive a right of participation in the IPO, provided however, at no time will the lender own more than 4.99% of the Company’s common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of this note. The OID is debt discount that is being amortized to interest expense over the term of the notes payable.

Interest expense for the three months ended September 30, 2025 and 2024 was $7,089 and $4,726, respectively. Interest expense for the nine months ended September 30, 2025 and 2024 was $19,983 and $12,072, respectively. Accrued interest expense at September 30, 2025 and December 31, 2024 was $36,781 and $16,798, respectively.

Amortization of debt discount for the three months ended September 30, 2025 and 2024 was $0 and $9,452, respectively. Amortization of debt discount for the nine months ended September 30, 2025 and 2024 was $4,007 and $24,041, respectively.

The carrying value of the convertible note payable, net of discount, as of September 30, 2025 and December 31, 2024 was $187,500 and $183,493, respectively. The note was in default as of September 30, 2025 and therefore the Company is accruing interest at the default rate of 15%.

On February 24, 2024, the Company issued a note payable to an investor with an aggregate face value of $62,500 in exchange for cash proceeds of $50,000, representing an original issue discount (“OID”) of $12,500. The note bears interest at 10% per annum with the interest rate increasing to fifteen percent (15%) per annum so long as an event of a default has occurred and is continuing. The following are “Events of Default” under this Note: (i) the Borrower shall fail to pay any principal of the Note when due and payable hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount when due and payable under the Note and such payment shall not have been made within five (5) business days of the Borrower’s receipt of written notice to the Borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or(v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement or filing. If any Event of Default has occurred and is continuing, the Lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof. Accrued interest on this Note shall be payable at maturity.

The Lender shall pay the Consideration Sum upon the Effective Date and closing of this Note. The maturity date is the earlier of (i) the date on which the Borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange (the “IPO”), or (ii) one year from the date of this note. If an IPO occurs prior to the maturity date, this note shall automatically convert into a number of fully paid and nonassessable securities (shares and warrants (“Units”)) of the borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the date that is one year from the date of this note, divided by (b) the offering price of such Units offered to the public in the IPO. The lender shall also receive a right of participation in the IPO, provided however, at no time will the lender own more than 4.99% of the Company’s common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of this note. The OID is debt discount that is being amortized to interest expense over the term of the notes payable.

Interest expense for the three months ended September 30, 2025 and 2024 was $2,363 and $1,575, respectively. Interest expense for the nine months ended September 30, 2025 and 2024 was $6,532 and $3,767, respectively. Accrued interest expense at September 30, 2025 and December 31, 2024 was $11,875 and $5,343, respectively.

Amortization of debt discount for the three months ended September 30, 2025 and 2024 was $0 and $3,151, respectively. Amortization of debt discount for the nine months ended September 30, 2025 and 2024 was $1,884 and $7,466, respectively.

The carrying value of the convertible note payable, net of discount, as of September 30, 2025 and December 31, 2024 was $62,500 and $60,616, respectively. The note was in default as of September 30, 2025 and therefore the Company is accruing interest at the default rate of 15%.

On March 14, 2024, the Company issued a note payable to an investor with an aggregate face value of $60,000 in exchange for cash proceeds of $48,000, representing an original issue discount (“OID”) of $12,000. The note bears interest at 10% per annum with the interest rate increasing to fifteen percent (15%) per annum so long as an event of a default has occurred and is continuing. The following are “Events of Default” under this Note: (i) the Borrower shall fail to pay any principal of the Note when due and payable hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount when due and payable under the Note and such payment shall not have been made within five (5) business days of the Borrower’s receipt of written notice to the Borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or(v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement or filing. If any Event of Default has occurred and is continuing, the Lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof. Accrued interest on this Note shall be payable at maturity.

The Lender shall pay the Consideration Sum upon the Effective Date and closing of this Note. The maturity date is the earlier of (i) the date on which the Borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange (the “IPO”), or (ii) one year from the date of this note. If an IPO occurs prior to the maturity date, this note shall automatically convert into a number of fully paid and nonassessable securities (shares and warrants (“Units”)) of the borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the date that is one year from the date of this note, divided by (b) the offering price of such Units offered to the public in the IPO. The lender shall also receive a right of participation in the IPO, provided however, at no time will the lender own more than 4.99% of the Company’s common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of this note. The OID is debt discount that is being amortized to interest expense over the term of the notes payable.

Interest expense for the three months ended September 30, 2025 and 2024 was $2,268 and $1,512, respectively. Interest expense for the nine months ended September 30, 2025 and 2024 was $6,123 and $3,304, respectively. Accrued interest expense at September 30, 2025 and December 31, 2024 was $10,939 and $4,816, respectively.

Amortization of debt discount for the three months ended September 30, 2025 and 2024 was $0 and $3,025, respectively. Amortization of debt discount for the nine months ended September 30, 2025 and 2024 was $2,367 and $6,608, respectively.

The carrying value of the convertible note payable, net of discount, as of September 30, 2025 and December 31, 2024 was $60,000 and $57,633, respectively. The note was in default as of September 30, 2025 and therefore the Company is accruing interest at the default rate of 15%.

On April 19, 2024, the Company issued a note payable to an investor with an aggregate face value of $75,000 in exchange for cash proceeds of $60,000, representing an original issue discount (“OID”) of $15,000. The note bears interest at 10% per annum until the first anniversary of the effective date with the interest rate increasing to fifteen percent (15%) per annum until the second anniversary of the effective date and continuing at 15% in an event of default. The following are “Events of Default” under this Note: (i) the Borrower shall fail to pay any principal of the Note when due and payable hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount when due and payable under the Note and such payment shall not have been made within five (5) business days of the Borrower’s receipt of written notice to the Borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or(v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement or filing. If any Event of Default has occurred and is continuing, the Lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof. Accrued interest on this Note shall be payable at maturity.

The Lender shall pay the Consideration Sum upon the Effective Date and closing of this Note. The maturity date is the earlier of (i) the date on which the Borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange (the “IPO”), or (ii) two years from the date of this note. If an IPO occurs prior to the maturity date, this note shall automatically convert into a number of fully paid and nonassessable securities (shares and warrants (“Units”)) of the borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the date that is one year from the date of this note, divided by (b) the offering price of such Units offered to the public in the IPO. The lender shall also receive a right of participation in the IPO, provided however, at no time will the lender own more than 4.99% of the Company’s common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of this note. The OID is debt discount that is being amortized to interest expense over the term of the notes payable.

Interest expense for the three months ended September 30, 2025 and 2024 was $2,836 and $1,890, respectively. Interest expense for the nine months ended September 30, 2025 and 2024 was $7,274 and $3,390, respectively. Accrued interest expense at September 30, 2025 and December 31, 2024 was $12,555 and $5,281, respectively.

Amortization of debt discount for the three months ended September 30, 2025 and 2024 was $1,899 and $3,781, respectively. Amortization of debt discount for the nine months ended September 30, 2025 and 2024 was $5,610 and $6,781, respectively.

The carrying value of the convertible note payable, net of discount, as of September 30, 2025 and December 31, 2024 was $70,890 and $65,281, respectively. As of September 30, 2025, the note is past its first anniversary and therefore the Company is accruing interest at the rate of 15%.

On May 15, 2024, the Company issued a note payable to an investor with an aggregate face value of $125,000 in exchange for cash proceeds of $100,000, representing an original issue discount (“OID”) of $25,000. The note bears interest at 10% per annum until the first anniversary of the effective date with the interest rate increasing to fifteen percent (15%) per annum until the second anniversary of the effective date and continuing at 15% in an Event of Default. The following are “Events of Default” under this Note: (i) the Borrower shall fail to pay any principal of the Note when due and payable hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount when due and payable under the Note and such payment shall not have been made within five (5) business days of the Borrower’s receipt of written notice to the Borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or(v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement or filing. If any Event of Default has occurred and is continuing, the Lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof. Accrued interest on this Note shall be payable at maturity.

The Lender shall pay the Consideration Sum upon the Effective Date and closing of this Note. The maturity date is the earlier of (i) the date on which the Borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange (the “IPO”), or (ii) two years from the date of this note. If an IPO occurs prior to the maturity date, this note shall automatically convert into a number of fully paid and nonassessable securities (shares and warrants (“Units”)) of the borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the date that is one year from the date of this note, divided by (b) the offering price of such Units offered to the public in the IPO. The lender shall also receive a right of participation in the IPO, provided however, at no time will the lender own more than 4.99% of the Company’s common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of this note. The OID is debt discount that is being amortized to interest expense over the term of the notes payable.

Interest expense for the three months ended September 30, 2025 and 2024 was $4,727 and $3,151, respectively. Interest expense for the nine months ended September 30, 2025 and 2024 was $11,678 and $4,760, respectively. Accrued interest expense at September 30, 2025 and December 31, 2024 was $19,589 and $7,911, respectively.

Amortization of debt discount for the three months ended September 30, 2025 and 2024 was $3,149 and $6,301, respectively. Amortization of debt discount for the nine months ended September 30, 2025 and 2024 was $9,349 and $9,521, respectively.

The carrying value of the convertible note payable, net of discount, as of September 30, 2025 and December 31, 2024 was $117,260 and $107,911, respectively. As of September 30, 2025, the note is past its first anniversary and therefore the Company is accruing interest at the rate of 15%.

On May 15, 2024, the Company issued four notes payable to four investors, each with an aggregate face value of $62,500 in exchange for cash proceeds of $50,000, representing an original issue discount (“OID”) of $12,500. The total notes aggregated $250,000 with an aggregate discount of $50,000. The notes bear interest at 10% per annum until the first anniversary of the effective date with the interest rate increasing to fifteen percent (15%) per annum until the second anniversary of the effective date and continuing at 15% in an Event of Default. The following are “Events of Default” under these Notes: (i) the Borrower shall fail to pay any principal of the Note when due and payable hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount when due and payable under the Note and such payment shall not have been made within five (5) business days of the Borrower’s receipt of written notice to the Borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or(v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement or filing. If any Event of Default has occurred and is continuing, the Lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof. Accrued interest on this Note shall be payable at maturity.

The Lenders shall pay the Consideration Sum upon the Effective Date and closing of this Note. The maturity date is the earlier of (i) the date on which the Borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange (the “IPO”), or (ii) two years from the date of these notes. If an IPO occurs prior to the maturity date, these notes shall automatically convert into a number of fully paid and nonassessable securities (shares and warrants (“Units”)) of the borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on these notes up to and including the date that is one year from the date of this note, divided by (b) the offering price of such Units offered to the public in the IPO. The lender shall also receive a right of participation in the IPO, provided however, at no time will the lender own more than 4.99% of the Company’s common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of these notes. The OID is debt discount that is being amortized to interest expense over the term of the notes payable.

Interest expense for the three months ended September 30, 2025 and 2024 was $9,452 and $6,301, respectively. Interest expense for the nine months ended September 30, 2025 and 2024 was $23,356 and $9,520, respectively. Accrued interest expense at September 30, 2025 and December 31, 2024 was $39,178 and $15,822, respectively.

Amortization of debt discount for the three months ended September 30, 2025 and 2024 was $6,304 and $12,603, respectively. Amortization of debt discount for the nine months ended September 30, 2025 and 2024 was $18,700 and $14,281, respectively.

The carrying value of the convertible notes payable, net of discount, as of September 30, 2025 and December 31, 2024 was $234,520 and $215,822, respectively. As of September 30, 2025, the notes are past their first anniversary and therefore the Company is accruing interest at the rate of 15%.

On June 3, 2025, the Company issued a note payable to an investor with an aggregate face value of $250,000 in exchange for cash proceeds of $200,000, representing an original issue discount (“OID”) of $50,000. The note bears interest at 10% per annum until the first anniversary of the effective date with the interest rate increasing to fifteen percent (15%) per annum until the second anniversary of the effective date. The notes bear interest at 10% per annum until the first anniversary of the effective date with the interest rate increasing to fifteen percent (15%) per annum until the second anniversary of the effective date and continuing at 15% in an Event of Default. The following are “Events of Default” under these Notes: (i) the Borrower shall fail to pay any principal of the Note when due and payable hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount when due and payable under the Note and such payment shall not have been made within five (5) business days of the Borrower’s receipt of written notice to the Borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or(v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement or filing. If any Event of Default has occurred and is continuing, the Lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof. Accrued interest on this Note shall be payable at maturity.

The Lenders shall pay the Consideration Sum upon the Effective Date and closing of this Note. The maturity date is the earlier of (i) the date on which the borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange, or (ii) two years from the effective Date of this Note. If an IPO occurs prior to the maturity date, this note shall automatically convert into a number of fully paid and nonassessable securities of the Borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the date that is one year from the date of this Note, divided by (b) the offering price of such shares offered to the public in the IPO. The Lender shall also receive a right of participation in the IPO, provided however, at no time will the Lender own more than 4.99% of the borrower's common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of this note. The shares of common stock issuable upon full conversion of this note shall not be the subject of any underwriter's lock-up without the express written authorization of the Lender. The consideration sum shall be repaid in cash by the Borrower within thirty (30) days following the closing of the IPO.

Events of default are defined as follows:(i) the borrower shall fail to pay any principal of the note when due and payable hereunder, or (ii) the borrower shall fail to pay any interest or any other amount when due and payable under the note and such payment shall not have been made within five(5) business days of the borrower's receipt of written notice to the borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or (v) the borrower shall make a general assignment for the benefit of creditors; or (vi) the borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement of filing. If any Event of Default has occurred and is continuing, the lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit lender's right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the borrower's failure to timely deliver certificates representing shares of common stock upon conversion of the Note as required pursuant to the terms hereof.

Interest expense for the three months ended September 30, 2025 and 2024 was $6,301 and $0, respectively. Interest expense for the nine months ended September 30, 2025 and 2024 was $8,219 and $0, respectively. Accrued interest expense at September 30, 2025 and December 31, 2024 was $8,219 and $0, respectively.

Amortization of debt discount for the three months ended September 30, 2025 and 2024 was $6,301 and $0, respectively. Amortization of debt discount for the nine months ended September 30, 2025 and 2024 was $8,219 and $0, respectively.

The carrying value of the convertible note payable, net of discount, as of September 30, 2025 and December 31, 2024 was $208,219 and $0, respectively.

On September 25, 2025, the Company issued a note payable to an investor with an aggregate face value of $125,000 in exchange for cash proceeds of $100,000, representing an original issue discount (“OID”) of $25,000. The note bears interest at 10% per annum until the first anniversary of the effective date with the interest rate increasing to fifteen percent (15%) per annum until the second anniversary of the effective date.

The maturity date is the earlier of (i) the date on which the borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange, or (ii) two years from the effective Date of this Note. If an IPO occurs prior to the maturity date, this note shall automatically convert into a number of fully paid and nonassessable securities of the Borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the date that is one year from the date of this Note, divided by (b) the offering price of such shares offered to the public in the IPO. The Lender shall also receive a right of participation in the IPO, provided however, at no time will the Lender own more than 4.99% of the borrower's common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of this note. The shares of common stock issuable upon full conversion of this note shall not be the subject of any underwriter's lock-up without the express written authorization of the Lender. The consideration sum shall be repaid in cash by the Borrower within thirty (30) days following the closing of the IPO.

Events of default are defined as follows:(i) the borrower shall fail to pay any principal of the note when due and payable hereunder, or (ii) the borrower shall fail to pay any interest or any other amount when due and payable under the note and such payment shall not have been made within five(5) business days of the borrower's receipt of written notice to the borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or (v) the borrower shall make a general assignment for the benefit of creditors; or (vi) the borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement of filing. If any Event of Default has occurred and is continuing, the lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit lender's right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the borrower's failure to timely deliver certificates representing shares of common stock upon conversion of the Note as required pursuant to the terms hereof.

Interest expense for the three months ended September 30, 2025 and 2024 was $171 and $0, respectively. Interest expense for the nine months ended September 30, 2025 and 2024 was $171 and $0, respectively. Accrued interest expense at September 30, 2025 and December 31, 2024 was $171 and $0, respectively.

Amortization of debt discount for the three months ended September 30, 2025 and 2024 was $171 and $0, respectively. Amortization of debt discount for the nine months ended September 30, 2025 and 2024 was $171 and $0, respectively.

The carrying value of the convertible note payable, net of discount, as of September 30, 2025 and December 31, 2024 was $100,171 and $0, respectively.

Promissory Note Payable

On April 23, 2024, the Company entered into an agreement with a vendor, whereby the Company agreed to convert its total accounts payable with the vendor, into a promissory note payable in the principal amount of $399,311.50. The note bears interest equal to three percent (3%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder shall be due and payable on the earliest of (i) October 23, 2024, (ii) the closing of a Debt Financing or Equity Financing, a debt or equity financing of the Company where the gross proceeds of which equal or exceed $500,000. (iii) the closing of a Change of Control transaction, (iv) the Company becomes cash flow positive and is in a position to make payment on the outstanding invoices, or (v) upon the occurrence of an Event of Default. The occurrence of any of the following shall constitute an Event of Default under this Note:

(a) Payment. The Company fails to make any payment under this Note when due; or (b) Breaches of Covenants. The Company shall fail to observe or perform any covenant, obligation, condition or agreement contained in this Note (other than as set forth in clause (a) above) and such failure shall continue for 15 days; (c) Voluntary Bankruptcy or Insolvency Proceedings. The Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or (d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or any of its Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered dismissed or discharged within 30 days of commencement.

If all unpaid principal and accrued interest shall not be paid when otherwise due, the interest rate per annum on this note shall increase from three percent (3%) per annum to five percent (5%) per annum.

Interest expense for the three months ended September 30, 2025 and 2024 was $5,032 and $3,019, respectively. Interest expense for the nine months ended September 30, 2025 and 2024 was $14,878 and $5,284, respectively. Accrued interest expense at September 30, 2025 and December 31, 2024 was $24,473 and $9,594, respectively.

The note was in default as of September 30, 2025 and December 31, 2024 and therefore the Company is accruing interest at the default rate of 5%.

NOTE 5 – RELATED PARTY TRANSACTIONS

Consulting Agreements

Cataldo Consulting Services Agreement

Effective as of September 1, 2022, we entered into a consulting agreement with Cataldo Consulting, a strategic business consulting firm (“Cataldo Consulting”). Mr. Cataldo is the owner of Cataldo Consulting. The agreement had an initial term of four months, expiring December 31, 2022, and continues on a month-to-month basis thereafter. Under the consulting agreement, Mr. Cataldo agreed to serve as Chairperson of our board of directors and as our Chief Executive Officer. In consideration for the foregoing consulting services, we agreed to pay Cataldo Consulting $30,000 per month. We also agreed to issue Cataldo Consulting a stock grant equal to ten percent (10%) (calculated exclusive of Cataldo Consulting’s then current stockholdings) of the fully diluted shares of our common stock upon the conversion of options, warrants and notes, in association with a national markets qualified financing, which grant is required to vest and be delivered within thirty (30) days of such national markets qualified financing. We expect to make such grant in connection with this offering. In February 2025, we and Cataldo Consulting agreed to cease making cash payments under the Cataldo Consulting agreement. We expect to restart payment when we have sufficient capital.

Emmes Group Consulting LLC Services Agreement

Effective as of September 1, 2022, we entered into a consulting agreement with Emmes Group Consulting LLC, a strategic business consulting firm (“Emmes Consulting”). Mr. Schroeder is an Executive Vice President and Managing Director of Emmes Consulting and the Emmes Group, Inc. The agreement had an initial term of four months, expiring December 31, 2022, and continues on a month-to-month basis thereafter. Under the consulting agreement, Mr. Schroeder agreed to serve as our President, Chief Financial Officer, Chief Scientific Officer, and Chief Clinical Development Officer. In consideration for the foregoing consulting services, we agreed to pay Emmes Consulting $30,000 per month. We also agreed to issue Emmes Consulting a stock grant equal to ten percent (10%) (calculated exclusive of Emmes Consulting’s then current stockholdings) of the fully diluted shares of our common stock upon the conversion of options, warrants and notes, in association with a national markets qualified financing, which grant is required to vest and be delivered within thirty (30) days of such national markets qualified financing. We expect to make such grant in connection with this offering. In February 2025, we and Emmes Consulting agreed to cease making cash payments under the Emmes Consulting agreement. We expect to restart payment when we have sufficient capital.

A total of $20,000 and $120,000 was incurred under these agreements during the three months ended September 30, 2025 and 2024, respectively and reflected as management fees in operations. (See Note 7).

A total of $32,000 and $320,000 was incurred under these agreements during the nine months ended September 30, 2025 and 2024, respectively and reflected as management fees in operations. (See Note 7). Although accrual of compensation was discontinued, a minimal $32,000 was paid in the nine months ended September 30, 2024.

NOTE 6 – STOCKHOLDERS’ (DEFICIT)

Convertible Series A Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock and has designated 30,000 preferred shares as Series A preferred.

The Series A has the following rights and privileges:

•	Shall be treated pari passu with Common Stock except that the liquidation payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock; on an as if converted to common stock basis.

•	Shall vote on all matters as a class with the holders of Common Stock, and each share of Series A Convertible Preferred Stock shall be entitled to the number of votes per share on an as if converted to common stock basis.

•	Shall be converted into shares of common stock at its then effective Conversion Price of $0.50 based on the original issue price of $25 per share.

•	Upon either (a) the closing of an IPO, and in connection with such offering the common stock is listed for trading on the NASDQ, New York Stock Exchange or another marketplace approved by the Board of Directors, or (b) the date and time, or the occurrence of an event specified by unanimous vote or written consent of the holders of the outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis ( the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares, may not be reissued by the Corporation. The Company shall at all times reserve the conversion shares out of the Company’s outstanding shares.

•	In the event the Company shall at any time after the original issue date of the Series A preferred stock and prior to the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”), issues additional shares of Common Stock, without consideration or for a consideration per share less than the applicable conversion price in effect immediately prior to such issuance, then the conversion price shall be reduced, concurrently with such issuance, to the consideration per share received by the Company for such issue of the additional shares of Common Stock; provided that if such issuance was without consideration, then the Company shall be deemed to have received an aggregate of one-tenth of a cent ($0.001) of consideration for all such additional shares of Common Stock issued.

•	The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless the holders of the Series A preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A preferred stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of the Series A preferred stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of such Series A preferred stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of the Series A preferred stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and (B) multiplying such fraction by an amount equal to the applicable original issue price for the Series A preferred stock; provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of the Series A preferred stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend for such series of Series A preferred stock.

Common Shares

Common Stock Warrants

Warrant transactions for the nine months ended September 30, 2025 is as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2024	3,000,000	$0.60
Issued	-	-
Forfeited/canceled	-	-
Exercised	-	-
Outstanding at September 30, 2025	3,000,000	$0.60
Exercisable at September 30, 2025	3,000,000	$0.60

As of September 30, 2025, the intrinsic value of these warrants amounted to $0.

Upon the consummation of an IPO and the listing of the Common Stock for trading on the NYSE American, (i) if warrants are offered and sold in the IPO, the Exercise Price of any Shares subject to the unexercised portion of this Warrant shall automatically adjust to be equal to the exercise price per share of the warrants sold in an IPO and (ii) if warrants are not offered and sold in an IPO, the Exercise Price of any Shares subject to the unexercised portion of this Warrant shall automatically adjust to be equal to 120% of the per share offering price to the public of the Company Common Stock sold in the IPO.

The Warrant may be exercised at the election of the Holder, in whole or in part, by: (i) the tender to the Company at its principal office (or such other office or agency as the Company may designate) of a notice of exercise duly completed and executed by or on behalf of the Holder, together with the surrender of the Warrant; and, (ii) the payment to the Company in the lawful currency of the United States of America of an amount equal to the Exercise Price multiplied by the number of Shares being purchased. All payments are to be made by bank wire transfer or certified, cashier’s or other check acceptable to the Company and payable to the order of the Company.

If any of the shares of Common Stock underlying the Warrant are not registered for resale under the Securities Act, then the Holder may elect the Net Exercise provision of the Warrant, and receive a number of shares Common Stock equal to the value of such shares of Common Stock calculated according to the following formula:

X	=	Y (A – B) A

Where:

X	=	The number of shares of Common Stock to be issued to the Holder
Y	=	The number of shares of Common Stock purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)
A	=	The fair market value of one share of Common Stock (at the date of such calculation)
B	=	The Exercise Price (as adjusted to the date of such calculation)

For purposes of the calculation above, the fair market value of one share of Common Stock shall be determined by the Board of Directors of the Company, acting in good faith; provided, however, that where a public market exists for the Company’s common stock at the time of such exercise, the fair market value per share of Common Stock shall be the average volume weighted average price of the Common Stock as reported by the Wall Street Journal for the five (5) trading day period prior to the date of determination of fair market value.

If at any time prior to the closing date of an IPO, the Company sells any shares of Common Stock or other equity securities, including warrants, at an as-converted to Common Stock price per share, or with an exercise price, lower than the Exercise Price, then the Exercise Price shall be reduced to such lower price per share or exercise price, as applicable.

The Warrants shall expire and shall no longer be exercisable as of the earlier of: (a) 5:00 p.m., Pacific time, on the date that is 5 years and nine months following the date of the closing of an IPO and the listing of the Common Stock for trading on the Nasdaq Stock Market, LLC or the New York Stock Exchange; or (b) (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes and any transaction effected primarily for purposes of changing the Company’s jurisdiction of incorporation) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of transactions, as a result of shares in the Company held by such holders prior to such transaction or series of transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent), or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Company.

2023 Equity Incentive Plan

On October 6, 2023, our Board of Directors adopted the 2023 Equity Incentive Plan (the “2023 Plan”). The 2023 Plan provides for the issuance of incentive stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”) to eligible employees, directors and consultants from time to time, as determined by the administrator of the plan. The maximum aggregate number of shares that may be subject to awards and sold under the plan is 5,000,000 shares. The shares may be authorized but unissued or reacquired common stock.

Stock option transactions for the nine months ended September 30, 2025 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term
Options outstanding at December 31, 2024	1,000,000	$0.85	8.75 Years
Options granted	-	-	-
Options exercised	-	-	-
Options cancelled	-	-	-
Options outstanding at September 30, 2025	1,000,000	$0.85	8.25 Years
Options exercisable at September 30, 2025	500,000	$0.85	8.25 Years

During the three months ended September 30, 2025 and 2024, the Company recorded a total of $0 and $77,910 in stock-based compensation expense, respectively.

During the nine months ended September 30, 2025 and 2024, the Company recorded a total of $0 and $ $233,730 in stock-based compensation expense, respectively.

At September 30, 2025 and December 31, 2024, there was $0, respectively in unrecognized costs related to the stock options granted which were all expensed in 2024. As of September 30, 2025, the options outstanding and exercisable have no intrinsic value.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Legal Matters

We are involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. There is no current or pending litigation of any kind.

Consulting Agreements

Cataldo Consulting Services Agreement

Effective as of September 1, 2022, we entered into a consulting agreement with Cataldo Consulting, a strategic business consulting firm (“Cataldo Consulting”). Mr. Cataldo is the owner of Cataldo Consulting. The agreement had an initial term of four months, expiring December 31, 2022, and continues on a month-to-month basis thereafter. Under the consulting agreement, Mr. Cataldo agreed to serve as Chairperson of our board of directors and as our Chief Executive Officer. In consideration for the foregoing consulting services, we agreed to pay Cataldo Consulting $30,000 per month. We also agreed to issue Cataldo Consulting a stock grant equal to ten percent (10%) (calculated exclusive of Cataldo Consulting’s then current stockholdings) of the fully diluted shares of our common stock upon the conversion of options, warrants and notes, in association with a national markets qualified financing, which grant is required to vest and be delivered within thirty (30) days of such national markets qualified financing. We expect to make such grant in connection with this offering. In February 2025, we and Cataldo Consulting agreed to cease making cash payments under the Cataldo Consulting agreement. We expect to restart payment when we have sufficient capital.

Emmes Group Consulting LLC Services Agreement

Effective as of September 1, 2022, we entered into a consulting agreement with Emmes Group Consulting LLC, a strategic business consulting firm (“Emmes Consulting”). Mr. Schroeder is an Executive Vice President and Managing Director of Emmes Consulting and the Emmes Group, Inc. The agreement had an initial term of four months, expiring December 31, 2022, and continues on a month-to-month basis thereafter. Under the consulting agreement, Mr. Schroeder agreed to serve as our President, Chief Financial Officer, Chief Scientific Officer, and Chief Clinical Development Officer. In consideration for the foregoing consulting services, we agreed to pay Emmes Consulting $30,000 per month. We also agreed to issue Emmes Consulting a stock grant equal to ten percent (10%) (calculated exclusive of Emmes Consulting’s then current stockholdings) of the fully diluted shares of our common stock upon the conversion of options, warrants and notes, in association with a national markets qualified financing, which grant is required to vest and be delivered within thirty (30) days of such national markets qualified financing. We expect to make such grant in connection with this offering. In February 2025, we and Emmes Consulting agreed to cease making cash payments under the Emmes Consulting agreement. We expect to restart payment when we have sufficient capital.

Research and Development Agreements

University of Miami

We, as a licensee, are a party to an exclusive and non-exclusive worldwide license agreement with the University of Miami for the treatment of glaucoma and other diseases involving dysfunction of the Eph receptor. Eph receptors (EphA/EphB) comprise the largest known family of receptor tyrosine kinases, with at least 14 members in mammals. Signaling by the Eph receptor and its corresponding peptides agonists ephrin A and ephrin B peptides is critical for normal formation of the optic pathway. Reverse signaling by EphB acting as guidance cues helps direct retinal axons to the optic disc and out of the eye. Forward signaling through EphB1, which is expressed specifically by ipsilateral projecting retinal axons, and its ligand ephrinB2 at the chiasmatic midline directs the hemispheric routing of the axons at the optic chiasm. Finally, in the target, EphA/ephrinA and EphB/ephrinB control the organization of the axons into topographic maps along the anterior-posterior and medial-lateral axes, respectively. Disruption of the Eph receptor signaling pathway occurs in glaucoma. It is hoped that EIR-1003 will help to restore normal function of the Eph receptor signaling pathway, and will provide neuroprotection to the retinal ganglion cells (RGC) of the optic nerve and thereby help to modulate the effects of glaucoma.

We are presently advancing EIR-1003 in enabling animal toxicology studies, and beginning drug product manufacturing in accordance with Good Manufacturing Procedures (GMP) with the goal of filing an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) seeking authorization to proceed with a Phase 1 clinical study in human glaucoma patients.

Under the terms of the license agreement, the University of Miami is to receive a $75,000 cash license fee of which $25,000 was paid and expensed in December 2022 with the balance of $50,000 owed within 18 months of the effective date of the license agreement (December 1, 2022) unless the license agreement is terminated. The $50K was originally recorded as a contingent liability upon signing of the license agreement. The $50K has since been paid and duly recorded as such. The University of Miami also received a license fee in the form of equity totaling 1,187,500 shares of our common stock valued at $593,750 which was recorded in December 2022. The University of Miami will receive annual minimum royalty payments of $10,000 per year for the years prior to the first offer of sale of a licensed product, and $50,000 per year thereafter until expiration or termination of the agreement. In February, 2024, we were billed for the $10,000 one-year anniversary minimum royalty fee and we paid it. In June, 2024 we were billed for the additional $50,000 remaining on the license fee and we paid it. In February 2025 we were billed for the $10,000 one-year anniversary minimum royalty fee and recorded the payable as of December 31, 2024. Upon receipt of regulatory approval, the University of Miami will receive royalties ranging from 2% - 5% based on sales of licensed products. The University of Miami also received reimbursement of accrued patent costs of $6,450 which was paid and expensed in December 2022. During the development of EIR-1003, the University of Miami will receive payments totaling $4.4 million based upon the successful completion of certain product development milestones. The Company has the right to sublicense third parties, and upon which shall pay the University of Miami 20% of all non-royalty sublicensing fees earned.

The Company shall have the right to terminate this agreement upon ninety (90) days prior written notice to the University of Miami. The University of Miami and the Company shall have the right to terminate this agreement if the other party commits a material breach of an obligation under this agreement and fails to cure any such breach within (a) thirty (30) days of the due date to make a payment by us as set forth in this agreement, or (b) sixty (60) for all other breaches from date of receipt of written notice from the non-breaching party. A material breach shall include but not be limited to the following: (i) failure to deliver to the University of Miami any payment at the time such payment is due under this agreement, (ii) failure to meet or achieve the milestone schedule (iii) failure to possess and maintain required coverage, and (iv) delivery of a false report to the University of Miami. Such termination shall be effective upon further written notice to the breaching party after failure by the breaching party to cure.

The license and rights granted in this agreement have been granted on the basis of the special capability of us to perform research and development work leading to the manufacture and marketing of the licensed product(s) and/or licensed process(es). The University of Miami may terminate this agreement upon notice to us if the Company becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against us and not dismissed within ninety (90) days, or if we become the subject of liquidation or dissolution proceedings or otherwise discontinues business. The University of Miami may terminate this agreement immediately if we or any of our subsidiaries or affiliates directly or indirectly initiates or prosecutes any lawsuit or any other civil or administrative proceeding, or the making of any claim or counterclaim, of any kind in any court, tribunal, agency, or governmental entity anywhere in the world challenging the validity or enforceability of the patent rights licensed to it under this agreement.

Cornell University

In January 2023 we entered into an exclusive and non-exclusive worldwide license agreement with Cornell University for the treatment of the atrophic (dry) form of macular degeneration and other diseases involving dysfunction of the lysosome.

Lipofuscin is an indigestible mixture of fluorescent crosslinked proteins and lipids that accumulates in the lysosomes of many nondividing cells. Its composition varies with the tissue analyzed. Retinal lipofuscin differs from other lipofuscins in that it is mostly lipid-bisretinoids with almost no proteins. However, retinal lipofuscin also presents a number of characteristics that make it indistinguishable from conventional lipofuscin granules. Specifically, (a) it is an indigestible material that fills irreversibly the lumen of lysosomes and affect their degradative, sensing and signaling functions; (b) it causes lysosomal swelling, linked to increased susceptibility to rupture; (c) it triggers inflammation indicative of low-level lysosomal disruption; (d) retinal lipofuscin is also an auto fluorescent pigment that serves as biomarker of aging; and, (e) it is considered toxic waste. Retinal lipofuscin accumulates in the retinal pigment epithelium (RPE), a single layer of epithelial cells that separates the neuroretina from the choroidal blood vessels. RPE cells are long lived, do not divide, and each cell is responsible for the phagocytic removal of massive amounts of waste, daily produced by its numerous overlying photoreceptors. This incessant and endless clearance demand predisposes the RPE to experience buildups of lipofuscin with time. The progressive accumulation of lipofuscin with age or its fast accumulation through genetic mutations may lead to primary RPE cell death and secondary death of photoreceptors, a phenotype found respectively in atrophic Age-related Macular Degeneration and Stargardt disease.

We are presently advancing E-0205 in enabling animal toxicology studies, and beginning drug product manufacturing in accordance with Good Manufacturing Procedures (GMP) with the goal of filing an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) seeking authorization to proceed with a Phase 1 clinical study in atrophic (dry) macular degeneration patients.

Under the terms of the license agreement, Cornell University received a $25,000 cash license fee which was paid and expensed in February 2023. Cornell University also received a license fee in the form of equity totaling 1,236,979 shares of our common stock valued at $618,490 which was expensed in February 2023. Upon receipt of regulatory approval, Cornell University will receive royalties ranging from 1% - 6% based on sales of licensed products and subject to minimum annual royalties as defined in the licensing agreement. Beginning the calendar year of commercial sales of the first licensed product by the Company, an Affiliate or a Sublicensee and if the total earned royalties paid by the Company to Cornell in any such year cumulatively are less than the applicable minimum annual royalty of $250,000 in the first year, $500,000 in the second through fourth years, and $1,000,000 in the fifth year and beyond, then the Company shall pay to Cornell on or before March 31 following such year the difference between the applicable minimum annual royalty and the total earned royalty paid by the Company in that year. Cornell University also will receive reimbursement of accrued patent costs totaling $54,725 to be paid in 4 equal quarterly installments commencing on the effective date of the agreement. During the development of EIR-0205, Cornell University will receive payments totaling $9.5 million based upon the successful completion of certain product development milestones. The Company will pay Cornell a license maintenance fee equal to $5,000 on the first anniversary date, $10,000 on the second anniversary date, $15,000 on the third anniversary dates, $25,000 on the fourth anniversary date, $50,000 on the fifth anniversary date, and $75,000 on the sixth anniversary date and every anniversary date thereafter until commencement of product sales. In January 2024 we were billed, and we paid the first anniversary license maintenance fee of $5,000. In September 2025, we were billed for the second anniversary license maintenance fee of $10,000.

NOTE 8 – CONCENTRATIONS

The Company has only two contracts, one with the University of Miami and one with Cornell University as of September 30, 2025 and December 31, 2024 on which its business is based.

NOTE 9 – SUBSEQUENT EVENTS

In preparing these financial statements, the Company has evaluated events and transaction for potential recognition or disclosure through September 30, 2025 the date the financial statements were available to be issued.

On January 30, 2026 the Company entered into a consulting compensation waiver agreement with both Emmes Group Consulting, LLC and Anthony J. Cataldo Consulting whereby the Company and the consultants agree to waive and forego all rights to the subject unpaid cash compensation for services performed during the period September 1, 2022 to December 31, 2025 which memorialized the verbal agreement made on February 1, 2025, in writing.

Report of Independent Registered Public Accounting Firm

December 18, 2025

Salberg & Company, P.A.

2295 NW Corporate Blvd., Suite 240

Boca Raton, FL 33431

We are providing this letter in connection with your audit of the balance sheet of EIR BioPharma, Inc. as of December 31, 2024 and the related statements of operations, changes in stockholders’ deficiency, and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”) for the purpose of expressing an opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of EIR BioPharma Inc. in conformity with accounting principles generally accepted in the United States. We confirm that we are responsible for the fair presentation in the financial statements of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States. We are also responsible for adopting sound accounting policies, establishing and maintaining internal control, and preventing and detecting fraud.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involved an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and belief, as of the date written above, the following representations made to you during your audit with regard to the financial statements defined above:

1. The financial statements referred to above are fairly presented in conformity with accounting principles generally accepted in the United States of America and include all disclosures necessary for a fair presentation and disclosures required to be included therein by the laws and regulations to which the Company is subject.

2. We have made available to you all -

a.	Financial records and related data including the names of all related parties and all relationships and transactions, including any side agreements, with related parties.

b.	Minutes of the meetings of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

3. There have been no communications from the SEC or other regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

4. There are no material transactions that have not been properly recorded in the accounting records underlying the financial statements.

5. We believe that the effects of the uncorrected financial statement misstatements (detailed below or in the attached schedule) are immaterial, both individually and in the aggregate, to the financial statements taken as a whole.

6. There are no significant deficiencies, including material weaknesses, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to initiate, authorize, record, process, and report financial data reliably in accordance with accounting principles generally accepted in the United States except as identified in the internal control report to the management.

7. We acknowledge our responsibility for the design and implementation of programs and controls to prevent and detect fraud.

8. We have no knowledge of any fraud or suspected fraud affecting the entity involving

a.	Management

b.	Employees who have significant roles in internal control over financial reporting, or

c.	Others where the fraud could have a material effect on the financial statements

9. We have no knowledge of any allegations of fraud or suspected fraud affecting the Company’s financial statements received in communications from employees, former employees, regulators, or others.

10. The Company has no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

11. The following have been properly recorded or disclosed in the Company’s financial statements.

a.	Related party transactions including sales, purchases, loans, transfers, leasing arrangements, and guarantees and amounts receivable or payable to related parties.

b.	Guarantees, whether written or oral, under which the Company is contingently liable.

c.	Significant estimates and material concentrations known to management that are required to be disclosed in accordance with ASC 275 Risks and Uncertainties.

12. There are no -

a.	Violations or possible violations of laws or regulations, whose effect should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

b.	Unasserted claims or assessments that our lawyer has advised us are probable of assertion and must be disclosed in accordance with ASC 450 "Contingencies.”

c.	Other liabilities or gain or loss contingencies that are required to be accrued or disclosed by ASC 450, "Contingencies.”

d.	Side agreements, implicit provisions, unstated customary business practices or other arrangements (either written or oral) that affect the amount or timing of revenue reported or that affect other financial reporting areas that have not been disclosed to you.

13. The Company has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets, nor has any asset been pledged as collateral, except as noted in the financial statements.

14. The Company has complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

15. We have identified all accounting estimates that could be material to the financial statements, and we confirm the appropriateness of the methods and consistency and the consistency in their application, the accuracy and completeness of data, and the reasonableness of significant assumptions used by the Company in developing the accounting estimates reported in the financial statements.

16. The Company has appropriately reconciled its general ledger accounts to their related supporting information. All related reconciling items considered to be material were identified and included on the reconciliations and were appropriately adjusted in the financial statements. All intra-company (and intercompany) accounts have been eliminated or appropriately measured and considered for disclosure in the financial statements.

17. Except as already disclosed in the Company’s financial statements, no events have occurred subsequent to the Company’s financial statements’ date that would require adjustment to, or disclosure in, the Company’s financial statements.

18. The Notes to the financial statements disclose all matters of which we are aware that are relevant to the Company’s ability to continue as a going concern, including significant conditions and events and management’s plans.

19. There are no outstanding past-due accounting support fees or petitions pending with the PCAOB for correction of the support fee assessed.

No events have occurred subsequent to the balance sheet date and through the date of this letter that would require additional adjustment to, or disclosure in, the financial statements.

EIR Biopharma, Inc.

The below signatures are executed as of the date of this letter.

By:	Chief Executive Officer Name: Anthony J. Cataldo

By:	CEO Signature: s/ Anthony J. Cataldo

By:	Chief Financial Officer Name: Martin Schroeder

By:	CFO Signature: s/ Martin Schroeder

EIR Biopharma, Inc.

Balance Sheet

	December 31,
	2024	2023
Assets:
Current assets
Cash	$93,861	$179,041
Prepaid expenses	58,060	41,000
Total current assets	151,921	220,041

Total assets	$151,921	$220,041

Liabilities and Stockholders' (Deficit):

Current liabilities
Accounts payable and accrued expenses	$185,521	$413,224
Accounts payable - related parties	-	65,048
Promissory note payable	399,312	-
Notes payable, net of discounts	1,065,756	306,352
Total current liabilities	1,650,589	784,624

Total liabilities	1,650,589	784,624

Commitments and Contingencies (See Note 7)

Stockholders' (Deficit)

Preferred stock, par value $0.00001, 1,000,000 shares authorized
Series A convertible stock, 30,000 shares designated, issued and outstanding as of December 31, 2024 and 2023, respectively	-	-
Common stock, par value $0.00001, 100,000,000 shares authorized, 26,424,479 shares issued and outstanding at December 31, 2024 and 2023, respectively	264	264
Additional paid-in capital	2,629,823	2,343,540
Accumulated deficit	(4,128,755)	(2,908,387)
Total stockholders' (deficit)	(1,498,668)	(564,583)

Total liabilities and stockholders' (deficit)	$151,921	$220,041

EIR Biopharma, Inc.
Statement of Operations

	For Years Ended December 31,
	2024	2023
Revenues	$-	$-

Operating Expenses:
Research and development	87,470	651,885
Management fees - related parties	360,000	245,000
General and administrative	516,734	986,066

Loss from Operations	(964,204)	(1,882,951)

Other Income (Expense)
Interest expense	(256,164)	(10,002)
Total Other (Income) Expense, net	(256,164)	(10,002)

Net Loss	$(1,220,368)	$(1,892,953)

Net loss per share
Basic and diluted	$(0.05)	$(0.07)

Weighted average common shares outstanding
Basic and diluted	26,424,479	26,299,087

EIR Biopharma, Inc.

Statement of Changes in Stockholders' (Deficit)

For The Years Ended December 31, 2024 and 2023

	Series A Convertible Preferred Stock		Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2022	30,000		25,187,500	$252	$1,348,498	$(1,015,434)	$333,316

Issuance of common stock as a license fee	-	-	1,236,979	12	618,477	-	618,489

Stock based compensation	-	-	-	-	376,565	-	376,565

Net loss	-	-	-	-	-	(1,892,953)	(1,892,953)

Balance, December 31, 2023	30,000	$-	26,424,479	$264	$2,343,540	$(2,908,387)	$(564,583)

Stock based compensation	-	-	-	-	246,715	-	246,715

Forgiveness of related party accrued compensation	-	-	-	-	39,568	-	39,568
Net loss	-	-	-	-	-	1,220,368	1,220,368
Balance, December 31, 2024	30,000	$-	26,424,479	$264	$2,629,823	$(4,128,755)	$(1,498,668)

EIR Biopharma, Inc.
Statement of Cash Flows

	For the Years Ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,220,368)	$(1,892,953)
Adjustments to reconcile net loss to net cash
used in operating activities:
Stock based compensation	246,715	376,565
Stock-based license fee	-	618,489
Amortization of debt discount	151,404	6,352
Effect of changes in:
Prepaid expenses	8,211	(23,500)
Accounts payable and accrued expenses	146,338	389,255
Accounts payable - related parties	(25,480)	65,048
Net Cash Used in Operating Activities	(693,180)	(460,744)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes payable, net	608,000	300,000
Net Cash Provided by Financing Activities	608,000	300,000

Net Decrease in Cash	(85,180)	(160,744)
Cash at Beginning of Period	179,041	339,785
Cash at End of Period	$93,861	$179,041

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$-	$-
Income taxes paid	$1,482	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCIAL ACTIVITIES:
Debt discount recorded on note payable	$152,000	$75,000
Forgiveness of related party accrued compensation	$39,568	$-
Conversion of accounts payable to promissory note	$399,312	$-
Financing of insurance premium	$25,711	$-

EIR Biopharma, Inc.

Notes to Financial Statements

December 31, 2024 and 2023

NOTE 1 – NATURE OF OPERATIONS

Overview

EIR Biopharma, Inc. (“EIR,” “we”, “our” or the “Company”) was incorporated in Delaware on February 2, 2022. We are an early-stage biopharmaceutical company focused on therapeutics for the treatment of eye disease. Combined, our founders have more than 50 years of senior level management experience in the biotechnology, pharmaceutical, and biopharma industries, including in leadership roles at Intercept Pharmaceuticals, Iovance Biotherapeutics, and GT Biopharma.

We have negotiated worldwide exclusive licenses for the right to develop therapies for the treatment of eye disease; we targeted preclinical therapeutic candidates that promise to meet clear clinical needs and can be advanced to a clinical stage with the investment of several million dollars over 12 to 18 months. Our principal preclinical therapeutic candidates have been licensed from prominent research institutions, including the Weill Cornell Medical College of Cornell University and the University of Miami Bascom Eye Institute.

Our lead product candidates include EIR-0205 and EIR-1003:

•	EIR-0205 is a small molecule therapeutic candidate we intend to further develop as a treatment for the atrophic (dry) form of age-related macular degeneration (AMD). There are no effective drugs for the treatment of dry AMD. EIR-0205 is a functionalized cyclodextrin that has been shown to extract lipofuscin, a waste product that accumulates in the retinal epithelium, causing degeneration of the retina, in both cellular and animal models of dry AMD. We are currently soliciting proposals from various contract research organizations (CROs) for the activities necessary to enable submission of an Investigational New Drug (IND) application with the FDA and initiate human clinical studies in late 2027.

•	EIR-1003 is a peptide drug candidate that was designed to mimic ephrin peptide ligands and has been shown to increase nerve growth in cellular models of eye diseases. The signaling between ephrin (“Eph”) receptor and ephrin peptides is referred to as a cognate ligand pair that (a) regulates the growth of dendrites and synapses, and (b) promotes growth of retinal ganglion cells, the cell type that is diminished in glaucoma and in diabetic retinopathy. Studies conducted at the University of Miami Bascom Eye Institute demonstrate that treatment with EIR-1003 results in increased neuroprotection and nerve regeneration in animal models of optic nerve injury. We are advancing EIR-1003 into animal toxicology studies in order to file an IND with the FDA in the first quarter of 2026 and initiate human clinical studies in early 2027.

NOTE 2 — GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As shown in the accompanying financial statements, as of December 31, 2024, the Company had cash on hand of $93,861 and working capital deficit (current assets in excess of current liabilities) of $1,498,668. During the year ended December 31, 2024, the net loss was $1,220,368 and net cash used in operating activities was $693,180.

The Company has incurred significant losses since its inception and has not demonstrated an ability to generate revenues from the sales of its products or services to achieve profitable operations. There can be no assurance that profitable operations will ever be achieved, or if achieved, could be sustained on a continuing basis. In making this assessment we performed a comprehensive analysis of our current circumstances including: our financial position, our cash flows and cash usage forecasts, and our current capital structure including equity-based instruments and our obligations and debts.

The Company expects to continue to incur significant losses from operations and have negative cash flows from operating activities for the foreseeable future. These losses could be significant as the Company has not yet generated revenues, but has continuing operating expenses including, but not limited to, clinical development costs, compensation costs, professional fees, licensing costs and regulatory fees.

The Company’s primary source of operating funds has been from cash proceeds from the sale of common stock and preferred stock, and the sale of convertible debt instruments. The Company has experienced net losses from operations since inception. The Company had stockholders’ deficit of $1,498,668 at December 31, 2024, and requires additional equity, debt or partnership financing to fund future operations.

Management’s current business plan is primarily to: (i) pursue additional capital raising opportunities, (ii) continue to explore and execute prospective partnering opportunities; (iii) identify unique market opportunities that represent potential positive short-term cash flow; and (iv) advance its lead therapeutic candidates in Phase 1 clinical trials.

The Company’s existence is dependent upon management’s ability to develop its therapeutic operations, and to obtain additional sources of funding. There can be no assurance that the Company’s financing efforts will result in the development of its therapeutic operations, or the resolution of the Company’s lack of shareholder liquidity.

If the Company does not obtain additional capital, the Company will be required to reduce the scope of its therapeutic development activities or cease operations. The Company continues to explore obtaining additional capital financing, and the Company is closely monitoring its cash balances, cash needs, and expense levels.

These factors create substantial doubt about the Company’s ability to continue as a going concern within the twelve-month period subsequent to the date that these financial statements are issued. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the valuation of share-based fees and stock options and the valuation allowance on deferred tax assets. Actual results could differ from those estimates, and those estimates may be material.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid instruments with a maturity of three months or less at the purchase date and money market accounts to be cash equivalents.

At December 31, 2024 and 2023, respectively, the Company did not have any cash equivalents.

The Company is exposed to credit risk on its cash and cash equivalents in the event of default by the financial institutions to the extent account balances exceed the amount insured by the FDIC, which is $250,000. At December 31, 2024 and 2023, the Company had no cash in banks exceeding the insured FDIC limit.

Segments

The Company operates in one reportable segment related to the development and commercialization of pharmaceuticals targeting neurologic and neuropsychiatric disorders. The CODM for the Company is the Chief Executive Officer (the “CEO”). The Company’s CEO reviews operating results on an aggregate basis and manages the Company’s operations as a whole for the purpose of evaluating financial performance and allocating resources. Accordingly, the Company has determined that it has a single reportable and operating segment structure. The CEO uses aggregate net loss to allocate resources in the annual budgeting and forecasting process and also uses that measure as a basis for evaluating financial performance regularly by comparing actual results with established budgets and forecasts.

The accounting policies of the Company’s single segment are the same as those described in the summary of significant accounting policies within Note 3. The CEO assesses performance for the Company and decides how to allocate resources based on the aggregate net loss that is also reported on the income statement as net loss. The measure of segment assets is reported on the balance sheets as total assets.

The table below provides information about the Company’s revenue, significant segment expenses and other segment expenses.

	Years Ended December 31,
	2024	2023
Revenues	$-	$-
Less segment expenses:
Research and development	87,470	651,885
General and administrative	876,734	1,231,066
Loss from operations	$964,204	$1,882,951
Plus:
Interest expense	256,164	10,002
Segment Net Loss	$1,220,386	$1,892,953

Fair Value Measurements

The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. ASC 820 provides a framework for measuring fair value and requires disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, based on the Company’s principal or, in absence of a principal, most advantageous market for the specific asset or liability.

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value.

The Three tiers are defined as follows:

•	Level 1 – Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

•	Level 2 – Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and,

•	Level 3 – Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The determination of fair value and the assessment of a measurement’s placement within the hierarchy requires judgment. Level 3 valuations often involve a higher degree of judgment and complexity. Level 3 valuations may require the use of various cost, market, or income valuation methodologies applied to unobservable management estimates and assumptions. Management’s assumptions could vary depending on the asset or liability valued and the valuation method used. Such assumptions could include estimates of prices, earnings, costs, actions of market participants, market factors, or the weighting of various valuation methods. The Company may also engage external advisors to assist us in determining fair value, as appropriate.

Although the Company believes that the recorded fair value of our financial instruments is appropriate, these fair values may not be indicative of net realizable value or reflective of future fair values.

Financial Instruments

ASC subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, prepaid expenses, accounts payable, accrued liabilities and convertible notes payable as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.

Stock Based Compensation

The Company records stock-based compensation in accordance with the provisions of FASB ASC Topic 718, “Accounting for Stock Compensation,” which establishes accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. In accordance with guidance provided under ASC Topic 718, the Company recognizes an expense for the fair value of its stock awards at the time of grant and the fair value of its outstanding stock options as they vest, whether held by employees or others. The Company uses the Black-Scholes option-pricing model to compute the estimated fair value of option awards and includes assumptions regarding expected volatility, expected option term, dividend yields and risk-free interest rates.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs are included as a component of general and administrative expense in the statements of operations. The Company recognized $0 in marketing and advertising costs during the years ended December 31, 2024 and 2023, respectively.

Research and Development Costs

Research and development costs consist of expenditures for the research and development of new products and technology. These costs are primarily license fees for patented technology and costs to vendors contracted to perform research projects and develop technology for the Company’s therapeutics for the treatment of eye disease. License fees are expensed as incurred due to the early-stage nature of the Company. Other costs incurred for research and development are expensed as incurred.

For the year ended December 31, 2024, the Company recognized research and development expense consisting of license fees of $70,000 to University of Miami and a $5,000 license fee to the Cornell University. In addition, the Company incurred preclinical development costs of $12,470. For the year ending December 31, 2023, the Company recognized research and development expense consisting of a cash license fee of $25,000, a stock-based fee of $618,489 issued to Cornell University and other costs of $8,396.

Patent Costs

Patent costs are expensed as incurred due to the early-stage nature of the Company. Patent costs are included as a component of general and administrative expense in the statement of operations. The Company recognized and expensed $100,267 and $247,310 in patent costs during the periods ended December 31, 2024, and 2023, respectively.

Income Taxes

The Company accounts for income tax using the asset and liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes”. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. As of December 31, 2024 and 2023, respectively, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements.

Net Loss per Common Share

The Company computes earnings (loss) per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “if converted” method.

The computation of basic and diluted income (loss) per share excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period.

Potentially dilutive securities excluded from the computation of basic and diluted net loss per share are as follows:

	Years Ended December 31,
	2024	2023
Series A preferred shares	1,500,000	1,500,000
Convertible Notes	362,104	108,053
Warrants	3,000,000	3,000,000
Total potentially dilutive shares	4,862,104	4,608,053

Recent Accounting Standards

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40), which requires entities to provide more detailed disaggregation of expenses in the income statement, focusing on the nature of the expenses rather than their function. The new disclosures will require entities to separately present expenses for significant line items, including but not limited to, depreciation, amortization, and employee compensation. Entities will also be required to provide a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively, disclose the total amount of selling expenses and, in annual reporting periods, provide a definition of what constitutes selling expenses. This pronouncement is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company does not expect the adoption of this new guidance to have a material impact on the financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This new standard requires a company to expand its existing income tax disclosures, specifically related to the rate reconciliation and income taxes paid. The standard will be effective beginning in fiscal year 2025, with early adoption permitted. The new standard is expected to be applied prospectively, but retrospective application is permitted. We are currently evaluating the impact of ASU 2023-09 on the consolidated financial statements and related disclosures. The Company does not expect the adoption of this new guidance to have a material impact on the financial statements.

Management has considered all other recent accounting pronouncements that are issued, but not effective, and it does not believe that they will have a significant impact on the Company’s results of operations or financial position. There are various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 4 – OID NOTES PAYABLE AND PROMISSORY NOTE PAYABLE

OID Notes Payable

	Year Ended December 31,
	2024	2023
Principal	$1,135,000	$375,000
Less Unamortized Original Issue Discount	$(69,244)	$(68,648)
Total	$1,065,756	$306,352

On December 1, 2023, the Company issued a note payable to an institutional investor with an aggregate face value of $375,000 in exchange for cash proceeds of $300,000, representing an original issue discount (“OID”) of $75,000. The note bears interest at 10% per annum with the interest rate increasing to fifteen Percent (15%) per annum so long as an event of a default has occurred and is continuing. The following are “Events of Default” under this Note: (i) the Borrower shall fail to pay any principal of the Note when due and payable hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount when due and payable under the Note and such payment shall not have been made within five (5) business days of the Borrower’s receipt of written notice to the Borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or (v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement or filing. If any Event of Default has occurred and is continuing, the Lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof. Accrued interest on this Note shall be payable at maturity.

The Lender shall pay the Consideration Sum upon the Effective Date and closing of this Note. The maturity date is the earlier of (i) the date on which the Borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange (the “IPO”), or (ii) one year from the date of this note. If an IPO occurs prior to the maturity date, this note shall automatically convert into a number of fully paid and nonassessable securities (shares and warrants (“Units”)) of the borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the date that is one year from the date of this note, divided by (b) the offering price of such Units offered to the public in the IPO. The lender shall also receive a right of participation in the IPO, provided however, at no time will the lender own more than 4.99% of the Company’s common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of this note. The OID is debt discount that is being amortized to interest expense over the term of the notes payable.

The Company has accounted for the note as a financing transaction, wherein the net proceeds that were received were allocated to the financial instrument issued. Prior to making the accounting allocation, the Company evaluated the notes under ASC 815 Derivatives and Hedging (“ASC 815”). ASC 815 generally requires the analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. There were no embedded instruments which required bifurcation.

The note became in default on the December 1, 2024 maturity date and started accruing interest at 15%.

Interest expense for the periods ended December 31, 2024 and 2023 was $42,380 and $3,650, respectively. Amortization of debt discount for the periods ended December 31, 2024 and 2023 was $68,648 and $6,352, respectively.

The carrying value of the convertible note payable, net of discount, as of December 31, 2024 and 2023 was $375,000 and $306,352, respectively.

On February 9, 2024, the Company issued a note payable to an investor with an aggregate face value of $187,500 in exchange for cash proceeds of $150,000, representing an original issue discount (“OID”) of $37,500. The note bears interest at 10% per annum with the interest rate increasing to fifteen percent (15%) per annum so long as an event of a default has occurred and is continuing. The following are “Events of Default” under this Note: (i) the Borrower shall fail to pay any principal of the Note when due and payable hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount when due and payable under the Note and such payment shall not have been made within five (5) business days of the Borrower’s receipt of written notice to the Borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or (v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement or filing. If any Event of Default has occurred and is continuing, the Lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof. Accrued interest on this Note shall be payable at maturity.

The Lender shall pay the Consideration Sum upon the Effective Date and closing of this Note. The maturity date is the earlier of (i) the date on which the Borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange (the “IPO”), or (ii) one year from the date of this note. If an IPO occurs prior to the maturity date, this note shall automatically convert into a number of fully paid and nonassessable securities (shares and warrants (“Units”)) of the borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the date that is one year from the date of this note, divided by (b) the offering price of such Units offered to the public in the IPO. The lender shall also receive a right of participation in the IPO, provided however, at no time will the lender own more than 4.99% of the Company’s common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of this note. The OID is debt discount that is being amortized to interest expense over the term of the notes payable.

Interest expense for the periods ended December 31, 2024 and 2023 was $16,798 and $0, respectively. Amortization of debt discount for the periods ended December 31, 2024 and 2023 was $33,493 and $0, respectively.

The carrying value of the convertible note payable, net of discount, as of December 31, 2024 and 2023 was $183,493 and $0, respectively.

On February 24, 2024, the Company issued a note payable to an investor with an aggregate face value of $62,500 in exchange for cash proceeds of $50,000, representing an original issue discount (“OID”) of $12,500. The note bears interest at 10% per annum with the interest rate increasing to fifteen percent (15%) per annum so long as an event of a default has occurred and is continuing. The following are “Events of Default” under this Note: (i) the Borrower shall fail to pay any principal of the Note when due and payable hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount when due and payable under the Note and such payment shall not have been made within five (5) business days of the Borrower’s receipt of written notice to the Borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or(v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement or filing. If any Event of Default has occurred and is continuing, the Lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof. Accrued interest on this Note shall be payable at maturity.

The Lender shall pay the Consideration Sum upon the Effective Date and closing of this Note. The maturity date is the earlier of (i) the date on which the Borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange (the “IPO”), or (ii) one year from the date of this note. If an IPO occurs prior to the maturity date, this note shall automatically convert into a number of fully paid and nonassessable securities (shares and warrants (“Units”)) of the borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the date that is one year from the date of this note, divided by (b) the offering price of such Units offered to the public in the IPO. The lender shall also receive a right of participation in the IPO, provided however, at no time will the lender own more than 4.99% of the Company’s common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of this note. The OID is debt discount that is being amortized to interest expense over the term of the notes payable.

Interest expense for the periods ended December 31, 2024 and 2023 was $5,342 and $0, respectively. Amortization of debt discount for the periods ended December 31, 2024 and 2023 was $10,616 and $0, respectively.

The carrying value of the convertible note payable, net of discount, as of December 31, 2024 and 2023 was $60,616 and $0, respectively.

On March 14, 2024, the Company issued a note payable to an investor with an aggregate face value of $60,000 in exchange for cash proceeds of $48,000, representing an original issue discount (“OID”) of $12,000. The note bears interest at 10% per annum with the interest rate increasing to fifteen percent (15%) per annum so long as an event of a default has occurred and is continuing. The following are “Events of Default” under this Note: (i) the Borrower shall fail to pay any principal of the Note when due and payable hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount when due and payable under the Note and such payment shall not have been made within five (5) business days of the Borrower’s receipt of written notice to the Borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or(v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement or filing. If any Event of Default has occurred and is continuing, the Lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof. Accrued interest on this Note shall be payable at maturity.

The Lender shall pay the Consideration Sum upon the Effective Date and closing of this Note. The maturity date is the earlier of (i) the date on which the Borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange (the “IPO”), or (ii) one year from the date of this note. If an IPO occurs prior to the maturity date, this note shall automatically convert into a number of fully paid and nonassessable securities (shares and warrants (“Units”)) of the borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the date that is one year from the date of this note, divided by (b) the offering price of such Units offered to the public in the IPO. The lender shall also receive a right of participation in the IPO, provided however, at no time will the lender own more than 4.99% of the Company’s common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of this note. The OID is debt discount that is being amortized to interest expense over the term of the notes payable.

Interest expense for the periods ended December 31, 2024 and 2023 was $4,816 and $0, respectively. Amortization of debt discount for the periods ended December 31, 2024 and 2023 was $9,633 and $0, respectively.

The carrying value of the convertible note payable, net of discount, as of December 31, 2024 and 2023 was $57,633 and $0, respectively.

On April 19, 2024, the Company issued a note payable to an investor with an aggregate face value of $75,000 in exchange for cash proceeds of $60,000, representing an original issue discount (“OID”) of $15,000. The note bears interest at 10% per annum until the first anniversary of the effective date with the interest rate increasing to fifteen percent (15%) per annum until the second anniversary of the effective date and continuing at 15% in an Event of Default. The following are “Events of Default” under this Note: (i) the Borrower shall fail to pay any principal of the Note when due and payable hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount when due and payable under the Note and such payment shall not have been made within five (5) business days of the Borrower’s receipt of written notice to the Borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or(v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement or filing. If any Event of Default has occurred and is continuing, the Lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof. Accrued interest on this Note shall be payable at maturity.

The Lender shall pay the Consideration Sum upon the Effective Date and closing of this Note. The maturity date is the earlier of (i) the date on which the Borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange (the “IPO”), or (ii) two years from the date of this note. If an IPO occurs prior to the maturity date, this note shall automatically convert into a number of fully paid and nonassessable securities (shares and warrants (“Units”)) of the borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the date that is two years from the date of this note, divided by (b) the offering price of such Units offered to the public in the IPO. The lender shall also receive a right of participation in the IPO, provided however, at no time will the lender own more than 4.99% of the Company’s common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of this note. The OID is debt discount that is being amortized to interest expense over the term of the notes payable.

Interest expense for the periods ended December 31, 2024 and 2023 was $5,281 and $0, respectively. Amortization of debt discount for the periods ended December 31, 2024 and 2023 was $5,281 and $0, respectively.

The carrying value of the convertible note payable, net of discount, as of December 31, 2024 and 2023 was $65,281 and $0, respectively.

On May 15, 2024, the Company issued a note payable to an investor with an aggregate face value of $125,000 in exchange for cash proceeds of $100,000, representing an original issue discount (“OID”) of $25,000. The note bears interest at 10% per annum until the first anniversary of the effective date with the interest rate increasing to fifteen percent (15%) per annum until the second anniversary of the effective date and continuing at 15% in an event of default. The following are “Events of Default” under this Note: (i) the Borrower shall fail to pay any principal of the Note when due and payable hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount when due and payable under the Note and such payment shall not have been made within five (5) business days of the Borrower’s receipt of written notice to the Borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or(v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement or filing. If any Event of Default has occurred and is continuing, the Lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof. Accrued interest on this Note shall be payable at maturity.

The Lender shall pay the Consideration Sum upon the Effective Date and closing of this Note. The maturity date is the earlier of (i) the date on which the Borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange (the “IPO”), or (ii) two years from the date of this note. If an IPO occurs prior to the maturity date, this note shall automatically convert into a number of fully paid and nonassessable securities (shares and warrants (“Units”)) of the borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the date that is two years from the date of this note, divided by (b) the offering price of such Units offered to the public in the IPO. The lender shall also receive a right of participation in the IPO, provided however, at no time will the lender own more than 4.99% of the Company’s common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of this note. The OID is debt discount that is being amortized to interest expense over the term of the notes payable.

Interest expense for the periods ended December 31, 2024 and 2023 was $7,911 and $0, respectively. Amortization of debt discount for the periods ended December 31, 2024 and 2023 was $7,911 and $0, respectively.

The carrying value of the convertible note payable, net of discount, as of December 31, 2024 and 2023 was $107,911and $0, respectively.

On May 15, 2024, the Company issued four notes payable to four investors, each with an aggregate face value of $62,500 in exchange for cash proceeds of $50,000, representing an original issue discount (“OID”) of $12,500. The total notes aggregated $250,000 with an aggregate discount of $50,000. The note bears interest at 10% per annum until the first anniversary of the effective date with the interest rate increasing to fifteen percent (15%) per annum until the second anniversary of the effective date and continuing at 15% in an event of default. The following are “Events of Default” under these Notes: (i) the Borrower shall fail to pay any principal of the Note when due and payable hereunder; or (ii) the Borrower shall fail to pay any interest or any other amount when due and payable under the Note and such payment shall not have been made within five (5) business days of the Borrower’s receipt of written notice to the Borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the Borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or(v) the Borrower shall make a general assignment for the benefit of creditors; or (vi) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the Borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement or filing. If any Event of Default has occurred and is continuing, the Lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit Lender’s right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof. Accrued interest on this Note shall be payable at maturity.

The Lender shall pay the Consideration Sum upon the Effective Date and closing of this Note. The maturity date is the earlier of (i) the date on which the Borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange (the “IPO”), or (ii) two years from the date of this note. If an IPO occurs prior to the maturity date, this note shall automatically convert into a number of fully paid and nonassessable securities (shares and warrants (“Units”)) of the borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that has accrued or would accrue on this note up to and including the date that is two years from the date of this note, divided by (b) the offering price of such Units offered to the public in the IPO. The lender shall also receive a right of participation in the IPO, provided however, at no time will the lender own more than 4.99% of the Company’s common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of this note. The OID is debt discount that is being amortized to interest expense over the term of the notes payable.

Interest expense for the periods ended December 31, 2024 and 2023 was $15,822 and $0, respectively. Amortization of debt discount for the periods ended December 31, 2024 and 2023 was $15,822 and $0, respectively.

The carrying value of the convertible notes payable, net of discount, as of December 31, 2024 and 2023 was $215,822 and $0, respectively.

Subsequent to December 31, 2024 three notes totaling $310,000 in principle became in default on the maturity dates and began accruing interest at 15%.

Promissory Note Payable

On April 23, 2024, the Company entered into an agreement with Wilson, Sonsini, Goodrich & Rosati PC (“WSGR”), the Company’s outside counsel, whereby the Company agreed to convert its total accounts payable with WSGR, into a promissory note payable in the principal amount of $399,311.50. The note bears interest equal to three percent (3%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder shall be due and payable on the earliest of (i) October 23, 2024, (ii) the closing of a Debt Financing or Equity Financing, a debt or equity financing of the Company where the gross proceeds of which equal or exceed $500,000. (iii) the closing of a Change of Control transaction, (iv) the Company becomes cash flow positive and is in a position to make payment on the outstanding invoices, or (v) upon the occurrence of an Event of Default. The occurrence of any of the following shall constitute an event of default under this Note: (a) Payment. The Company fails to make any payment under this Note when due; or (b) Breaches of Covenants. The Company shall fail to observe or perform any covenant, obligation, condition or agreement contained in this Note (other than as set forth in clause (a) above) and such failure shall continue for 15 days; (c) Voluntary Bankruptcy or Insolvency Proceedings. The Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or (d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or any of its Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered dismissed or discharged within 30 days of commencement.

If all unpaid principal and accrued interest shall not be paid when otherwise due, the interest rate per annum on this note shall increase from three percent (3%) per annum to five percent (5%) per annum.

Interest expense for the years ended December 31, 2024 and 2023 was $9,594 and $0, respectively.

The note was in default as of October 23, 2024 and therefore the Company is accruing interest at the default rate of 5%.

NOTE 5 – RELATED PARTY TRANSACTIONS

Consulting Agreements

Cataldo Consulting Services Agreement

Effective as of September 1, 2022, we entered into a consulting agreement with Cataldo Consulting, a strategic business consulting firm (“Cataldo Consulting”). Mr. Cataldo is the owner of Cataldo Consulting. The agreement had an initial term of four months, expiring December 31, 2022, and continues on a month-to-month basis thereafter. Under the consulting agreement, Mr. Cataldo agreed to serve as Chairperson of our board of directors and as our Chief Executive Officer. In consideration for the foregoing consulting services, we agreed to pay Cataldo Consulting $30,000 per month. We also agreed to issue Cataldo Consulting a stock grant equal to ten percent (10%) (calculated exclusive of Cataldo Consulting’s then current stockholdings) of the fully diluted shares of our common stock upon the conversion of options, warrants and notes, in association with a national markets qualified financing, which grant is required to vest and be delivered within thirty (30) days of such national markets qualified financing. We expect to make such grant in connection with this offering. In February 2025, we and Cataldo Consulting agreed to cease making cash payments under the Cataldo Consulting agreement. We expect to restart payment when we have sufficient capital.

Emmes Group Consulting LLC Services Agreement

Effective as of September 1, 2022, we entered into a consulting agreement with Emmes Group Consulting LLC, a strategic business consulting firm (“Emmes Consulting”). Mr. Schroeder is an Executive Vice President and Managing Director of Emmes Consulting and the Emmes Group, Inc. The agreement had an initial term of four months, expiring December 31, 2022, and continues on a month-to-month basis thereafter. Under the consulting agreement, Mr. Schroeder agreed to serve as our President, Chief Financial Officer, Chief Scientific Officer, and Chief Clinical Development Officer. In consideration for the foregoing consulting services, we agreed to pay Emmes Consulting $30,000 per month. We also agreed to issue Emmes Consulting a stock grant equal to ten percent (10%) (calculated exclusive of Emmes Consulting’s then current stockholdings) of the fully diluted shares of our common stock upon the conversion of options, warrants and notes, in association with a national markets qualified financing, which grant is required to vest and be delivered within thirty (30) days of such national markets qualified financing. We expect to make such grant in connection with this offering. In February 2025, we and Emmes Consulting agreed to cease making cash payments under the Emmes Consulting agreement. We expect to restart payment when we have sufficient capital.

A total of $360,000 and $245,000 was incurred under these agreements during the years ended December 31, 2024 and 2023, respectively and reflected as management fees in operations. In addition, the company recorded a forgiveness of related party accrued compensation related to the above agreements of $39,568 which was reflected as additional paid in capital in the statement of changes in stockholders’ deficit.

NOTE 6 – STOCKHOLDERS’ (DEFICIT)

Convertible Series A Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock and has designated 30,000 preferred shares as Series A preferred.

The Series A has the following rights and privileges:

•	Shall be treated pari passu with Common Stock except that the liquidation payment on each share of Series A Convertible Preferred Stock shall be equal to the amount of the payment on each share of Common Stock; on an as if converted to common stock basis.

•	Shall vote on all matters as a class with the holders of Common Stock, and each share of Series A Convertible Preferred Stock shall be entitled to the number of votes per share on an as if converted to common stock basis.

•	Shall be converted into shares of common stock at its then effective Conversion Price of $0.50 based on the original issue price of $25 per share.

•	Upon either (a) the closing of an IPO, and in connection with such offering the common stock is listed for trading on the NASDQ, New York Stock Exchange or another marketplace approved by the Board of Directors, or (b) the date and time, or the occurrence of an event specified by unanimous vote or written consent of the holders of the outstanding shares of Preferred Stock voting together as a single class on an as-converted to Common Stock basis ( the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares, may not be reissued by the Corporation. The Company shall at all times reserve the conversion shares out of the Company’s outstanding shares.

•	In the event the Company shall at any time after the original issue date of the Series A preferred stock and prior to the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”), issues additional shares of Common Stock, without consideration or for a consideration per share less than the applicable conversion price in effect immediately prior to such issuance, then the conversion price shall be reduced, concurrently with such issuance, to the consideration per share received by the Company for such issue of the additional shares of Common Stock; provided that if such issuance was without consideration, then the Company shall be deemed to have received an aggregate of one-tenth of a cent ($0.001) of consideration for all such additional shares of Common Stock issued.

•	The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company unless the holders of the Series A preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A preferred stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of the Series A preferred stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of such Series A preferred stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of the Series A preferred stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and (B) multiplying such fraction by an amount equal to the applicable original issue price for the Series A preferred stock; provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of the Series A preferred stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend for such series of Series A preferred stock.

Common Shares

Issuance of Common Shares for Licensing Fee

On January 25, 2023, the Company issued a total of 1,236,979 shares of common stock as a license fee, with a fair value of $618,489 (See Note 7). The Fair Value was based on the $0.50 conversion rate of the Series A convertible preferred stock sold to third parties. The license fee was fully expensed during the year ended December 31, 2023.

Common Stock Warrants

Warrant transactions for the periods ended December 31, 2024 and December 31, 2023 is as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2022	3,000,000	$0.60
Issued	-	-
Forfeited/canceled	-	-
Exercised	-	-
Outstanding at December 31, 2023	3,000,000	$0.60
Issued	-	-
Forfeited/canceled	-	-
Exercised	-	-
Outstanding at December 31, 2024	3,000,000	$0.60
Exercisable at December 31, 2024	3,000,000	$0.60

As of December 31, 2024, the intrinsic value of these warrants amounted to $0.

Upon the consummation of an IPO and the listing of the Common Stock for trading on the Nasdaq Stock Market, LLC or the New York Stock Exchange, (i) if warrants are offered and sold in the IPO, the Exercise Price of any Shares subject to the unexercised portion of this Warrant shall automatically adjust to be equal to the exercise price per share of the warrants sold in an IPO and (ii) if warrants are not offered and sold in an IPO, the Exercise Price of any Shares subject to the unexercised portion of this Warrant shall automatically adjust to be equal to 120% of the per share offering price to the public of the Company Common Stock sold in the IPO.

The Warrant may be exercised at the election of the Holder, in whole or in part, by: (i) the tender to the Company at its principal office (or such other office or agency as the Company may designate) of a notice of exercise duly completed and executed by or on behalf of the Holder, together with the surrender of the Warrant; and, (ii) the payment to the Company in the lawful currency of the United States of America of an amount equal to the Exercise Price multiplied by the number of Shares being purchased. All payments are to be made by bank wire transfer or certified, cashier’s or other check acceptable to the Company and payable to the order of the Company.

If any of the shares of Common Stock underlying the Warrant are not registered for resale under the Securities Act, then the Holder may elect the Net Exercise provision of the Warrant, and receive a number of shares Common Stock equal to the value of such shares of Common Stock calculated according to the following formula:

X	=	Y (A – B) A

Where:

X	=	The number of shares of Common Stock to be issued to the Holder
Y	=	The number of shares of Common Stock purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)
A	=	The fair market value of one share of Common Stock (at the date of such calculation)
B	=	The Exercise Price (as adjusted to the date of such calculation)

For purposes of the calculation above, the fair market value of one share of Common Stock shall be determined by the Board of Directors of the Company, acting in good faith; provided, however, that where a public market exists for the Company’s common stock at the time of such exercise, the fair market value per share of Common Stock shall be the average volume weighted average price of the Common Stock as reported by the Wall Street Journal for the five (5) trading day period prior to the date of determination of fair market value.

If at any time prior to the closing date of an IPO, the Company sells any shares of Common Stock or other equity securities, including warrants, at an as-converted to Common Stock price per share, or with an exercise price, lower than the Exercise Price, then the Exercise Price shall be reduced to such lower price per share or exercise price, as applicable.

The Warrants shall expire and shall no longer be exercisable as of the earlier of: (a) 5:00 p.m., Pacific time, on the date that is 5 years and six months following the date of the closing of an IPO and the listing of the Common Stock for trading on the Nasdaq Stock Market, LLC or the New York Stock Exchange; or (b) (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes and any transaction effected primarily for purposes of changing the Company’s jurisdiction of incorporation) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of transactions, as a result of shares in the Company held by such holders prior to such transaction or series of transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent), or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Company.

2023 Equity Incentive Plan

On October 6, 2023, our Board of Directors adopted the 2023 Equity Incentive Plan (the “2023 Plan”). The 2023 Plan provides for the issuance of incentive stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units (“RSUs”) to eligible employees, directors and consultants from time to time, as determined by the administrator of the plan. The maximum aggregate number of shares that may be subject to awards and sold under the plan is 5,000,000 shares. The shares may be authorized but unissued or reacquired common stock.

Stock options

During the year ended December 31, 2023, the Company granted 1,000,000 options to consultants with an exercise price of $0.85.

The Company selected the Black-Scholes-Merton (“BSM”) valuation technique to calculate the grant date fair values for the stock options because it believes that this technique is reflective of all the inputs that market participants would likely consider in transactions involving warrants. The inputs include the strike price, underlying price, term to expiration, volatility, and risk-free interest rate.

The weighted average range of inputs to the Black-Scholes Model for the grants issued during the year ended December 31, 2023 is as follows:

Stock Price	$0.85
Exercise Price	$0.85
Dividend yield	0%
Expected volatility	60%
Risk-Free interest rate	4.71%
Expected life (in years)	10

The stock price is based upon a valuation of the common shares, the expected volatility is based on comparative volatility, the expected term is based upon the expiration term of the options since they were issued to non-employees and the interest rate is based on the expected term.

Stock option activity for the year ended December 31, 2024 and December 31, 2023 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Term

Options outstanding January 1, 2023	-	$0	-
Options granted	1,000,000	$0.85	10 Years
Options exercised	-	-	-
Options cancelled	-	-	-
Options outstanding at December 31, 2023	1,000,000	$0.85	9.75 Years
Options granted	-	-	-
Options exercised	-	-	-
Options cancelled	-	-	-
Options outstanding at December 31, 2024	1,000,000	$0.85	8.75
Options exercisable at December 31, 2024	1,000,000	$0.85	8.75

During the year ended December 31, 2024 and 2023, the company recorded a total of $246,715 and $376,565 in stock-based compensation expenses, respectively.

At December 2024 and December 31, 2023, there was $0 and $246,715 in unrecognized costs related to the stock options granted. As of December 2024, the options outstanding and exercisable have no intrinsic value.

Forgiveness of related party debt

During the year ended December 31, 2024, the Company entered into an agreement with two related party consultants whereby the related parties forgave accrued amounts totaling $39,568, which was recorded as additional paid in capital in the accompanying financial statements.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Legal Matters

We may be involved in certain legal proceedings that arise from time to time in the ordinary course of our business. Except for income tax contingencies, we record accruals for contingencies to the extent that our management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. There is no current or pending litigation of any kind.

Consulting Agreements

On September 1, 2022, the Company entered into a Consulting Agreement with an entity controlled by Martin Schroeder (Emmes Group Consulting LLC) for Martin Schroeder to serve as President, Chief Financial Officer, Chief Scientific Officer and Chief Development Officer and as a director of the Company in exchange for $30,000 per month. The Company also agreed to issue Emmes Group Consulting LLC a stock grant equal to ten percent (10%) (calculated exclusive of Emmes Group Consulting’s then current stockholdings) of the fully diluted shares of our common stock upon the conversion of options, warrants and notes, in association with a national markets qualified financing, which grant is required to vest and be delivered within thirty (30) days of such national markets qualified financing. Effective January 1, 2023 the agreement is now on a month-to-month basis. On February 1, 2025 the Company and the consultant orally agreed to enter into an agreement to waive any cash compensation for services performed that is due but not paid during the period September 1, 2023 to December 31, 2025.

On September 1, 2022, the Company entered into a four-month Consulting Agreement with an entity controlled by Anthony Cataldo (Anthony J. Cataldo Consulting) for Anthony Cataldo to serve as CEO and as a director of the Company in exchange for $30,000 per month. The Company also agreed to issue Anthony J. Cataldo a stock grant equal to ten percent (10%) (calculated exclusive of Mr. Cataldo’s then current stockholdings) of the fully diluted shares of our common stock upon the conversion of options, warrants and notes, in association with a national markets qualified financing, which grant is required to vest and be delivered within thirty (30) days of such national markets qualified financing. Effective January 1, 2023 the agreement is now on a month-to-month basis. On February 1, 2025 the Company and the consultant orally agreed to enter into an agreement to waive any cash compensation for services performed that is due but not paid during the period September 1, 2023 to December 31, 2025.

Cataldo Consulting Services Agreement

Effective as of September 1, 2022, we entered into a consulting agreement with Cataldo Consulting, a strategic business consulting firm (“Cataldo Consulting”). Mr. Cataldo is the owner of Cataldo Consulting. The agreement had an initial term of four months, expiring December 31, 2022, and continues on a month-to-month basis thereafter. Under the consulting agreement, Mr. Cataldo agreed to serve as Chairperson of our board of directors and as our Chief Executive Officer. In consideration for the foregoing consulting services, we agreed to pay Cataldo Consulting $30,000 per month. We also agreed to issue Cataldo Consulting a stock grant equal to ten percent (10%) (calculated exclusive of Cataldo Consulting’s then current stockholdings) of the fully diluted shares of our common stock upon the conversion of options, warrants and notes, in association with a national markets qualified financing, which grant is required to vest and be delivered within thirty (30) days of such national markets qualified financing. We expect to make such grant in connection with this offering.

Emmes Group Consulting LLC Services Agreement

Effective as of September 1, 2022, we entered into a consulting agreement with Emmes Group Consulting LLC, a strategic business consulting firm (“Emmes Consulting”). Mr. Schroeder is an Executive Vice President and Managing Director of Emmes Consulting and the Emmes Group, Inc. The agreement had an initial term of four months, expiring December 31, 2022, and continues on a month-to-month basis thereafter. Under the consulting agreement, Mr. Schroeder agreed to serve as our President, Chief Financial Officer, Chief Scientific Officer, and Chief Clinical Development Officer. In consideration for the foregoing consulting services, we agreed to pay Emmes Consulting $30,000 per month. We also agreed to issue Emmes Consulting a stock grant equal to ten percent (10%) (calculated exclusive of Emmes Consulting’s then current stockholdings) of the fully diluted shares of our common stock upon the conversion of options, warrants and notes, in association with a national markets qualified financing, which grant is required to vest and be delivered within thirty (30) days of such national markets qualified financing. We expect to make such grant in connection with this offering.

Research and Development Agreements

University of Miami

We, as a licensee, are a party to an exclusive and non-exclusive worldwide license agreement with the University of Miami for the treatment of glaucoma and other diseases involving dysfunction of the Eph receptor. Eph receptors (EphA/EphB) comprise the largest known family of receptor tyrosine kinases, with at least 14 members in mammals. Signaling by the Eph receptor and its corresponding peptides agonists ephrin A and ephrin B peptides is critical for normal formation of the optic pathway. Reverse signaling by EphB acting as guidance cues helps direct retinal axons to the optic disc and out of the eye. Forward signaling through EphB1, which is expressed specifically by ipsilateral projecting retinal axons, and its ligand ephrinB2 at the chiasmatic midline directs the hemispheric routing of the axons at the optic chiasm. Finally, in the target, EphA/ephrinA and EphB/ephrinB control the organization of the axons into topographic maps along the anterior-posterior and medial-lateral axes, respectively. Disruption of the Eph receptor signaling pathway occurs in glaucoma. It is hoped that EIR-1003 EIR-1003 will help to restore normal function of the Eph receptor signaling pathway and will provide neuroprotection to the retinal ganglion cells (RGC) of the optic nerve and thereby help to modulate the effects of glaucoma.

We are presently advancing EIR-1003 in enabling animal toxicology studies, and beginning drug product manufacturing in accordance with Good Manufacturing Procedures (GMP) with the goal of filing an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) seeking authorization to proceed with a Phase 1 clinical study in human glaucoma patients.

Under the terms of the license agreement, the University of Miami is to receive a $75,000 cash license fee of which $25,000 was paid and expensed in December 2022 with the balance of $50,000 owed within 18 months of the effective date of the license agreement (December 1, 2022) unless the license agreement is terminated. The University of Miami also received a license fee in the form of equity totaling 1,187,500 shares of our common stock valued at $593,750 which was recorded in December 2022. The University of Miami will receive annual minimum royalty payments of $10,000 per year for the years prior to the first offer of sale of a licensed product, and $50,000 per year thereafter until expiration or termination of the agreement. In February, 2024, we were billed for the $10,000 one-year anniversary minimum royalty fee and paid it. In June, 2024 we were billed for the additional $50,000 remaining on the license fee and we paid it. In February 2025, we were billed for the $10,000 one-year anniversary minimum royalty fee and recorded the payable as of December 31, 2024. Upon receipt of regulatory approval, the University of Miami will receive royalties ranging from 2% - 5% based on sales of licensed products. The University of Miami also received reimbursement of accrued patent costs of $6,450 which was paid and expensed in December 2022. During the development of EIR-1003, the University of Miami will receive payments totaling $4.4 million based upon the successful completion of certain product development milestones. The Company has the right to sublicense third parties, and upon which shall pay the University of Miami 20% of all non-royalty sublicensing fees earned.

The Company shall have the right to terminate this agreement upon ninety (90) days prior written notice to the University of Miami. The University of Miami and the Company shall have the right to terminate this agreement if the other party commits a material breach of an obligation under this agreement and fails to cure any such breach within (a) thirty (30) days of the due date to make a payment by us as set forth in this agreement, or (b) sixty (60) for all other breaches from date of receipt of written notice from the non-breaching party. A material breach shall include but not be limited to the following: (i) failure to deliver to the University of Miami any payment at the time such payment is due under this agreement, (ii) failure to meet or achieve the milestone schedule (iii) failure to possess and maintain required coverage, and (iv) delivery of a false report to the University of Miami. Such termination shall be effective upon further written notice to the breaching party after failure by the breaching party to cure.

The license and rights granted in this agreement have been granted on the basis of the special capability of us to perform research and development work leading to the manufacture and marketing of the licensed product(s) and/or licensed process(es). The University of Miami may terminate this agreement upon notice to us if the Company becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against us and not dismissed within ninety (90) days, or if we become the subject of liquidation or dissolution proceedings or otherwise discontinues business. The University of Miami may terminate this agreement immediately if we or any of our subsidiaries or affiliates directly or indirectly initiates or prosecutes any lawsuit or any other civil or administrative proceeding, or the making of any claim or counterclaim, of any kind in any court, tribunal, agency, or governmental entity anywhere in the world challenging the validity or enforceability of the patent rights licensed to it under this agreement.

Cornell University

In January 2023 we entered into an exclusive and non-exclusive worldwide license agreement with Cornell University for the treatment of the atrophic (dry) form of macular degeneration and other diseases involving dysfunction of the lysosome.

Lipofuscin is an indigestible mixture of fluorescent crosslinked proteins and lipids that accumulates in the lysosomes of many nondividing cells. Its composition varies with the tissue analyzed. Retinal lipofuscin differs from other lipofuscins in that it is mostly lipid-bisretinoids with almost no proteins. However, retinal lipofuscin also presents a number of characteristics that make it indistinguishable from conventional lipofuscin granules. Specifically, (a) it is an indigestible material that fills irreversibly the lumen of lysosomes and affect their degradative, sensing and signaling functions; (b) it causes lysosomal swelling, linked to increased susceptibility to rupture; (c) it triggers inflammation indicative of low-level lysosomal disruption; (d) retinal lipofuscin is also an auto fluorescent pigment that serves as biomarker of aging; and, (e) it is considered toxic waste. Retinal lipofuscin accumulates in the retinal pigment epithelium (RPE), a single layer of epithelial cells that separates the neuroretina from the choroidal blood vessels. RPE cells are long lived, do not divide, and each cell is responsible for the phagocytic removal of massive amounts of waste, daily produced by its numerous overlying photoreceptors. This incessant and endless clearance demand predisposes the RPE to experience buildups of lipofuscin with time. The progressive accumulation of lipofuscin with age or its fast accumulation through genetic mutations may lead to primary RPE cell death and secondary death of photoreceptors, a phenotype found respectively in atrophic Age-related Macular Degeneration and Stargardt disease.

We are presently advancing E-0205 in enabling animal toxicology studies, and beginning drug product manufacturing in accordance with Good Manufacturing Procedures (GMP) with the goal of filing an Investigational New Drug Application (IND) with the U.S. Food and Drug Administration (FDA) seeking authorization to proceed with a Phase 1 clinical study in atrophic (dry) macular degeneration patients.

Under the terms of the license agreement, Cornell University received a $25,000 cash license fee which was paid and expensed in February 2023. Cornell University also received a license fee in the form of equity totaling 1,236,979 shares of our common stock valued at $618,490 which was expensed in February 2023. Upon receipt of regulatory approval, Cornell University will receive royalties ranging from 1% - 6% based on sales of licensed products and subject to minimum annual royalties as defined in the licensing agreement. Beginning the calendar year of commercial sales of the first licensed product by the Company, an Affiliate or a Sublicensee and if the total earned royalties paid by the Company to Cornell in any such year cumulatively are less than the applicable minimum annual royalty of $250,000 in the first year, $500,000 in the second through fourth years, and $1,000,000 in the fifth year and beyond, then the Company shall pay to Cornell on or before March 31 following such year the difference between the applicable minimum annual royalty and the total earned royalty paid by the Company in that year. Cornell University also will receive reimbursement of accrued patent costs totaling $54,725 to be paid in 4 equal quarterly installments commencing on the effective date of the agreement. During the development of EIR-0205, Cornell University will receive payments totaling $9.5 million based upon the successful completion of certain product development milestones. The Company will pay Cornell a license maintenance fee equal to $5,000 on the first anniversary date, $10,000 on the second anniversary date, $15,000 on the third anniversary dates, $25,000 on the fourth anniversary date, $50,000 on the fifth anniversary date, and $75,000 on the sixth anniversary date and every anniversary date thereafter until commencement of product sales. In January 2024 we were billed, and we paid the first anniversary license maintenance fee of $5,000.

NOTE 8 – INCOME TAXES

The Company did not record any income tax provision for the years ended December 31, 2024 and 2023, respectively, due to the Company’s net losses. The Company files income tax returns in the United States (“Federal”) and California (“State”) jurisdictions. The Company is subject to Federal and State income tax examinations by tax authorities for all years filed. At December 31, 2024 the Company had Federal and State net operating loss carry forwards available to offset future taxable income of approximately $2,131,000. These carry forwards may be carried forward indefinitely subject to IRS limitations, including change in ownership. The Company periodically evaluates the likelihood of the realization of deferred tax assets and adjusts the carrying amount of the deferred tax assets by a valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. The Company considers many factors when assessing the likelihood of future realization of our deferred tax assets, including recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carry-forward periods available to us for tax reporting purposes, and other relevant factors.

At December 31, 2024, based on the weight of available evidence, including cumulative loss in the current year and expectations of future taxable income, the Company determined that it was more likely than not that its deferred tax assets of approximately $640,000 would not be realized. Accordingly, the Company has recorded a valuation allowance for 100% of its cumulative deferred tax assets.

The components of our deferred tax assets are as follows.

	Year Ended December 31,
	2024	2023
Net Operating Loss Carryforward	$596,000	$366,000
Amortization of debt discount	$44,000	$0
Total net deferred tax assets	$640,000	$366,000
Less valuation allowance	$(640,000)	$(366,000)
Net Deferred tax assets	$0	$0

A reconciliation of income taxes with the amount computed at the statutory rate are as follows:

	Year Ended December 31,
	2024	2023
Computed tax provision (benefit) at federal statutory rate	21%	21%
State income taxes, net of federal benefit	6.90%	6.90%
Permanent differences	-5.66%	-14.70%
Change in valuation allowance	-22.24%	-13.20%
	0%	0%

NOTE 9 – CONCENTRATIONS

The Company has only two contracts, one with the University of Miami and one with Cornell University as of December 31, 2024 and 2023, respectively, on which its business is based.

NOTE 10 – SUBSEQUENT EVENTS

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through July 29, 2025, the date the financial statements were available to be issued.

On June 3, 2025, the Company issued a note payable to an investor with an aggregate face value of $250,000 in exchange for cash proceeds of $200,000, representing an original issue discount (“OID”) of $50,000. The note bears interest at 10% per annum until the first anniversary of the effective date with the interest rate increasing to fifteen percent (15%) per annum until the second anniversary of the effective date.

The maturity date is the earlier of (i) the date on which the borrower consummates a firm commitment underwritten initial public offering of its securities that result in a listing on a national securities exchange, or (ii) two years from the effective Date of this Note. If an IPO occurs prior to the maturity date, this note shall automatically convert into a number of fully paid and nonassessable securities of the Borrower being offered to the public in the IPO equal to (a) one hundred percent (100%) of the outstanding principal sum plus all unpaid interest that bas accrued or would accrue on this note up to and including the date that is one year from the date of this Note, divided by (b) the offering price of such shares offered to the public in the IPO. The Lender shall also receive a right of participation in the IPO, provided however, at no time will the Lender own more than 4.99% of the borrower's common stock then outstanding. At all times during which this note is convertible, the borrower will reserve from its authorized and unissued common stock to provide for the issuance of common stock upon the full conversion of this note. The shares of common stock issuable upon full conversion of this note shall not be the subject of any underwriter's lock-up without the express written authorization of the Lender. The consideration sum shall be repaid in cash by the Borrower within thirty (30) days following the closing of the IPO.

Events of default are defined as follows: (i) borrower shall fail to pay any principal of the note when due and payable hereunder, or (ii) the borrower shall fail to pay any interest or any other amount when due and payable under the note and such payment shall not have been made within five(5) business days of the borrower's receipt of written notice to the borrower of such failure to pay; or (iii) a receiver, trustee or other similar official shall be appointed over the borrower or a material part of its assets and such appointment shall remain uncontested for thirty (30) days or shall not be dismissed or discharged within sixty (60) days; or (iv) the borrower admits in writing its inability to pay, its debts generally as they become due, subject to applicable grace periods, if any; or (v) the borrower shall make a general assignment for the benefit of creditors; or (vi) the borrower shall file a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); or (vii) an involuntary proceeding shall be commenced or filed against the borrower and such proceeding or filing shall not be dismissed or discharged within 60 days of commencement of filing. If any event of default has occurred and is continuing, the lender may, by written notice to the Company, declare all outstanding principal, interest and other amounts payable by the Company hereunder to be immediately due and payable in cash. Nothing herein shall limit lender's right to pursue any other remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the borrower's failure to timely deliver certificates representing shares of common stock upon conversion of the Note as required pursuant to the terms hereof.

3,750,000 Shares Common Stock

______________, 2026

Through and including ____________, 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Kingswood Capital LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by us in connection with this registration statement and the listing of our common stock, other than underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the exchange listing fee.

Amount Paid or to be Paid
SEC registration fee	$	*
FINRA filing fee		*
Stock exchange listing fee		*
Printing and engraving expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*
Total	$	*

To be provided by amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

We expect to adopt an amended and restated certificate of incorporation, which will be in effect upon the closing of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment, repeal or elimination of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment, repeal or elimination. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we expect to adopt amended and restated bylaws, which will become effective as of the closing of this offering, and which will provide that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the Delaware General Corporation Law. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses reasonably and actually incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Since February 2, 2022 (inception), we have issued the following unregistered securities:

•	In April 2022, we issued and sold an aggregate of 24,000,000 shares of our common stock for an aggregate purchase price of $5,000 to our founders.

•	We issued and sold an aggregate of 30,000 shares of our Series A preferred stock at a purchase price of $25.00 per share for aggregate proceeds of approximately $750,000 to a total of two (2) accredited investors in our Series A financing, which closed in November 2022.

•	We issued warrants exercisable for up to 3,000,000 shares of our common stock at an exercise price of $0.60 per share in our Series A financing, which closed in November 2022.

•	In December 20222, in connection with, and as partial consideration for the entry by the University of Miami into the Miami License Agreement, we issued 1,187,500 shares of our common stock to University of Miami.

•	In January 2023, in connection with, and as partial consideration for the entry by the Cornell into the Cornell License Agreement, we issued 1,236,979 shares of our common stock to the Cornell.

•	Between December 2023 and May 2024, we issued and sold Convertible Promissory Notes in the aggregate face value amount of $1,135,000 in exchange for cash proceeds of $908,000, representing an aggregate original issue discount (“OID”) of $227,000. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

•	In June 2025, we issued and sold a Convertible Promissory Note to an investor in the aggregate face value amount of $250,000 in exchange for cash proceeds of $200,000, representing an OID of $50,000. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

•	In September 2025, we issued and sold a Convertible Promissory Note to an investor in the aggregate face value amount of $125,000 in exchange for cash proceeds of $100,000, representing an OID of $25,000. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

•	Since February 2, 2022, we have granted to our directors, officers, employees, consultants and other service providers options to purchase an aggregate of 2,750,000 shares of our common stock under our 2023 Equity Incentive Plan at an exercise price of $0.85 per share.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.	Exhibits

(a) Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the accompanying notes.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Certificate of Incorporation of the registrant, as currently in effect
3.2*	Form of Amended and Restated Certificate of Incorporation of the registrant, to be in effect upon completion of this offering
3.3	Bylaws of the registrant, as currently in effect
3.4*	Form of Amended and Restated Bylaws of the registrant, to be in effect upon completion of this offering
4.1*	Form of Common Stock Certificate
4.2*	Form of Series A Warrant to Purchase Common Stock
4.3*	Form of Underwriter Warrant
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1*	Form of Director and Executive Officer Indemnification Agreement
10.2+*	2023 Equity Incentive Plan and related form agreements
10.3+*	2026 Equity Incentive Plan and related form agreements
10.4+*	2023 Employee Stock Purchase Plan and related form agreements
10.5+*	Outside Director Compensation Policy
10.6+*	Consulting Services Agreement, by and between the Registrant and Cataldo Consulting, effective as of September 1, 2022
10.7+*	Consulting Services Agreement, by and between the Registrant and Emmes Group Consulting LLC, effective as of September 1, 2022
10.8*	Exclusive and Non-Exclusive License Agreement, by and between the Registrant and University of Miami, effective as of December 1, 2022
10.9*	Amendment No. 1 to Exclusive License Agreement, by and between the Registrant and University of Miami, effective as of April 4, 2023
10.10*	Intellectual Property License Agreement, by and between the Registrant and Cornell University, effective as of January 25, 2023
10.11*	Amendment No. 1 to Intellectual Property License Agreement, by and between the Registrant and Cornell University, effective as of April 13, 2023
10.12*	2nd Amendment to the Intellectual Property License Agreement, by and between the Registrant and Cornell University, effective July 25, 2023
21.1*	List of subsidiaries of the registrant
23.1*	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in the opinion filed as Exhibit 5.1 to this registration statement)
24.1	Power of Attorney (included on the signature page to this registration statement)
107	Filing Fee Table

+	Indicates management contract or compensatory plan.

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California, on February 17, 2026.

EIR BIOPHARMA, INC.

By:	/s/ Anthony J. Cataldo
Anthony J. Cataldo
Chairman and Chief Executive Officer

By:	/s/ Martin Schroeder
Martin Schroeder
President & Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony J. Cataldo and Martin Schroeder, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony J. Cataldo	Chairman and Chief Executive Officer
Anthony J. Cataldo	(Principal Executive Officer)	February 17, 2026

/s/ Martin Schroeder	President, Chief Financial Officer and Director
Martin Schroeder	(Principal Financial and Accounting Officer)	February 17, 2026